UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934, AS AMENDED
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary proxy statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
ENTERASYS NETWORKS, INC.

(Name of Registrant as Specified In Its Charter)
N/ A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:
Common stock, par value $0.01 per share, of Enterasys Networks, Inc. (“Enterasys common stock”)

2.	Aggregate number of securities to which transaction applies:
27,332,303 shares of Enterasys common stock
1,541,925 shares subject to options to purchase Enterasys common stock with an exercise price of less than $13.92

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined based on the sum of (a) the product of (i) 27,332,303 shares of Enterasys common stock and (ii) $13.92; and (b) the product of (i) 1,541,925 shares of Enterasys common stock subject to outstanding options with an exercise price of less than $13.92 and (ii) $3.47 per share (which is the difference between $13.92 and the weighted average exercise price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.000107 by the sum of the preceding sentence.

4.	Proposed maximum aggregate value of transaction:
                         $385,817,217

5.	Total fee paid:
                         $41,282.44

☑	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Enterasys Networks, Inc.
50 Minuteman Road
Andover, MA 01810
(978) 684-1000
January 17, 2006
Dear Stockholder:
      We cordially invite you to attend a Special Meeting of Stockholders of Enterasys Networks, Inc. (“we”, “Enterasys” or the “Company”), which will be held on February 16, 2006, beginning at 10:00 a.m. (local time), at Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110.
      On November 11, 2005, a special committee of the board of directors of Enterasys recommended, and the board of directors approved (with Mr. Mark Aslett abstaining and Mr. Paul Duncan not present), a merger agreement, providing for the acquisition of the Company by Gores ENT Holdings, Inc., a Delaware corporation. If the merger is completed, you will be entitled to receive $13.92 in cash, without interest, for each share of Enterasys common stock you own.
      At the special meeting, you will be asked to adopt the merger agreement, among other matters. Our executive officers, including myself, have interests in the merger that are different from, or in addition to, those of our other stockholders, all as described in greater detail in the accompanying proxy statement. In order to evaluate the merger and represent the interests of our public stockholders unaffiliated with our executive officers, the board of directors appointed a special committee, consisting of three independent directors. OUR BOARD OF DIRECTORS HAS, BASED ON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER, ON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT, ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS UNAFFILIATED STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.
      The proxy statement accompanying this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.
      Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Enterasys common stock.
      IF YOU FAIL TO VOTE ON THE MERGER AGREEMENT, THE EFFECT WILL BE THE SAME AS A VOTE AGAINST THE ADOPTION OF THE MERGER AGREEMENT FOR PURPOSES OF THE VOTE REFERRED TO ABOVE. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY INTERNET, TELEPHONE OR MAIL. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES THAT ARE REGISTERED DIFFERENTLY, PLEASE VOTE ALL OF YOUR SHARES SHOWN ON ALL OF YOUR PROXY CARDS. THANK YOU.

      Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.
      We hope you will join us on February 16, 2006 for our Special Meeting of Stockholders, but we know that not every stockholder will be able to do so. Whether or not you plan to attend, please return your signed proxy as soon as possible.
      Thank you for your cooperation and continued support.

Sincerely,

Mark Aslett
Chief Executive Officer
      Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
      THIS PROXY STATEMENT IS DATED JANUARY 17, 2006 AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT JANUARY 17, 2006.
YOUR VOTE IS VERY IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO READ THE ACCOMPANYING PROXY STATEMENT CAREFULLY AND THEN SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD(S) IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR USE THE ELECTRONIC VOTING PROCEDURES BY FOLLOWING THE INSTRUCTIONS IN THE ACCOMPANYING PROXY CARD(S). IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, INCLUDING IF YOU INTEND TO ATTEND AND VOTE AT THE SPECIAL MEETING IN PERSON, YOU MAY DO SO IN THE MANNER SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

Enterasys Networks, Inc.
50 Minuteman Road
Andover, MA 01810
(978) 684-1000
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
February 16, 2006
To Our Stockholders:
      Notice is hereby given that a Special Meeting of Stockholders of Enterasys Networks, Inc., a Delaware corporation (“we” “Enterasys” or the “Company”), will be held at Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110 on February 16, 2006 at 10:00 a.m. (local time) for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 11, 2005, among Gores ENT Holdings, Inc., a Delaware corporation (“Parent”), ENT Acquisition Corp., a Delaware corporation (“Acquisition”), and the Company, pursuant to which, upon the merger becoming effective, each share of common stock, par value $0.01 per share, of the Company (other than shares held in our treasury or owned by Parent, Acquisition or any of their respective subsidiaries or shares as to which a stockholder validly exercises and perfects appraisal rights in compliance with Delaware law) will be converted into the right to receive $13.92 in cash, without interest.

2. To approve the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement or in the event that the closing conditions contained in the merger agreement have not been satisfied.

3. To transact such other business as may properly come before the meeting and any and all adjourned sessions thereof.
      Only stockholders of record at the close of business on January 13, 2006 are entitled to notice of, and to vote at, the Special Meeting of Stockholders and any and all adjourned sessions thereof. A list of stockholders entitled to vote at the Special Meeting of Stockholders will be open to examination by stockholders at the meeting and during normal business hours from February 6, 2006 to the date of the meeting at the offices of Ropes & Gray LLP (Attn: David A. Fine, Esq.), One International Place, Boston, Massachusetts 02110.
      Your vote is important, regardless of the number of shares of the Company’s common stock you own. The adoption of the merger agreement requires the affirmative approval of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the meeting and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the internet, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote against the adoption of the merger agreement and against adjournment of the meeting, if necessary, to solicit proxies. If you are a stockholder of record and do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.
      Stockholders of Enterasys who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their Enterasys common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement if they comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS:

Gerald M. Haines II
Secretary
Andover, MA
January 17, 2006

SUMMARY TERM SHEET
      The following summary briefly describes the material terms of the proposed merger. While this summary describes the material terms that you should consider when evaluating the merger, the proxy statement contains a more detailed description of these terms. We encourage you to read the proxy statement before voting your shares of Enterasys common stock. We have included section and page references to the proxy statement to direct you to a more complete description of the topics described in this summary.

•	THE MERGER. We entered into an Agreement and Plan of Merger on November 11, 2005, with Gores ENT Holdings, Inc., a Delaware corporation (“Parent”), and ENT Acquisition Corp., a Delaware corporation (“Acquisition”), a wholly-owned subsidiary of Parent, pursuant to which, upon the merger becoming effective, each share of Enterasys common stock (other than shares held in our treasury or owned by Parent, Acquisition or shares as to which a stockholder validly exercises and perfects appraisal rights in compliance with Delaware law) will be converted into the right to receive $13.92 in cash, without interest. If the merger is completed, we will become a wholly-owned subsidiary of Parent. At the effective time of the merger, Parent will be controlled by investment funds managed by The Gores Group, LLC and Tennenbaum Capital Partners, LLC (such entities collectively, the “investor group”). You should read “The Merger — Background of the Merger” beginning on page 14.

•	PAYMENT OF MERGER CONSIDERATION. If the merger is completed, you will receive a payment of $13.92 per share in cash for each share of Enterasys common stock that you hold immediately prior to the effective time of the merger. Stock options will be cancelled at the effective time of the merger and holders of vested or exercisable options will have the right to receive a cash payment without interest and less applicable withholding taxes, of an amount equal to the product of:

•	the excess, if any, of $13.92 over the exercise price per share of common stock for such stock option; and

•	the number of shares of common stock then subject to the vested portion of such stock option (to the extent not previously exercised).
      You should read “The Merger Agreement — Treatment of Stock” beginning on page 47.

•	SOURCES OF FUNDS. The total amount of funds required to complete the merger and the related transactions, including payment of fees and expenses in connection with the merger, is anticipated to be approximately $400 million. Parent and Acquisition expect this amount to be provided through a combination of equity contributions of the investor group of up to approximately $110 million, borrowings under a $50 million senior secured credit facility, up to approximately $110 million of subordinated debt including both second-lien secured debt incurred by Acquisition and unsecured debt incurred by Parent, and approximately $130 million in cash from the Company. You should read “The Merger — Financing of the Merger” beginning on page 32.

•	FAIRNESS OPINION. In connection with the execution of the merger agreement, the Enterasys board of directors received a written opinion from J.P. Morgan Securities Inc., Enterasys’ financial advisor, to the effect that, as of the date of the execution of the merger agreement and based upon and subject to the matters set forth in its opinion, the consideration to be paid to the holders of Enterasys common stock in the merger was fair, from a financial point of view, to such holders. You should read the Opinion of J.P. Morgan Securities Inc. dated November 11, 2005 attached as Annex B to this proxy.

•	RECOMMENDATION OF THE BOARD OF DIRECTORS. The board of directors appointed a special committee of independent directors to evaluate the proposed merger and to represent the interests of our unaffiliated stockholders. The special committee unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and fair to, and in the best interests of, us and our unaffiliated stockholders. Accordingly, after considering the recommendation of the special committee, the board of directors has approved

(with Mr. Mark Aslett abstaining and Mr. Paul Duncan absent), and recommends that you vote “FOR” the adoption of, the merger agreement. You should read “The Merger — Recommendation of the Board of Directors” beginning on page 28.

•	REQUIRED VOTE. For us to complete the merger, stockholders holding at least a majority of the shares of Enterasys common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement. You should read “The Special Meeting — Required Vote” beginning on page 45.

•	CONDITIONS TO COMPLETION OF THE MERGER. The obligations of Parent and Acquisition to complete the merger are subject to the satisfaction or waiver, of a variety of closing conditions, including the adoption of the merger agreement by our stockholders, the absence of legal prohibitions by a government entity to the merger, the absence of the occurrence of any continuing company material adverse effect and our stockholders having not exercised appraisal rights with respect to 15% or more of the shares of Enterasys common stock outstanding on the record date for the special meeting. You should read “The Merger Agreement — Principal Conditions to the Completion of the Merger” beginning on page 55.

•	TERMINATION. We are permitted to terminate the merger agreement, prior to the completion of the merger, under certain circumstances, some of which require the payment to Parent of a termination fee of up to $15 million ($10 million in certain circumstances if termination occurs on or prior to January 31, 2006) and, in certain circumstances, reimbursement of reasonable fees and transaction expenses up to $3 million. You should read “The Merger Agreement — Termination” and “The Merger Agreement — Fees and Expenses” beginning on pages 57 and 58 respectively. In the event that the merger agreement is not adopted by the Company’s stockholders or if the merger is not completed for any reason, you will not receive any payment for your shares of Enterasys common stock. If the merger is not completed, we expect management will operate Enterasys’ business in a manner similar to that in which it is operated today.

•	TAX CONSEQUENCES. Your receipt of cash in the merger will be a taxable event for U.S. federal income tax purposes. Unless you have special circumstances, you will recognize taxable gain or loss equal to the difference between the amount of cash received in the merger and your adjusted tax basis in the shares of Enterasys common stock surrendered in the merger. You should read “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 40 for greater detail on the possible tax consequences to you. You should also consult your tax advisor as to your particular circumstances and the specific tax effects of the merger to you.

•	STATUTORY APPRAISAL RIGHTS. Holders of Enterasys common stock who do not vote in favor of the merger will have the right to demand appraisal of their shares under Delaware law if they take certain actions necessary to perfect their rights. You should read “Dissenters’ Rights of Appraisal” beginning on page 62.

Page

Principal Conditions to the Completion of the Merger	55
Termination	57
Fees and Expenses	58
Amendment and Waiver	59
MARKET PRICES OF THE COMPANY’S STOCK	59
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	60
DISSENTERS’ RIGHTS OF APPRAISAL	62
ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)	64
FUTURE STOCKHOLDER PROPOSALS	64
HOUSEHOLDING OF PROXY STATEMENT	64
WHERE YOU CAN FIND ADDITIONAL INFORMATION	65
ANNEX A — Agreement and Plan of Merger, dated as of November 11, 2005, among Gores ENT Holdings, Inc., ENT Acquisition Corp. and Enterasys Networks, Inc.	A-1
ANNEX B — Opinion of J.P. Morgan Securities, Inc. dated November 11, 2005	B-1
ANNEX C — Section 262 of the Delaware General Corporation Law	C-1

ENTERASYS NETWORKS, INC.

Special Meeting of Stockholders
February 16, 2006

PROXY STATEMENT
       The enclosed form of proxy is solicited on behalf of the board of directors of Enterasys Networks, Inc., a Delaware corporation (“we”, “Enterasys” or the “Company”), for use at the February 16, 2006 Special Meeting of Stockholders of Enterasys (the “special meeting”) to be held at Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110 at 10:00 a.m. (local time) and at any and all adjourned sessions thereof. It is expected that this proxy statement and the enclosed form of proxy will be mailed to stockholders commencing on or about January 17, 2006. A proxy may be revoked by a stockholder at any time before it is voted (i) by filing with the Secretary of the Company, at or before the special meeting, a written notice of revocation that is dated a later date than the proxy, (ii) by returning to the Company another properly signed proxy bearing a later date, (iii) by submitting a later-dated vote over the Internet or by telephone, or (iv) by attending the special meeting or any adjourned session thereof and voting the shares covered by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned or voted by telephone or over the Internet, and not properly revoked, will be voted at the special meeting.
      The Company will pay the cost of the proxy solicitation, which will be primarily by mail. In addition to soliciting proxies by mail, directors, officers and employees of Enterasys may solicit proxies personally and by telephone, facsimile or other similar means. These persons will not receive additional or special compensation for such solicitation services. In addition, MacKenzie Partners, Inc. will provide solicitation services to us for a fee of approximately $8,000 plus out-of-pocket expenses. Enterasys will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in forwarding solicitation materials to their customers who are beneficial owners of the Enterasys common stock they hold of record.
      If choices are not specified on the accompanying proxy card, the persons named as proxies will vote for (i) the adoption of the Agreement and Plan of Merger, dated as of November 11, 2005, among the Company, Gores ENT Holdings, Inc. and ENT Acquisition Corp., pursuant to which, upon the merger becoming effective, each share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) will be converted into the right to receive $13.92 in cash, without interest, (ii) any proposal to adjourn or postpone the meeting to solicit additional proxies, and (iii) any recommendation of the board of directors on any matters properly brought before the meeting for a vote. The holders of record of shares of the Common Stock at the close of business on January 13, 2006 are entitled to receive notice of, and to vote at, the special meeting. Each such share of Common Stock is entitled to one vote on each matter to come before the special meeting. As of January 13, 2006 the Company had issued and outstanding 27,368,741 shares of Common Stock held by approximately 4,981 holders of record.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
      The following discussion addresses briefly some questions you may have regarding the special meeting of stockholders and the proposed merger. These questions and answers do not, and are not intended to, address all questions that may be important to you as a stockholder of Enterasys. Please refer to the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement. In this proxy statement, unless the context indicates otherwise, the terms “Enterasys,” “Company,” “we,” “our,” “ours,” and “us” refer to Enterasys Networks, Inc. and its subsidiaries.
The Merger

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by Gores ENT Holdings, Inc., a Delaware corporation (“Parent”) which, at the effective time of the merger, will be controlled by investment funds managed by The Gores Group, LLC and Tennenbaum Capital Partners, LLC (such entities collectively, the “investor group”), pursuant to an Agreement and Plan of Merger (the “merger agreement”), dated as of November 11, 2005, among Parent, ENT Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition”), and the Company. In the merger, Acquisition will merge with and into Enterasys (the “merger”). Upon completion of the merger, Acquisition will cease to exist as a separate entity, and Enterasys will continue as the surviving corporation and a wholly-owned subsidiary of Parent. The investor group may elect for Enterasys to merge with and into Acquisition, but this election will not affect you. All references in this proxy statement to the merger of Enterasys and Acquisition refer to either the merger of Acquisition with and into Enterasys or the merger of Enterasys with and into Acquisition.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will be entitled to receive $13.92 in cash, without interest, for each share of Enterasys common stock that you own. For example, if you own 100 shares of Enterasys common stock, you will be entitled to receive $1,392 in cash in exchange for your Enterasys shares. In addition, if you hold stock options to acquire Enterasys shares which are outstanding and vested immediately prior to the effective time of the merger, upon completion of the merger, such options will be cancelled and converted into a right to receive a cash payment, without interest and less applicable withholding taxes, in an amount equal to the product of (i) the amount by which $13.92 exceeds the exercise price for each share of Enterasys common stock underlying such options multiplied by (ii) the number of shares then subject to the vested portion of such options (to the extent not previously exercised). Any unvested stock options will be cancelled without any payment of consideration.

Q:	What are the consequences of the merger to our directors and executive officers?

A:	Following the merger, it is expected that our current executive officers will continue as executive officers of the surviving corporation. The service of our directors, other than Mr. Mark Aslett, will end on the completion of the merger. Like all our other stockholders and option holders, our directors and executive officers will be entitled to receive the following consideration in respect of their shares of Enterasys common stock and their vested stock options:

• $13.92 per share in cash for each share of Enterasys common stock; and

• to the extent that directors and executive officers hold options to acquire Enterasys common stock which are vested immediately prior to the effective time of the merger, an amount equal to the product of (i) the amount by which $13.92 exceeds the exercise price for each share of Enterasys common stock underlying such options multiplied by (ii) the number of shares then subject to the vested portion of such options (to the extent not previously exercised).

All options held by executive officers will vest immediately prior to the merger. Like all other options granted under the 1998 Equity Incentive Plan, options held by directors that were granted under the 1998 plan will accelerate by 10 months immediately prior to the merger.

All executive officers are participants in Enterasys’ incentive cash bonus plan. This plan provides that if the merger occurs prior to the time that the compensation committee of Enterasys’ board of directors has made bonus determinations with respect to Enterasys’ fourth fiscal quarter of 2005, individuals will be deemed to be entitled to 40% of maximum potential bonuses that are based upon individual or departmental performance, and corporate performance will be deemed to have been achieved at levels consistent with Enterasys’ annual operating plan unless actual results are later determined to exceed such levels. In addition, if an executive officer is terminated by Enterasys without cause in 2006 but before cash bonuses for 2005 have been paid, the executive will still be entitled to receive his cash bonus for 2005.

Each executive officer participates in a change in control plan that, in addition to the acceleration of vesting described above, provides for severance payments in the event the executive officer is terminated by Enterasys without cause or terminates his employment with Enterasys for good reason within 18 months following the change in control (24 months in the case of the Chief Executive Officer or Executive Chairman). These severance payments require payment of an amount equal to the executive’s pro-rated bonus for the year his employment is terminated plus 1.5 times his base salary and bonus for such year (two times in the case of the Chief Executive Officer or Executive Chairman) and continued participation in employee benefits. The Chief Executive Officer and Executive Chairman will also receive a tax gross-up payment to reimburse them for the income tax consequences of this severance payment.

Parent has agreed to cause Enterasys to enter into an employment agreement with Mr. Aslett upon the consummation of the merger and authorized Mr. Aslett to cause Enterasys to enter into employment agreements with other members of senior management of Enterasys. These agreements will provide for payment of a base salary and incentive bonus to the executive and participation in Enterasys’ employee benefit plans. In addition, the executives entering into employment agreements will be entitled to subscribe for, in exchange for a nominal purchase price, shares of restricted non-voting common stock of the Parent and will receive a grant of Series A preferred stock of Parent with a value equal to the executive’s base salary for 2006 ($700,000 in the case of Mr. Aslett). The restricted non-voting common stock will be immediately vested as to 10% of the shares (30% in the case of Mr. Aslett), with the remaining 90% (70% in the case of Mr. Aslett) of the shares vesting in equal monthly installments over the four-year period following the issuance, subject to acceleration in specified instances. The employment agreements will also provide for 12 months of severance pay (18 months in the case of Mr. Aslett) at the executive’s base salary rate of pay and continued participation in employee benefits during that period in the event the executive is terminated by Enterasys without cause or terminates his employment for good reason. The employment agreements will provide for benefits to the executive in the event of a change in control of Enterasys that occurs after the merger. The executives must agree in the employment agreements to restrictions on their ability to solicit or hire employees or solicit customers of Enterasys or to compete with Enterasys following termination of employment.

These interests are more fully described under “The Merger — Interests of Enterasys’ Directors and Executive Officers in the Merger” beginning on page 34. The special committee of independent directors and the board of directors were aware of these interests and considered them, among other factors, when approving the merger agreement.

Q:	Why did the board of directors form the special committee of independent directors?

A:	Because Mr. Mark Aslett, our Chief Executive Officer, and our other executive officers might have an employment and equity interest in a prospective buyer of the Company, the board of directors appointed a special committee of independent directors to evaluate the merger and to represent the interests of our stockholders, other than our executive officers (collectively, the “interested persons”). In this proxy statement we sometimes refer to Enterasys’ stockholders other than Mark Aslett and certain of our other executive officers and members of senior management, including Richard Haak, Gerald Haines, John Roese, Leon Woo as the “unaffiliated stockholders” of Enterasys. The members of the special committee are Edwin Huston, Ronald Maheu and James Sims. Mr. Huston is the chair of the Special Committee. These directors are not affiliated in any way with Parent, Acquisition or any of the interested persons and will not retain any equity interest in the surviving corporation or any of its affiliates following the merger.

Q:	Why is the Company’s board of directors recommending the adoption of the merger agreement?

A:	Our board of directors believes that the merger agreement and the merger, on the terms and subject to the conditions set forth in the merger agreement, are advisable, fair to, and in the best interests of, the Company and its unaffiliated stockholders. You should read “The Merger — Reasons for the Merger” beginning on page 25 for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.

Q:	Is the merger expected to be taxable to me?

A:	Yes. The receipt of $13.92 in cash (or the amount of cash received pursuant to the proper exercise of appraisal rights) for each share of Enterasys common stock pursuant to the merger will be a taxable transaction to you for U.S. federal income tax purposes if you are a U.S. person. For U.S. federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between $13.92 per share (or the amount of cash received pursuant to the proper exercise of appraisal rights) and your adjusted tax basis in that share. You should read “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 40 for a more complete discussion of the U.S. federal income tax consequences of the merger. Holders of Enterasys common stock that are not U.S. persons may have different tax consequences than those described with respect to U.S. persons and are urged to consult their tax advisors regarding the tax treatment to them under U.S. and non-U.S. tax laws. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should also consult your tax advisor on the tax consequences of the merger to you, including the federal, state, local and/or non-U.S. tax consequences of the merger.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in our first fiscal quarter of 2006. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived. See “The Merger Agreement — Principal Conditions to the Completion of the Merger” beginning on page 55 and “The Merger Agreement — Effective Time” beginning on page 46.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive payment of the merger consideration, without interest. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	How long after the effective date of the merger will I receive the cash payment for my shares?

A:	We expect the paying agent to distribute letters of transmittal within approximately 5 business days after the effective date of the merger. You should expect payment for your shares within approximately 10 business days after the paying agent receives your properly completed letter of transmittal and stock certificates.

Q:	What will I need to do in order to receive the consideration I will be entitled to receive in respect of my vested stock options?

A:	If you hold vested stock options to acquire shares of Enterasys common stock which are outstanding immediately prior to the effective time of the merger, then shortly after the merger is completed you will receive a letter from us containing instructions regarding how you will be able to receive your consideration in respect of such stock options.

Q:	Are appraisal rights available?

A:	Yes. Under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), holders of Enterasys common stock who do not vote or otherwise submit a proxy in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement and they comply with all requirements of the DGCL, which are summarized in this proxy statement. This appraisal amount could be more than, the same as, or less than, the amount a stockholder would be entitled to receive under the terms of the merger agreement.

Q:	Who can help answer my other questions?

A:	If you have more questions about the special meeting or the merger, you should contact our Investor Relations Department at (978) 684-1473. You may also contact our proxy solicitor: MacKenzie Partners, Inc. at (212) 929-5500.
Voting Procedures

Q:	What matters will I vote on at the special meeting?

A:	You will vote on the following proposals:

• to adopt the merger agreement;

• to approve the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement or in the event that the closing conditions contained in the merger agreement have not been satisfied; and

• to transact such other business as may properly come before the meeting and any and all adjourned sessions thereof.

Q:	How does the Company’s board of directors recommend that I vote on the proposals?

A:	Our board of directors recommends that you vote:

• “FOR” the proposal to adopt the merger agreement; and

• “FOR” the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies.

Q:	What vote of stockholders is required for each proposal at the special meeting?

A:	For us to complete the merger, stockholders holding at least a majority of the shares of Enterasys common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares present at the special meeting and properly cast on the proposal.

Q:	What is a quorum?

A:	A quorum of the holders of the outstanding shares of Enterasys common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of Enterasys common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	Who is entitled to vote?

A:	Stockholders as of the close of business on January 13, 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, approximately 27,368,741 shares of Enterasys common stock, held by approximately 4,981 stockholders of record, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. You are entitled to one vote per share.

Q:	What does it mean if I get more than one proxy card?

A:	If you have shares of Enterasys common stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	How do I vote without attending the special meeting?

A:	If you hold shares in your name as the stockholder of record, then you received this proxy statement and a proxy card from us. If you hold shares in street name through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s form of proxy card which includes voting instructions. In either case, you may vote your shares by Internet, telephone or mail without attending the special meeting. To vote by Internet or telephone 24 hours a day, seven days a week, follow the instructions on the proxy card. To vote by mail, mark, sign and date the proxy card and return it in the postage-paid envelope provided.

Internet and telephone voting provide the same authority to vote your shares as if you returned your proxy card by mail. In addition, Internet and telephone voting will reduce our proxy-related postage expenses.

Q:	How do I vote in person at the special meeting?

A:	If you hold shares in your name as the stockholder of record, you may vote those shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the meeting, we recommend that you vote your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

If you hold shares in street name through a broker, bank or other nominee, you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary bank, broker, or other nominee giving you the right to vote the shares. To do this, you should contact your bank, broker, or other nominee.

Q:	Can I change my vote?

A:	After you vote your shares, whether by Internet, telephone or mail, you may change your vote at any time before voting is closed at the special meeting. If you hold shares in your name as the stockholder of record, you should write to our Secretary at our principal offices, 50 Minuteman Road, Andover, Massachusetts 01810, stating that you want to revoke your proxy and that you need another proxy card. If you hold your shares in street name through a broker, bank or other nominee, you should contact the bank, broker, or other nominee and ask for a new proxy card. Alternatively, you may vote again by Internet or telephone or send in a later-dated proxy. If you attend the special meeting, you may vote by ballot as described above, which will cancel your previous vote. Your last vote before voting is closed at the special meeting is the vote that will be counted.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted.

Q:	How are votes counted?

A:	For the proposal relating to the adoption of the merger agreement or the proposal to adjourn or postpone the meeting if necessary or appropriate to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” any proposal to adjourn or postpone the meeting, if necessary or appropriate to solicit additional proxies, and, if any other matters are properly brought before the meeting for a vote, the persons appointed as proxies or their substitutes will have discretion to vote or act on the matter according to their best judgment and applicable law unless the proxy indicates otherwise.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present. As a result, broker non-votes will have the same effect as a vote against the adoption of the merger agreement, but no effect on any proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies. Abstentions will not count as votes cast on the proposal relating to adoption of the merger agreement, but will count for the purpose of determining whether a quorum is present. As a result, if you ABSTAIN, it has the same effect as if you vote AGAINST the adoption of the merger agreement. Abstentions will not count as votes cast on the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, but will count for the purpose of determining whether a quorum is present. As a result, if you ABSTAIN, it has no effect on the proposal to adjourn or postpone.

Q:	Who will bear the cost of this solicitation?

A:	We will pay the cost of this solicitation, which will be made primarily by mail. In addition to soliciting proxies by mail, directors, officers and employees of Enterasys may solicit proxies personally and by telephone, facsimile or similar means. These persons will not receive additional or special compensation for such solicitation services. In addition, MacKenzie Partners, Inc. will provide solicitation services to us for a fee of approximately $8,000 plus out-of-pocket expenses. We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in forwarding proxy materials and annual reports to the beneficial owners of the shares they hold of record.

SUMMARY
      The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item elsewhere in this proxy statement.
The Parties to the Merger Agreement

Enterasys Networks, Inc.
50 Minuteman Road
Andover, Massachusetts 01810
(978) 684-1000
      We are a Delaware corporation, and we design, develop, market, and support comprehensive network solutions designed to address the network communication, management and security requirements of global enterprises. We offer secure multilayer switching, secure routing, security and network management software, and secure wireless networking, as well as service and support services. We are focused on delivering networking solutions that include security features within the network architecture. Following the consummation of the merger, we will continue as the surviving corporation of the merger and a wholly-owned subsidiary of Parent.

Gores ENT Holdings, Inc.
c/o The Gores Group
6260 Lookout Road
Boulder, Colorado 80301
Telephone: (303) 531-3100
      Gores ENT Holdings Corp., which we refer to as “Parent,” is a Delaware corporation that was incorporated on October 28, 2005 solely for the purposes of consummating the transactions contemplated by the merger agreement, including obtaining the requisite financing for the merger. Parent, at the effective time of the merger, will be controlled by investment funds managed by The Gores Group, LLC and Tennenbaum Capital Partners, LLC.

ENT Acquisition Corp.
c/o The Gores Group
6260 Lookout Road
Boulder, Colorado 80301
Telephone: (303) 531-3100
      ENT Acquisition Corp., which we refer to as “Acquisition,” is a Delaware corporation, and wholly-owned subsidiary of Parent, that was incorporated on October 28, 2005 solely for the purpose of merging with and into the Company and has not engaged in any business other than in connection with the merger agreement. Upon completion of the merger, Acquisition will cease to exist as a separate entity.
The Special Meeting

Time, Place and Date (Page 44)
      The special meeting will be held on February 16, 2006, starting at 10:00 a.m. (local time), at Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110.

Purpose (Page 44)
      At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement, to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, and to transact such other business as may properly come before the meeting and any and all adjourned sessions thereof. The merger agreement provides that Acquisition will merged with the Company, and that each outstanding share of the Company’s common stock (other than shares held in our treasury or owned by Parent, Acquisition or any of their respective subsidiaries or shares as to which a stockholder validly exercises and perfects appraisal rights in compliance with Delaware law) will be converted into the right to receive $13.92 in cash, without interest.

Required Vote (Page 45)
      For us to complete the merger, stockholders holding at least a majority of the shares of Enterasys common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of common stock properly cast on the proposal at a meeting at which a quorum is present.

Voting by Directors and Executive Officers (Page 45)
      As of January 13, 2006 the record date, the directors and executive officers of Enterasys held and are entitled to vote, in the aggregate, 23,593 shares of Enterasys common stock, representing approximately 0.09% of the outstanding shares of Enterasys common stock. The directors and executive officers have informed Enterasys that they intend to vote all of their shares of Enterasys common stock “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies.
Opinion of J.P. Morgan Securities, Inc. (Page 28 and Annex B)
      In connection with the merger, the Enterasys board of directors received a written opinion from J.P. Morgan Securities Inc., Enterasys’ financial advisor, to the effect that, as of the date of the opinion and based on and subject to the matters set forth in the opinion, the consideration to be received by the holders of Enterasys common stock in the merger was fair, from a financial point of view, to those holders. The full text of JPMorgan’s written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by JPMorgan in rendering its opinion, is attached to this document as Annex B. We encourage you to read the opinion carefully in its entirety. The opinion of JPMorgan is directed to the Enterasys board of directors and does not constitute a recommendation to any stockholder with respect to any matter relating to the merger.
Financing of the Merger (Page 32)
      The total amount of funds required to complete the merger and related transactions, including any amounts necessary to pay estimated fees and expenses associated with the merger and such related transactions, is anticipated to be approximately $400 million. The obligations of each of Parent and Acquisition to complete the merger are not subject to a financing condition. However, Parent and Acquisition are newly formed corporations without historical operations that do not have the funds required to complete the merger and are wholly reliant on commitments of others that are subject to various conditions to obtain these funds. These funds, together with related working capital requirements of Enterasys following completion of the merger, are expected to be provided through Enterasys’ cash and marketable securities and the proceeds of a senior secured credit facility, subordinated debt and an equity financing.
      The commitments of the lenders to provide the new senior secured credit facility and subordinated debt and the commitments of the members of the investor group to provide their respective portions of the equity financing are subject to the satisfaction of the conditions set forth in their respective commitment letters pursuant to which such financings will be provided. See “The Merger — Financing of the Merger” beginning on page 32.

Regulatory Approvals (Page 42)
      The Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “Hart-Scott-Rodino Act”) provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. Enterasys and Parent each made the required Hart-Scott-Rodino Act filing on December 2, 2005. The waiting period was terminated on December 9, 2005. Thus, the merger has been cleared for completion in the United States under the Hart-Scott-Rodino Act.
      Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act, certain foreign regulatory filings and approvals, and the filing of a certificate of merger in Delaware at or before the effective time of the merger, we are unaware of any material regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.
Non-Solicitation of Transactions (Page 52)
      The merger agreement generally restricts our ability to, among other things, solicit, initiate, facilitate or engage in discussions or negotiations with any third party regarding specified transactions involving the Company. We can, prior to obtaining stockholder approval, furnish information to any person pursuant to a confidentiality agreement with terms no less favorable to the Company than the confidentiality agreement between Parent and Company and may negotiate and participate in discussions and negotiations with such person under certain circumstances. We may terminate the merger agreement in connection with our receipt of a superior proposal from a third party and entry into a definitive agreement providing for implementation of such proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee of $10 million to Parent if we terminate the merger agreement on or prior to January 31, 2006 or $15 million to Parent if we terminate the merger agreement thereafter.
Principal Conditions to the Completion of the Merger (Page 55)
      Under the terms of the merger agreement, before we can complete the merger, a number of conditions must be satisfied or waived. These conditions include, among other matters, the following:

•	our stockholders adopting the merger agreement at the special meeting;

•	the absence of any order or injunction preventing the completion of the merger or any laws making the completion of the merger illegal;

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Act;

•	the truth and correctness as of November 11, 2005 and as of the effective time of the merger of the Company’s representations and warranties, disregarding all qualifications and exceptions contained therein relating to materiality or company material adverse effect (as defined later in this proxy), except where the failure of any such representations and warranties to be so true and correct would not be reasonably likely to have, individually or in the aggregate, a company material adverse effect;

•	the delivery of the Company’s certificate of incorporation and certificate of good standing;

•	our performance of and compliance with certain covenants under the merger agreement;

•	the lack of event, occurrence or change in facts or circumstances that has had, or is reasonably likely to have, a company material adverse effect;

•	our stockholders having not exercised appraisal rights with respect to more than 15% of the outstanding shares of our common stock; and

•	taking of specified pre-closing tax-related matters.

Termination (Page 57)
      We and Parent may agree in writing to terminate the merger agreement at any time without completing the merger, even after our stockholders have adopted the merger agreement. The merger agreement may also be terminated in certain other circumstances, including:

•	by either Parent or us if:

•	the merger is not completed by March 15, 2006, with an extension of up to 30 days under specified circumstances, so long as the failure to complete the merger is not the result of an action by the terminating party or the failure of the terminating party to perform an obligation under the merger agreement;

•	a court order has been entered or an action has been taken by a governmental authority that has the effect of making completion of the merger illegal or otherwise prohibits completion of the merger;

•	there is a breach by the non-terminating party of its representations, warranties, covenants or agreements in the merger agreement such that the applicable closing conditions to the merger would not be satisfied, which breach has not been cured or such condition satisfied within 20 business days after notice thereof; or

•	at a duly held meeting at which a quorum is present, our stockholders do not approve the merger.

•	by Parent (at any time before our stockholders adopt the merger agreement) if:

•	our board of directors withdraws, modifies, or changes its approval or recommendation of the merger or merger agreement or publicly announces its intention to do so;

•	our board of directors approves or recommends to our stockholders any acquisition proposal other than by Parent or Acquisition, or enters into or publicly announces its intention to enter into any agreement with respect to an acquisition proposal;

•	our board of directors fails to recommend against a tender or exchange offer related to an acquisition proposal;

•	our board of directors fails to reconfirm its recommendation to approve the merger agreement when requested by Parent; or

•	we violate or breach any of our obligations regarding solicitation of an acquisition proposal.

•	by us (at any time before our stockholders adopt the merger agreement) if in order to fulfill our fiduciary duties to our stockholders under applicable law:

•	in response to a proposal that did not result from a breach of our no solicitation obligations, our board of directors determines in good faith that the proposal is superior;

•	our board of directors approves, and we enter into, a definitive agreement providing for the implementation of such superior proposal; and

•	we pay Parent a termination fee as a condition to such termination (as further described below).
Fees and Expenses (Page 58)
      If Parent terminates the merger agreement under the following circumstances, we will be obligated to reimburse Parent for all external and third party fees and expenses (including the reasonable fees and expenses of the operations and legal groups of The Gores Group, LLC to the extent that such expenses are reasonably comparable to an independent third party’s fees and expenses), incurred by Parent in connection with the transactions contemplated by this Agreement, including without limitation reasonable fees and expenses of Parent’s legal counsel, accountants and financial advisors, commitment fees paid or payable by Parent to potential financing sources, and fees and expenses of potential financing sources that Parent is required to pay or reimburse, up to $3 million:

•	Parent terminates the merger agreement based on a breach or inaccuracy of a representation, warranty or covenant and either our stockholders meeting has not been held as of the date of termination or the closing has not occurred because a closing condition has not been satisfied as of the date of termination; or

•	Parent terminates because Company stockholder approval is not obtained.
If we or Parent terminate the merger agreement under the following circumstances, we will be obligated to pay a termination fee of $15 million:

•	an alternative acquisition proposal is publicly announced or communicated to the our board of directors prior to the stockholders meeting; and

•	within one year after the date of termination, we enter into a definitive agreement with respect to an alternative acquisition proposal.
We will be obligated to pay a termination fee of $10 million if the merger agreement is terminated on or before January 31, 2006 or $15 million if the merger agreement is terminated after January 31, 2006 if:

•	Parent terminates because our board of directors withdraws or modifies its approval of the merger or the merger agreement, approves or recommends another acquisition proposal, enters into any agreement with respect to an alternative acquisition proposal, fails to recommend against a tender or exchange offer related to any acquisition proposal, or fails to reconfirm a recommendation to adopt and approve the merger agreement;

•	Parent terminates because we violate our no solicitation obligations; or

•	We terminate because we have determined that there is a superior proposal we must accept in accordance with the fiduciary duties of our board of directors and our board of directors approves and the Company enters into a definitive agreement providing for such proposal’s implementation.
Parent will be obligated to pay us liquidated damages of $15 million if:

•	Parent or Acquisition breaches its obligation to close the merger, after all closing conditions have been satisfied or waived or Parent breaches any other agreement or covenant before all of the closing conditions have been satisfied or waived. Under certain circumstances Parent can avoid paying this termination fee if it waives any condition to closing to the extent the failure of such condition to be satisfied is caused by Parent’s breach.
Backstop Commitment (Page 34)
      In the event that Parent becomes obligated to make the $15 million liquidated damages payment to us under the merger agreement, investment funds managed by The Gores Group, LLC have committed to make an equity contribution to Parent in an amount sufficient to satisfy this obligation.
Litigation (Page 44)
      On November 15, 2005, an individual alleging to be a shareholder of the Company filed a purported class action lawsuit in the Delaware Chancery Court against the Company, its directors, and the investor group.
Market Prices of the Company’s Stock (Page 59)
      Enterasys common stock is listed on the New York Stock Exchange under the trading symbol “ETS.” On November 10, 2005, which was the last trading day prior to the execution and announcement of the merger agreement, Enterasys common stock closed at $10.27 per share. On January 13, 2006, which was the last trading day before the date of this proxy statement, Enterasys common stock closed at $13.44 per share.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
      Statements in this proxy statement and the documents to which we refer you in this proxy statement which are not historical facts, including statements about the Company’s confidence or expectations, earnings, anticipated operations, and other statements about the Company’s business outlook, are forward-looking statements, subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the proposed merger; worldwide and regional economic uncertainty and recent political and social turmoil that may continue to negatively affect our business and revenue; our history of losses in recent years and the fact that we may not operate profitably in the future; the fact that our quarterly operating results may fluctuate, which could cause us to fail to meet quarterly operating targets and result in a decline in our stock price; the fact that we earn a substantial portion of our revenue for each quarter in the last month of each quarter, which reduces our ability to accurately forecast our quarterly results and increases the risk that we will be unable to achieve previously forecasted results; the fact that we continue to introduce new products, and that, if our customers delay product purchases or choose alternative solutions, or if sales of new products are not sufficient to offset declines in sales of older products, our revenue could decline, that we may incur excess and obsolete inventory charges, and that our financial condition could be harmed; the fact that we may be unable to upgrade our indirect distribution channels or otherwise enhance our selling capabilities, which may hinder our ability to grow our customer base and increase our revenue; the fact that we have experienced significant changes in senior management and our current management team has been together for only a limited time, which could limit our ability to achieve our objectives and effectively operate our business; there is intense competition in the market for enterprise network equipment, which could prevent us from increasing our revenue and achieving profitability; the fact that a portion of the enterprises we sell to rely in whole or in part on public funding and often face significant budgetary pressure, and if these customers must delay, reduce or forego purchasing from us, our revenues could be harmed; the fact that we depend upon a limited number of contract manufacturers for substantially all of our manufacturing requirements, and the loss of any of our primary contract manufacturers would impair our ability to meet the demands of our customers, the effects of war, terrorism or catastrophic events, and other factors detailed from time to time in our annual and other reports filed with the Securities and Exchange Commission. Words such as “estimate”, “project”, “plan”, “believe”, “feel”, “anticipate”, “expect”, “assume”, “may”, “will”, “should” and similar words and phrases may identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Except as required by law, we undertake no obligation to update or publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date hereof.
      Statements about the expected timing, completion and effects of the proposed merger also constitute forward-looking statements. We may not be able to complete the proposed merger on the terms described herein or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval or the failure to satisfy the other closing conditions. In addition to other factors and matters contained in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the satisfaction of the conditions to consummate the merger, including the receipt of the required stockholder or regulatory approvals;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the failure of the merger to close for any other reason; and

•	the amount of the costs, fees, expenses and charges related to the merger.

THE MERGER
Background of the Merger
      As part of their ongoing evaluation of Enterasys’ business, the Company’s board of directors and management regularly evaluate the Company’s long-term strategic alternatives. From time to time, the Company has also had discussions with investment bankers, private equity firms, and senior officers of other companies engaged in the enterprise data networking business or related industries, concerning industry consolidation, business combinations generally, and the strategic direction of enterprise data networking. In the late spring and early summer of 2004, Enterasys’ management determined that it was an appropriate time to consider with the board, in a more formal process, the risks and benefits of various strategic transactions. Among the factors considered in reaching this conclusion were the growing perception that smaller competitors in the industry might undergo some level of consolidation in order to achieve the economic scale necessary to compete more effectively with larger competitors, and the rapid technological change to which the market is subject. The board also recognized that the domestic and international markets for enterprise data network products are very competitive and dominated by a small number of large companies, in particular Cisco Systems, which have substantially greater market share than Enterasys. In addition, Enterasys has undergone substantial changes in recent years, including the discontinuance or sale during fiscal year 2001 of product lines based on non-Ethernet standards, the spin-off of the Company’s majority-owned subsidiary, Riverstone Networks on August 6, 2001, the sale of its wholly-owned subsidiary Aprisma Management Technologies, Inc. in August 2002 and the settlement in February 2003 of an investigation by the U.S. Securities and Exchange Commission into the Company’s accounting and reporting practices. These events also precipitated extensive changes in the senior management team. The Company’s annual revenues have also declined since 2002 primarily due to declining sales of its older products and associated services that have not been completely offset by increased sales of newly introduced products and associated services. This has resulted in losses from operations for each of those years despite actions taken by management to reduce the Company’s cost structure, rapidly introduce new products and make further changes in the senior management team.
      In response to these pressures, beginning in January 2004, Enterasys realigned its strategic focus and the majority of its ongoing research and development, sales, and marketing efforts around new data networking products and solutions that have embedded security capabilities. This differentiation strategy focusing on the unique security features and capabilities of the Company’s product offerings is known as Secure Networkstm. In connection with this new strategy, the Company has refreshed its entire product line. While the introduction of these new products and solutions provided growth opportunities, Enterasys’ management recognized that the Company’s market was likely to continue to face economic uncertainty, remain highly competitive and be dominated by a few competitors. There were also uncertainties concerning the Company’s ability to make the financial and operational improvements required to achieve sustainable increases in sales, gross margins, profitability and share price.
      In March 2004, Enterasys contacted JPMorgan to assist it in informally assessing the likelihood of consolidation in the enterprise data networking industry and to identify and evaluate various potential strategic alternatives that might be available to Enterasys over time to increase stockholder value. Among the alternatives considered by management and the board in the ensuing months were, a strategic partnership with, or investment by, a partner in an adjacent technology area, or a capital raising transaction that might strengthen the Company’s balance sheet and enhance its ability to compete in the enterprise data networking market.
      Beginning in June 2004, at the request of management, JPMorgan began mentioning Enterasys as a possible partner during the course of routine discussions it was having with other companies in the enterprise data networking and related industries, without expressly acknowledging that Enterasys might be willing to discuss a possible transaction. None of these informal contacts elicited meaningful interest.
      By this time, the Company had also determined that a financing transaction was not an attractive alternative because the Company did not require investment proceeds for operating purposes in the near term, and while additional capital might increase the Company’s ability to participate in meaningful acquisitions in the future, the addition of debt service could adversely impact the Company’s ongoing financial results. In addition, the low market price of the Company’s common stock made it likely that an equity financing would be unacceptably dilutive to the Company’s existing stockholders.
      On October 2, 2004, the Company completed its third quarter of the fiscal year. The operating results for the third quarter reflected a more challenging overall sales environment for Enterasys than management had previously anticipated, and particularly challenging sales environments in China and Japan.
      During the late summer and early fall of 2004, JPMorgan met with various members of Enterasys’ management team to continue discussions on the strategic alternatives that might be available to Enterasys. At a meeting with management on October 21, 2004, management and JPMorgan discussed the benefits of initiating a process where JPMorgan would contact a limited number of parties on a confidential basis to inquire whether there was any interest in a possible combination transaction.
      On November 3, 2004, the Company held a regularly scheduled board meeting. At that meeting, Mr. Richard Haak, the Chief Financial Officer of the Company, reviewed the Company’s third quarter operating results and discussed the outlook for the fourth fiscal quarter. Members of Enterasys’ management then made a presentation concerning Enterasys’ technological, financial and operational strengths and weaknesses, the continuing competitive landscape in the enterprise networking data industry and the likelihood of consolidation within the industry. Mr. O’Brien reviewed the rationale for Enterasys’ consideration of strategic alternatives at that time, including a discussion of the possible disadvantages for companies that trail any consolidation trend. Ropes & Gray LLP, which had provided legal services to Enterasys in the past, was also present at this meeting and reviewed the fiduciary duties of directors in the context of considering strategic options relating to Enterasys.
      The board, while considering opportunities such as the potential for continued growth in sales of the Company’s Secure Networkstm solutions, also recognized that there were risks inherent in remaining an independent publicly traded company. Management responded to questions from the board and discussed the financial, operational and competitive challenges and opportunities that Enterasys might face in the future. Management also outlined various strategic alternatives, including the possible risks and benefits associated with engaging in a business combination transaction or remaining as an independent public company. The board also considered the Company’s preliminary annual operating plan for 2005, which was still being developed by management.
      JPMorgan also participated in a portion of the November 3, 2004 meeting, reviewing industry trends, including a trend of market share gains by enterprise data networking industry leaders, and providing an overview of the relative financial performance and public equity market trading valuations of Enterasys and its competitors. JPMorgan also discussed the potential strategic fit of Enterasys’ business with various possible transaction parties. The board of directors discussed the various alternatives, and considered the timing and risks of a potential business combination process and the adverse impact that premature disclosure of information relating to a possible change of control transaction could have on its employees, financial results and customer perceptions of the Company. In addition, the board discussed the possibility that the market might not yet be fully valuing the progress the Company had made in refreshing its product portfolio in accordance with its Secure Networkstm strategy. Management, JPMorgan and Ropes & Gray each responded to questions.
      The board of directors discussed with JPMorgan and management possible next steps in the event the board of directors were to authorize further exploration of a business combination transaction. In view of management’s and the board’s concerns with respect to confidentiality, there was a discussion of a staged process whereby a limited number of parties would be approached initially to maximize confidentiality and minimize the potential for disruption as the Company sought to improve its financial performance. The list of parties proposed to be contacted in the initial phase consisted principally of potential strategic partners that were not direct competitors of Enterasys, although a small number of private equity firms were also included. This process contemplated that additional parties might be contacted at a later date. After discussion, the board of directors authorized JPMorgan and management to begin contacting parties in accordance with the initial stage of the process described above. The board authorized management to engage JPMorgan to act as financial advisor to the Company in considering and evaluating strategic alternatives. Enterasys and JPMorgan entered into an engagement letter on February 3, 2005.
      In mid-November, 2004, Mr. O’Brien had a discussion with the chief executive officer of another company to determine if that company would be interested in a potential combination with Enterasys. Mr. O’Brien provided periodic updates on these discussions to the board. On November 30, 2004, to facilitate ongoing discussions, Enterasys signed a confidentiality agreement with this company, and from late November 2004 to February 2005, senior managers of the Company had a series of meetings and discussions with senior representatives of this company to review the possible strategic fit between the two companies and to conduct mutual preliminary due diligence and made periodic reports to the board. At a meeting on February 21, 2005, the chief executive officer of this company provided a letter to Mr. O’Brien and Mr. Aslett offering to acquire the Company for a price of $13.20(1) per share. The offer consisted of an unspecified combination of cash and stock, and was subject to further due diligence review and negotiation of mutually agreeable acquisition documents. The price offered by this company represented only a 10% premium to the then current market price of $12.00. Mr. O’Brien and Mr. Aslett expressed the view that the offered purchase price of $13.20 did not sufficiently recognize the value of Enterasys at that time and the potential synergies that might be realized in connection with a combination of the companies. The chief executive officer of this company indicated that he would not be willing to increase his offer by a meaningful amount.
      Following receipt of this letter, Mr. O’Brien and Mr. Aslett discussed the proposal at a regularly scheduled meeting of the board of directors held on February 24, 2005. The board determined that, in view of the small premium offered over the then market price of the Company’s common stock that it was not interested in conducting further discussions relating to this proposal. Following the meeting, Mr. O’Brien reported back to the chief executive officer that the Company was not interested in pursuing further discussions relating to the offer at the proposed price.
      At a meeting of the board of directors on December 15, 2004, management made a presentation concerning its proposed annual operating plan for 2005 and discussed the continued competitive pressures in the enterprise data networking industry, the prospects for consolidation within the industry, as well as issues related to employee retention in such an environment.
      In the period between December 2004 and March 2005, management and the board also considered a potential opportunity to acquire an enterprise data networking business from a seller. In January 2005, the Company entered into a non-disclosure agreement with this seller. Because Enterasys would have to rely on third party financing for a material portion of the purchase price in order to complete the potential acquisition, in January and February 2005, the Company worked with JPMorgan to consider a variety of possible financing and private equity investment transactions, some of which could have resulted in a change of control of Enterasys. On February 28, 2005, Enterasys submitted a non-binding proposal to acquire this business, and during the first two weeks of March 2005, JPMorgan and the seller’s investment banker discussed the terms and conditions of Enterasys’ purchase offer, as well as the prospects for and timing of, the issuance of the required debt and equity securities. However, on March 14, 2005, the third party seller’s investment bankers notified JPMorgan that Enterasys would not be permitted to continue in the process due to concerns over the closing risk associated with Enterasys’ need for third party financing.
      During February, March and April of 2005, the Company and JPMorgan engaged in discussions with three private equity firms to consider a transaction involving a significant investment in or acquisition of Enterasys. Two of these private equity firms entered into confidentiality agreements with Enterasys. These firms had a number of due diligence discussions with Enterasys’ management and conducted document due diligence. One of these firms continued to conduct extensive due diligence through June of 2005. On

      1 All price per share amounts discussed in this section have been adjusted to reflect the 8-for-1 reverse stock split that took effect on October 28, 2005.

March 31, 2005, JPMorgan and management discussed various other strategic alternatives, including whether to continue exploring a possible business combination.
      On April 27, 2005, the Company announced its financial results for the first quarter ended April 2, 2005, reporting net revenues of $80.6 million, down from $90.5 million in the fourth quarter of 2004. The Company’s financial results reflected a continued challenging economic environment for smaller companies in the enterprise data networking industry. Following the announcement of these results, the price of Enterasys common stock closed at an all-time low of $5.68 ($0.71 prior to the October 28, 2005 reverse stock split). As a result of the Company’s low stock price, on May 13, 2005 it received a notification from the New York Stock Exchange that it was in violation of criteria for continued listing on the exchange, and that the listing of Enterasys common stock would therefore be under review for a period of six months.
      On May 9, 2005, the board of directors held a regularly scheduled meeting to receive an update on the process to explore potential strategic alternatives. Management also updated the board on the Company’s operational plans and objectives going forward, as well as on the continuing development of its restructuring plan in the aftermath of the Company’s first quarter results. At this meeting, the board of directors authorized management to engage a third party consultant to review the Company’s sales model and make recommendations for improvement.
      At this meeting, management also reviewed a number of unsolicited stockholder communications received by the Company. A Schedule 13D was filed by one of the Company’s significant stockholders on April 27, 2005, suggesting that a sale of the Company should be explored. A second Schedule 13D was filed on May 11, 2005, and a third was filed on August 15, 2005, each expressing similar sentiments.
      In April and May of 2005, a representative of The Gores Group, LLC, which we refer to as Gores in this proxy statement, contacted Gerald Haines, the Company’s Executive Vice President of Strategic Affairs and Chief Legal Officer, and expressed interest in discussing a possible investment in, or acquisition of, the Company. The representative indicated that Gores had developed an interest in Enterasys partly as a result of its previous successful acquisition of Enterasys’ former subsidiary, Aprisma Management Technologies, Inc., in August of 2002. On May 24, 2005, Enterasys entered into a non-disclosure agreement with Gores, and representatives of Gores had an initial meeting with Messrs. Aslett, Haak and Haines to discuss Gores’ potential interest in acquiring the Company.
      At a regularly scheduled board meeting on June 8, 2005, which followed the annual meeting of stockholders, management made a series of presentations regarding, among other matters, management’s expectations for the quarter ended July 2, 2005 and the proposed restructuring plan intended to better align the Company’s cost structure with its first quarter revenue. Mr. Aslett discussed that competition in the industry remained significant, and that challenges in the overall economic environment continued. He also expressed concerns regarding the potential impact that the first quarter results and the operational risks inherent in its planned restructuring might have on the Company’s ability to maintain or increase revenue levels and retain employees.
      Mr. Haak explained that the proposed restructuring plan included significant reductions in the Company’s workforce, the cancellation or curtailment of certain spending programs, and facilities closures. JPMorgan and Ropes & Gray then joined the meeting. JPMorgan presented a preliminary financial overview and analysis of the Company. JPMorgan and the board also discussed strategic and financial alternatives available to the Company, including continuing as an independent public company, and transactional alternatives such as a business combination involving the Company or a significant capital raising transaction, or a stock buyback or dividend.
      The board discussed with JPMorgan and management the risks and benefits of remaining an independent public company and opportunities for the Company to increase sales of its Secure Networkstm products and solutions. The board determined that a financial transaction returning a significant portion of the Company’s current cash balances to stockholders through a dividend or share buyback was not advisable in view of potential negative customer and market perceptions about the Company’s resulting liquidity, particularly relative to its principal competitors, and its long-term viability.
      At the June 8 board meeting, the board of directors again reviewed and discussed the various alternatives available to the Company with management and JPMorgan. The board then discussed the possibility of JPMorgan contacting a broader range of strategic and financial parties, including direct strategic competitors. The board then reviewed the potential parties to be contacted in an effort to increase the number of parties that might be interested in participating in the process. Ropes & Gray was also present at this meeting and reviewed the fiduciary duties of directors in the context of considering strategic alternatives or an extraordinary transaction, such as a business combination involving a change of control transaction. The board took note that a financial buyer might expect some or all of senior management of the Company to remain as executives of the Company following any acquisition. In view of the possibility that senior management might ultimately come to have interests different than other stockholders of the Company in such a transaction, the board discussed forming a special committee of independent, disinterested directors for the purpose of investigating and evaluating strategic transactions that might be presented to the Company and making a recommendation to the full board with respect to any such transaction. Following discussion, the board voted to form a special committee consisting of Messrs. Huston, as Chair, Maheu and Sims for these purposes. The board authorized JPMorgan to conduct, on its behalf, a broader process to solicit offers to acquire the Company for consideration by the special committee and the board.
      During June and July of 2005, JPMorgan contacted 47 parties (including Gores and the other parties discussed above who had previously entered into non-disclosure agreements with the Company), consisting of 35 strategic and 12 private equity companies based on a list prepared jointly by the board, JPMorgan and management. During this time period, five additional parties signed confidentiality agreements and began to conduct preliminary due diligence, including meetings and conference calls with management and JPMorgan. During this period, JPMorgan participated in weekly update calls with Mr. Huston, as Chair of the special committee, and with management. Ropes & Gray also participated in most of these calls.
      Beginning on July 22, 2005, JPMorgan at the request of the Company sent letters to the nine parties (including Gores) that had expressed interest in participating in a process to potentially acquire Enterasys. As had been previously discussed with the parties, the letter stated that participants would be invited to attend a management presentation describing the Company’s operations, financial performance and future prospects, subject to the execution of a confidentiality agreement. All participants were asked to submit to JPMorgan a non-binding preliminary indication of interest to acquire the Company by August 5, 2005. The letter indicated that based on the preliminary indications of interest, the Company might invite some of the parties to conduct a more detailed due diligence review, including further meetings with management and access to an electronic data room organized by the Company. The letter also indicated that following this additional due diligence period, participants would be asked to submit a binding written proposal to acquire the Company.
      Representatives of potential participants met with the Company’s management who provided them with an overview of the business. The Company also provided these participants with certain supplemental documentary information.
      At a board meeting on August 3, 2005, Mr. Huston updated the full board on the process and the work of JPMorgan and the special committee since the last full board meeting. Management also updated the board on proposed revisions to the Company’s annual operating plan, which primarily incorporated the anticipated impact of the restructuring initiative first announced on April 7, 2005. Management then discussed increased employee attrition and related employee retention concerns. At this meeting, the board also reviewed and discussed a possible reverse stock split in order to address any potential ongoing concerns associated with the listing review by the New York Stock Exchange. An eight-for-one reverse stock split was subsequently approved by the board and the stockholders of the Company and effected on October 28, 2005.

      Between August 5, 2005 and August 10, 2005, seven of the nine parties (including Gores) participating in the process, consisting of both strategic and private equity companies, submitted preliminary indications of interest to acquire the Company at indicative prices between approximately $8.88 and $13.76 per share. The two other parties elected not to submit indications of interest.
      The special committee held a meeting on August 11, 2005 to review the seven preliminary indications of interest (including one from Gores). JPMorgan and Ropes & Gray also attended the meeting. JPMorgan provided an update on the process and a preliminary analysis of the indications of interest received by JPMorgan. The special committee discussed, among other things, the key terms and conditions included in the indications of interest, including but not limited to price and the amount of due diligence undertaken by each party. The special committee discussed the relative risks and benefits of remaining an independent public company versus an acquisition of the Company, as well as the risk that competitors might consolidate first and thereby increase the competitive pressures on Enterasys as an independent public company. The special committee also took note of the fact that significant economic and market risks were outside of the direct control of management. JPMorgan and management responded to questions from the special committee. After further discussion, the special committee determined to continue the process and invite five of the seven parties that submitted preliminary indications of interest to continue in the process. The other two parties were informed that they would not be invited to participate further because the prices offered in their indications of interest were too low.
      Beginning the week of August 15, 2005, Enterasys provided the five remaining parties and their advisors with access to the Company’s electronic data room containing due diligence materials. Enterasys also held meetings, including management presentations, with each party.
      On August 29, 2005, JPMorgan at the request of the Company sent to the five participants in the process, as well as to a private equity firm that had expressed interest in participating in the process, a letter outlining the procedures for submitting a final bid to acquire the Company by September 16, 2005. Pursuant to the bidding instructions, each participant was asked to submit its final bid, together with final comments on the draft merger agreement and its commitment letters for any financing required by their proposal.
      At a meeting of the special committee on August 31, 2005, JPMorgan provided the special committee with an update on the status of the process, ongoing due diligence and management meetings with each of the bidding entities. Ropes & Gray discussed the terms and conditions of the draft merger agreement to be sent to the five participants. Mr. Haines discussed the status of each participant’s due diligence review. The special committee discussed next steps in the process, including the timing of any final bids in relation to the completion of the Company’s third fiscal quarter. The Committee also requested that JPMorgan contact each participant to ensure that important elements of value were being considered in formulating its final bid for the Company.
      On September 1, 2005, JPMorgan at the request of the Company circulated to five of the six remaining participants an initial draft of the merger agreement that had been prepared by Ropes & Gray. JPMorgan informed the Company that one of the participants in the process had indicated that it was not interested in participating further.
      On September 2, 2005, JPMorgan reported to the special committee on its conversations with each of the participants relating to elements of value. Over the next two weeks, two of the remaining participants conducted meetings with management, and continued their legal and business document due diligence. During this time period, two other of the participants in the process informed JPMorgan that they were not interested in participating further. In addition, JPMorgan continued its weekly calls with Mr. Huston and management to update them on the process. Ropes & Gray participated in these calls.
      On September 13, 2005, one of the four remaining participants informed JPMorgan that it was not interested in participating further in the process.
      On September 16, 2005, Enterasys received a written proposal to acquire the Company from one of the three remaining participants in the process. One participant informed JPMorgan that it did not intend to submit a further bid at that time, and the other participant held open the possibility that it might still submit a bid in the future. The proposal received on September 16 was from a bidding group, led by The Gores Group, LLC and including Tennenbaum Capital Partners, LLC, which we refer to as the Gores/ Tennenbaum group in this proxy statement. It proposed to purchase the Company at an aggregate price of $375 million in cash. Although the Gores/ Tennenbaum group indicated that this represented a price per share of $13.68, JPMorgan and management determined that because it took into account too few outstanding and potentially exercisable stock options, the implied per share price was possibly as low as $13.52. The Gores/ Tennenbaum group’s bid was to be financed through a combination of debt and equity securities, but was not conditioned upon its ability to obtain the financing proceeds. The Gores/ Tennenbaum group also submitted comments to the merger agreement with its final bid, together with a preliminary draft of a commitment letter from a third party senior lender.
      On September 20, 2005, a special committee meeting was held to discuss the bid proposal received. JPMorgan and Ropes & Gray participated in this meeting. JPMorgan reviewed the sale process and the status of the various parties that had participated in the process, as well as the material economic terms and funding envisioned by the proposal received. JPMorgan also reviewed the remaining due diligence information requested by the Gores/ Tennenbaum group, including a request to undertake due diligence calls with certain customers and channel partners of the Company. Finally, JPMorgan reported that the Gores/ Tennenbaum group had not yet had any negotiations with senior management related to post-transaction employment at the Company.
      JPMorgan also reported that the Gores/ Tennenbaum group had requested that the Company enter into a 30-day exclusivity agreement to allow continued negotiations toward definitive documentation. Ropes & Gray then reviewed the legal terms of the Gores/ Tennenbaum bid, including a summary of the comments on the draft merger agreement. The special committee discussed, among other things, the price per share proposed by the Gores/ Tennenbaum group, the proposed conditions to closing, the risk of not reaching final agreement or closing the transaction in accordance with the proposed terms, additional due diligence requirements, and material changes made to the draft merger agreement.
      The special committee also considered the headcount reductions experienced by Aprisma Management Technologies, Inc. after Gores acquired it from Enterasys in August 2002 and the fact that Gores had limited experience acquiring public companies in transactions of this magnitude. The special committee expressed concern that, without appropriate mitigation, the announcement of a transaction with Gores might produce a negative employee reaction that could result in increased employee attrition, including within senior management, potentially having an adverse impact on the Company’s business. This in turn could cause a material adverse effect on the Company to occur, creating a risk that the transaction might not close at the agreed price, or even close at all. Ropes & Gray noted that in the mark-up of the proposed merger agreement the Gores/ Tennenbaum group had proposed to delete certain provisions concerning post-closing employment matters. Ropes & Gray and JPMorgan responded to questions from the special committee and discussion ensued relating to the risk of the transaction not closing or the purchase price being renegotiated following the execution and public announcement of a definitive merger agreement. The special committee also weighed the potential risks and benefits of agreeing to exclusive discussions with the Gores/ Tennenbaum group.
      After further discussions, the special committee determined that it should not agree to the exclusivity request and acknowledged the need to continue the process in a manner designed to achieve the highest value for stockholders in the event that the full board of directors determined to sell the Company. The special committee directed JPMorgan to discuss with the Gores/ Tennenbaum group its post-closing operating plans for the Company and its plans with respect to management and employees generally, with a view toward reducing any actual or perceived closing risk involved with a transaction with Gores.
      A meeting of the full board of directors of Enterasys was held on September 21, 2005. At that meeting, Mr. Aslett discussed the relative positions and performance of the Company’s principal competitors in the enterprise data networking industry, and the possibility of a consolidation of those competitors. Mr. Huston updated the full board on the process and the activities of the special committee since the last board meeting. Mr. Huston also reviewed the economic and legal terms and conditions of the Gores/ Tennenbaum bid. Mr. Huston reported that the special committee had serious concerns regarding the firmness of the price contained in the Gores/ Tennenbaum group’s final bid and the risk to the Company between signing a merger agreement and closing due to possible negative employee reaction if steps were not taken to address employee-related issues. Mr. Huston noted the special committee’s further concern that this could have an adverse effect on the Company’s operations during the period between signing and closing. The board also discussed the timing of the transaction in relation to completion of the Company’s third fiscal quarter ending October 1, 2005. Management and the board expressed concern that due diligence calls from the Gores/ Tennenbaum group to the Company’s customers or channel partners at the end of the quarter might disrupt quarter end sales activities and could impact the Company’s ability to complete sales transactions during the quarter. The board also requested that JPMorgan contact the other remaining party to determine whether that party would submit a final bid.
      Following the September 21, 2005 board meeting, representatives of JPMorgan and Ropes & Gray contacted representatives of the Gores/ Tennenbaum group and their legal counsel, Bingham McCutchen LLP, to communicate the concerns of the special committee regarding the firmness of the Gores/ Tennenbaum group’s offer price, its proposed merger agreement terms, and perceived closing risks. At the direction of the board, JPMorgan also indicated that the Gores/ Tennenbaum group would not be permitted to call customers or channel partners until after completion of the third quarter. The Gores/ Tennenbaum group indicated that they would restore the provisions of the merger agreement relating to post-closing employment matters.
      On or about September 23, 2005, at the direction of the special committee, JPMorgan contacted the other remaining party to determine whether it would be submitting a final bid. In response to that inquiry, on October 4, 2005, this party submitted a bid to acquire the Company at a price of $13.60 per share in cash that did not require third party financing and did not propose any financing condition. The offer was contingent upon additional due diligence relating to the Company’s third quarter and due diligence calls with certain customers of the Company. The bidder also provided conceptual comments on the draft merger agreement that had been distributed.
      On September 30, 2005, in response to a request from management Gores provided Mr. Haines with conceptual drafts of a form of senior management employment agreement and on or around October 13 provided an employee equity term sheet.
      A board meeting was held on October 12, 2005. At the meeting, Mr. Huston updated the full board on the process and the activities of the special committee since the last board meeting. Ropes & Gray discussed the board’s fiduciary duties in the context of an extraordinary transaction such as the proposed merger and discussed the duties and responsibilities of the special committee. JPMorgan then reviewed the entire sale process to date. JPMorgan discussed its updated preliminary financial analysis and responded to questions. JPMorgan reviewed the Gores/ Tennenbaum offer to purchase the Company. JPMorgan reported that the other party had offered to acquire the Company at a per share price of $13.60. Ropes & Gray discussed the merger agreement negotiations with the Gores/ Tennenbaum group and the other party. JPMorgan responded to questions from the board and further discussed, among other things, the next step in the process and possible ways of eliciting best and final offers from the two parties. Following further discussion between the board and JPMorgan, the board determined that the two parties should be invited to submit their best and final offers on October 17, 2005, at which time the special committee would select a single party that would be permitted to make due diligence calls to the Company’s customers and channel partners, negotiate a definitive merger agreement and reach agreement with senior management relating to post-transaction employment and employee equity compensation matters.
      On October 17, 2005, the Gores/ Tennenbaum group informed JPMorgan that it was willing to increase its offer to $13.84 per share, that its only remaining due diligence item was due diligence calls with customers and channel partners, and that it had submitted a draft merger agreement it was willing to sign. The other party indicated that it was not willing to increase its offer of $13.60 per share.

      At a special committee meeting held on October 18, 2005, JPMorgan reported on the receipt of the increased bid from the Gores/ Tennenbaum group to $13.84 per share, and also reported that the other party had not increased its offer of $13.60 per share. The special committee authorized JPMorgan to inform both parties that the Company would be willing to enter into a limited exclusivity agreement with one party if it were willing to further increase the price offered.
      Following the special committee meeting, JPMorgan contacted both potential buyers as authorized. The Gores/ Tennenbaum group offered to increase their bid to $13.92 per share if the Company would enter into an agreement to reimburse up to $1 million of their costs and expenses in connection with participating in the process if the Company entered into an alternative transaction within 30 days at a price higher than $13.92. The other party again indicated an unwillingness to increase its offered price of $13.60 per share.
      On October 19, 2005, Ropes & Gray provided Gores/ Tennenbaum’s counsel, Bingham McCutchen, with a draft expense reimbursement agreement. During the week of October 19, 2005, Mr. Aslett, Mr. Haines and other members of senior management engaged in further discussions with representative of Gores regarding post-transaction employment and employee equity compensation matters. On October 20, 2005, Mr. Aslett met with representatives of Gores to discuss the Company, Gores, and possible future plans for Enterasys if it were acquired by the Gores/ Tennenbaum Group.
      A special committee meeting was held on October 21, 2005. Ropes & Gray discussed the duties and responsibilities of the special committee in the continuing process. JPMorgan updated the special committee on the response of each bidder to the exclusivity offer presented by JPMorgan on behalf of the Company. After discussion, the special committee determined to recommend to the full board of directors that the Company enter into the expense reimbursement agreement proposed by the Gores/ Tennenbaum group in consideration for its agreement to increase the offer price by $0.08 per share. The special committee considered the effect of management’s discussions with Gores on the process and determined that, because the Company had received the best and final offer from the Gores/ Tennenbaum group, it was necessary and appropriate for senior management to finalize negotiations on employment and employee equity issues in order to mitigate the risk to the Company that might arise if senior management and employees in general were not supportive of the transaction. Mr. Huston reported that senior management had requested that the Company pay for the fees of a single law firm to assist senior management in their negotiations with the Gores/ Tennenbaum group. After discussion, the special committee voted to recommend this to the board of directors.
      A board meeting was held immediately following the special committee meeting. Mr. Huston reviewed the issues discussed and resolutions taken at the special committee meeting. After discussion, the board determined to approve the expense reimbursement agreement requested by the Gores/ Tennenbaum group, and to authorize the Company to pay for the fees of a single law firm to assist senior management, each as recommended by the special committee.
      On October 21, 2005, the Company entered into the expense reimbursement agreement with the Gores/ Tennenbaum group. In addition, during the period from October 19, 2005 through November 2, 2005, representatives of Ropes & Gray continued negotiations with representatives from Bingham McCutchen related to the merger agreement. The Gores/ Tennenbaum group also conducted its customer and channel due diligence calls.
      On October 26, 2005, the Company announced its financial results for the third fiscal quarter. The Company reported an increase in revenues of 5%, reduced losses from operations, improved cash flow relative to the preceding quarter and the subsequent receipt of a $52.5 million tax refund, including interest. On its public earnings release conference call the Company announced that it also expected to realize positive cash flow in the fourth quarter of 2005.
      A special committee meeting was held on November 2, 2005 to discuss the Gores/ Tennenbaum group’s proposal. Ropes & Gray reviewed the terms and conditions of the merger agreement and discussed the remaining issues to be resolved. Mr. Aslett updated the special committee on senior management’s discussions with the Gores/ Tennenbaum group, indicating that negotiations were ongoing and that progress had been made. Although a number of important issues remained unresolved, Mr. Aslett expressed optimism that resolution of all issues would likely be achieved. Mr. O’Brien reported that he had met with a representative of Gores who had asked if the special committee had any flexibility to consider a reduction in the price previously offered by Gores for the Company. JPMorgan reported that representatives of Gores had also requested an in-person meeting in California with representatives of JPMorgan. JPMorgan and Ropes & Gray then answered questions. The special committee considered the fact that the Gores/ Tennenbaum group had not yet concluded negotiations with senior management which might significantly increase the risk of senior management and general employee attrition during the period between signing and closing, which in turn could have a business impact resulting in a material adverse effect to the Company and potentially jeopardize the closing of the transaction on the agreed terms or at all. JPMorgan and Ropes & Gray discussed the provisions in the merger agreement relating to the Gores/ Tennenbaum group’s right to terminate it. The special committee requested that Ropes & Gray negotiate with Bingham McCutchen to add an exception to the material adverse effect definition to exclude the effects of departures of senior management.
      Following the special committee meeting, a meeting of the full board of directors was convened. Mr. Huston and JPMorgan updated the full board on the process, the activities of the special committee since the last meeting of the board, and the issues discussed at the earlier special committee meeting. The board determined that it should not determine next steps until JPMorgan reported back to it regarding JPMorgan’s meeting with the Gores/ Tennenbaum group.
      On November 3, 2005, a representative of Gores met with a representative of JPMorgan. The Gores representative discussed the Company’s financial performance and its prospects, as well as its discussions with senior management, and, in view of these factors, inquired whether the special committee would consider a reduction in the proposed purchase price. At the conclusion of the meeting, Gores confirmed its willingness to proceed with the transaction on the terms previously proposed.
      A special committee meeting was held on November 7, 2005. Ropes & Gray reported that negotiations over the merger agreement had been completed and that the Gores/ Tennenbaum group had agreed to exclude the effect of any departures of senior management from the definition of material adverse effect. Ropes & Gray also described other key terms and conditions of the merger agreement. Mr. Aslett reported that senior management still had not reached agreement with the Gores/ Tennenbaum group, and that the probability of reaching an agreement had decreased. JPMorgan reported on its meeting with representatives of Gores and that Gores did, in fact, inquire about the willingness of the special committee to consider a possible reduction in the purchase price, but that, after discussion, the Gores/ Tennenbaum group confirmed its offer to purchase the Company for $13.92 per share. JPMorgan then discussed an update on its prior financial analysis of Enterasys and an analysis of the financial aspects of the Gores/ Tennenbaum group’s proposal. The special committee, in executive session, considered the Gores/ Tennenbaum group’s proposal, the risks and benefits of remaining an independent public company, the potential closing risks associated with the fact that negotiation between Gores and management had not concluded, and the revised material adverse effect definition. After further discussion, the special committee recommended that the full board of directors approve the merger with the Gores/ Tennenbaum group at a price of $13.92 per share.
      Following the special committee meeting, a meeting of the full board was convened. Mr. Huston reviewed the status of the merger negotiations with the Gores/ Tennenbaum group, described the deliberations of the special committee and reported that the special committee had unanimously determined to recommend that the full board of directors approve the proposed merger with the Gores/ Tennenbaum group. Mr. Huston and Mr. Aslett described the current status of negotiations between management and the Gores/ Tennenbaum group. JPMorgan then directed the board to the updated preliminary financial analysis that had previously been distributed by JPMorgan to the board. Ropes & Gray and JPMorgan discussed provisions in the merger agreement relating to the Gores/ Tennenbaum group’s ability to terminate the merger agreement. Mr. Aslett reported on the matters that he previously reviewed with the special committee and suggested that the board consider management’s concerns regarding the risk that the transaction might not close at the current offer price, or at all, as well as the risk to the business pre-closing. Mr. Aslett then discussed management’s plans for the business in the event that the board of directors determined that Enterasys should remain an independent publicly traded company.
      Ropes & Gray then reviewed the board’s fiduciary duties in the context of an extraordinary transaction such as the proposed merger. JPMorgan reviewed the entire process leading to the proposed transaction and indicated that JPMorgan was prepared to express an opinion as to the fairness of the transaction to the Company’s stockholders from a financial perspective. In executive session, the board engaged in an extensive discussion relating to the risks to the Company prior to closing if employee sentiment about a transaction were negative, the risks of the transaction not closing, the risks to the business if the transaction was announced but ultimately did not close, and the indications by the Gores/ Tennenbaum group that it was interested in seeking a reduction in the purchase price. The board requested that JPMorgan and Ropes & Gray discuss with the Gores/ Tennenbaum group the means by which these risks might be mitigated. The board also requested that management continue its efforts to reach closure with the Gores/ Tennenbaum group regarding the remaining open items.
      Following this meeting, Mr. Aslett and representatives of Gores discussed the remaining open items and agreed to an in-person meeting to discuss the Gores/ Tennenbaum group’s commitment to closing the transaction on the proposed terms, its future plans for the business, and the remaining employment and equity issues. On November 8, 2005, Messrs. Aslett and Haines traveled to California to meet with representatives of Gores to continue discussions with respect to those issues. By the close of business on November 9, those discussions had been successfully concluded. On November 10, Messrs. Aslett and Haines traveled back to Massachusetts.
      On November 11, 2005, a special committee meeting was held to determine the status of the proposed transaction, the results of management’s follow-up on the board’s request from its last meeting, and possible next steps in light of the board’s concerns. Mr. Aslett was invited to the meeting and reported on the discussions with Gores relating to its commitment to closing the transaction on the proposed terms, its future plans for the business, and noted that the remaining employment and broader employee equity issues had been successfully concluded. The special committee discussed how this mitigated the risk that senior managers or employees in general might depart the Company during the period between announcement of the transaction and closing, and the risk of the transaction not closing on the proposed terms, or at all. Mr. Aslett further expressed the view that management supported the transaction. After discussion, the special committee voted to confirm its recommendation that the board of directors approve the merger with the Gores/ Tennenbaum group at a price of $13.92 per share.
      Following the special committee meeting, a meeting of the full board was convened. Mr. Aslett reiterated the report he just made to the special committee. JPMorgan summarized its prior review of the entire sale process and presented its analysis of the financial aspects of the Gores/ Tennenbaum group’s proposal. Ropes & Gray then discussed the terms and conditions of the merger agreement. Enterasys’ board of directors discussed the proposed terms, as well as the risks and benefits of proceeding with a merger with the Gores/ Tennenbaum group relative to the alternative of remaining an independent public company. Ropes & Gray and JPMorgan responded to questions from the board of directors. JPMorgan delivered an oral opinion, which was subsequently confirmed by delivery of a written opinion dated November 11, 2005, that, as of such date and based upon and subject to the factors and assumptions set forth in the written opinion, the consideration to be received by the holders of Enterasys’ common stock in the proposed merger, was fair, from a financial point of view, to such holders. JPMorgan described the analyses performed by it and responded to questions from Enterasys’ board of directors regarding its opinion. This opinion is described in more detail under “The Merger — Opinion of J.P. Morgan Securities, Inc.” beginning on page 28. The full text of the written opinion of JPMorgan, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion is attached as Annex B to this proxy statement. Following additional discussion and deliberation, the board of directors unanimously approved the merger agreement and the transactions contemplated by it and unanimously resolved to recommend that Enterasys’ stockholders vote to adopt the merger agreement. Mr. Paul Duncan was absent from the meeting and Mr. Aslett abstained from voting due to his potential continuing interest in the transaction.
      The merger agreement was executed by Enterasys, Parent and Acquisition after the close of business on Friday, November 11, 2005. On Monday, November 14, 2005, prior to the opening of trading on the New York Stock Exchange, Enterasys issued a press release announcing the transaction.
Reasons for the Merger
      After careful consideration, the Company’s board of directors, with Mr. Aslett abstaining from the vote due to his potential continuing interest in the transaction, by unanimous vote of the other directors present at the meeting called for that purpose (Mr. Duncan was absent from the meeting), determined that the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are advisable, fair to, and in the best interest of, the Company and its stockholders and approved the form, terms and provisions of the merger agreement and the merger. In reaching its decision to approve the merger agreement and the merger, and to recommend that Enterasys’ stockholders vote to adopt the merger agreement, the board considered the recommendation of the special committee and the factors examined by the special committee as described below.
      In reaching its determination and making its recommendation, the special committee of independent directors considered the following factors and potential benefits of the merger, each of which it believed supported its decision:

•	The current and historical market prices of Enterasys common stock, including the market price of the common stock relative to those of other industry participants and general market indices, and the fact that the cash merger price of $13.92 per share represents a premium of approximately 32% over the closing price of the common stock on November 11, 2005, the last trading day prior to the execution of the merger agreement, and premiums of 40% and 59% over the average closing prices of the common stock over the three and six-month periods, respectively, ending November 9, 2005. The special committee considered the fact that Enterasys common stock had closing prices as high as $15.20 per share (adjusted for the 8-for-1 stock split) and as low as $5.68 per share (adjusted for the 8-for-1 stock split) during the twelve-month period prior to the execution of the merger agreement and the fact the highest closing price during that period ($15.20) occurred on December 3, 2004, and that the price per share was at or near its low of $5.68 (adjusted for the 8-for-1 stock split) for eight days during that period. The cash merger price represents a premium of approximately 39% over the average closing price of common stock over the previous twelve-month period ended November 11, 2005.

•	Its belief that the merger was more favorable to the Company’s stockholders than any other alternative reasonably available to the Company and its stockholders. The special committee considered the possibility of continuing to operate Enterasys as an independent public company, including pursuing an acquisition or a capital raising transaction, and the risks associated with such alternatives, each of which the board determined not to pursue in light of its belief that the merger maximized stockholder value and was more favorable to the stockholders than any other alternative reasonably available to the Company and its stockholders. While pursuing these alternatives would have allowed Enterasys’ unaffiliated stockholders to retain control over Enterasys, the special committee concluded that the risks involved in executing this strategy successfully, including Enterasys’ size relative to other competitors, the fact that the enterprise data networking market is dominated by a small number of competitors, the possibility of consolidation by others in the industry, and the potential disproportionate impact on the Company in the event of continued economic uncertainty or an economic downturn, outweighed the potential benefits of these other transactions.

•	The extensive sale process conducted by Enterasys, with the assistance of JPMorgan, which involved engaging in discussions with 47 parties to determine their potential interest in a business combination transaction with Enterasys, entering into confidentiality agreements with nine parties and the receipt of seven preliminary and two definitive proposals to acquire Enterasys.

•	The price proposed by the Gores/ Tennenbaum group represented the highest price that Enterasys had received for the acquisition of the Company.

•	The fact that the merger consideration is all cash, so that the transaction will allow Enterasys’ stockholders to immediately realize a fair value, in cash, for their investment and will provide such stockholders certainty of value for their shares.

•	The presentation of JPMorgan, including its opinion that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in such opinion, the consideration to be received by the holders of Enterasys’ common stock in the proposed merger is fair, from a financial point of view, to such holders (see “The Merger — Opinion of J.P. Morgan Securities, Inc.” and Annex B to this proxy statement).

•	The limited positive impact on the Company’s stock price of the Company’s announcement of increased revenues, reduced losses from operations, improved cash flow and the subsequent receipt of a $52.5 million tax refund in the third fiscal quarter of 2005, as a barometer of investors’ perceptions of the Company’s future prospects as it moves from a loss position to breakeven or profitable operations.

•	The terms of the merger agreement, including without limitation:

•	the limited number and nature of the conditions to Parent and Acquisition’s obligation to consummate the merger and the limited risk of non-satisfaction of such conditions, including that for purposes of the merger agreement a “material adverse effect” on Enterasys does not include effects resulting primarily from changes in the general economic conditions or general changes in the enterprise data networking industry, unless the changes have a disproportionate effect on the Company and its subsidiaries taken as a whole relative to other industry participants, or the announcement of the merger (including the resignations of employment of certain officers of the Company);

•	the provisions of the merger agreement that allow the board of directors, under certain limited circumstances if required to comply with its fiduciary duties under applicable law, to change its recommendation that Enterasys’ stockholders vote in favor of the adoption of the merger agreement;

•	the provisions of the merger agreement that allow Enterasys, under certain limited circumstances if required to comply with its board of directors’ fiduciary duties under applicable law, to furnish information to and conduct negotiations with third parties;

•	the provisions of the merger agreement that provide the board of directors the ability to terminate the merger agreement in order to accept a financially superior proposal (subject to negotiating with Parent in good faith and paying Parent the $10 million termination fee, or approximately 2.6% of the total merger consideration ($15 million, or approximately 3.9% of the total merger consideration, after January 31, 2006));

•	the conclusion of the board of directors that the termination fee and the circumstances when such fee is payable and the requirement to reimburse Parent for certain expenses, up to a limit of $3 million, in the event that the merger agreement is terminated because Enterasys’ stockholders fail to adopt the merger agreement, were reasonable in light of the benefits of the merger, the auction process conducted by Enterasys with the assistance of JPMorgan;

•	the obligation of Parent to pay Enterasys liquidated damages up to $15 million from Parent and Acquisition in certain circumstances in which Parent or Acquisition breach the merger agreement and the fact The Gores Group, LLC, has committed to make an equity contribution to the Parent in the event that Parent becomes obligated to pay these amounts; and

•	the agreement by Parent that the Company’s employees would be provided, until 12 months following the effective time of the merger, with compensation, benefits and other terms of employment that are at least comparable to the compensation, benefits and other terms of employment provided to such employees immediately prior to the effective time of the merger.

•	The strength of debt commitment letters obtained by Parent, including the absence of “market outs” and the fact that obtaining the proceeds of the financing commitments is not a condition to Parent and Acquisition’s obligation to close.

•	The availability of appraisal rights to holders of our common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery (see “Dissenters’ Rights of Appraisal” and Annex C).
      The special committee also considered and balanced against the potential benefits of the merger the following potentially adverse factors concerning the merger:

•	The risk that the merger might not be completed in a timely manner or at all.

•	The interests of Enterasys’ executive officers and directors in the merger (see “Interests of Enterasys’ Directors and Executive Officers in the Merger”), including the terms of Mr. Aslett’s participation in the merger and the fact that he and other executive officers and other members of senior management have interests in the merger that are different from, or in addition to, those of Enterasys’ other stockholders (see “Interests of Enterasys’ Directors and Executive Officers in the Merger” beginning on page 34). The special committee noted that Mr. Aslett’s participation in the equity of the Parent and his other arrangements may create a conflict of interest between his economic interests and the economic interests of those of the unaffiliated stockholders in connection with the merger. However, the special committee believed that this conflict was mitigated by the establishment of the special committee to negotiate the terms of the merger agreement and to evaluate the fairness of the merger.

•	The fact that Enterasys’ stockholders (other than Mr. Aslett and certain other members of management) will not participate in any future earnings or growth of Enterasys and will not benefit from any appreciation in value of Enterasys.

•	The restrictions on the conduct of Enterasys’ business prior to completion of the merger, requiring Enterasys to conduct its business only in the ordinary course, subject to specific limitations or the consent of Parent, which may delay or prevent Enterasys from undertaking business opportunities that may arise pending completion of the merger.

•	The merger consideration consists of cash and will therefore be taxable to our stockholders for U.S. federal income tax purposes.

•	The restrictions on the Company’s ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Enterasys and the requirement that Enterasys pay Parent a $10 million termination fee ($15 million after January 31, 2005), in order for the board of directors to accept a superior proposal.

•	The requirement that Enterasys reimburse Parent for up to $3 million of its expenses incurred in connection with the proposed merger if Enterasys’ stockholders do not adopt the merger agreement and the merger.

•	The limited nature of Enterasys’ recourse against Parent, a company without any material amount of assets, in the event of a wrongful termination or material breach of the amended merger agreement and the fact The Gores Group, LLC, has only committed to make an equity contribution to the Parent in the event that Parent becomes obligated to pay liquidated damages.

•	The risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger.

•	The possibility of management and employee disruption associated with the merger.
      The foregoing discussion summarizes the material factors considered by our board of directors and the special committee in reaching their respective conclusions and recommendations, but is not meant to be exhaustive. As part of its determination with respect to the fairness of the merger, the board of directors adopted the conclusion of the special committee and the factors considered by the special committee in arriving at such conclusion, based upon the board of directors’ view as to the reasonableness of such conclusion and factors. After considering these factors, our board of directors and the special committee concluded that the positive factors relating to the merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered in reaching their determinations, neither the board of directors nor the special committee found it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their conclusions and recommendations. In addition, the individual members of the board of directors and the special committee may have assigned different weights to various factors. The board of directors and the special committee viewed their determinations and recommendations as being based on the totality of the information presented to, and considered by, them.
Recommendation of the Board of Directors
      On November 11, 2005, the special committee unanimously determined that the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are advisable, fair to, and in the best interest of, the Company and its stockholders and recommended that the board of directors approve the merger agreement. In making its determination, the special committee considered a number of factors, as more fully described above under “Reasons for the Merger” beginning on page 25.
      On November 11, 2005, at a meeting of the entire board of directors (Mr. Duncan was absent) with representatives of Ropes & Gray LLP and JPMorgan participating, the special committee reported to the entire board of directors on its recommendation of the merger agreement and its determination of the advisability and fairness of the merger agreement and the merger. On that same date, the board of directors of Enterasys, with Mr. Mark Aslett abstaining from the vote due to his potential continuing interest in the transaction, by unanimous vote of those present at the meeting of the board of directors called for that purpose, determined that the merger agreement and the merger, upon the terms and conditions set forth in the amended merger agreement, are advisable, fair to, and in the best interest of, the Company and its stockholders and approved the form, terms and provisions of the merger agreement and the merger.
      Accordingly, the board of directors recommends that you vote “FOR” the adoption of the merger agreement.
Opinion of J.P. Morgan Securities, Inc.
      Pursuant to an engagement letter dated February 3, 2005, Enterasys retained JPMorgan as its financial advisor in connection with the merger. At the meeting of the Board of Directors of Enterasys on November 11, 2005, JPMorgan rendered its oral opinion, subsequently confirmed in writing, to the Board of Directors of Enterasys that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to holders of Enterasys common stock in the merger was fair, from a financial point of view, to such holders. No limitations were imposed by Enterasys’ Board of Directors upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinions.
      The full text of the written opinion of JPMorgan, dated November 11, 2005, which sets forth the assumptions made, matters considered and limits on the review undertaken by JPMorgan in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated by reference into this proxy statement. The Company’s stockholders are urged to read the opinion carefully in its entirety.

JPMorgan’s written opinion is addressed to the Board of Directors of Enterasys, in connection with and for the purposes of its evaluation of the merger, and is directed only to the fairness, from a financial point of view, of the consideration to be received by the holders of Enterasys common stock in the merger and does not constitute a recommendation to any Enterasys stockholder as to how the stockholder should vote at the Enterasys Special Meeting. The summary of the opinion of JPMorgan set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.
      In arriving at its opinion, JPMorgan, among other things:

•	reviewed a draft dated, November 4, 2005, of the Merger Agreement;

•	reviewed certain publicly available business and financial information concerning Enterasys and the industries in which it operates;

•	compared the financial and operating performance of Enterasys with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of Enterasys common stock and certain publicly traded securities of those other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of Enterasys relating to its business; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.
      JPMorgan also held discussions with certain members of the management of Enterasys, Parent and Acquisition with respect to certain aspects of the merger and the past and current business operations of Enterasys, the financial condition and future prospects and operations of Enterasys and certain other matters JPMorgan believed necessary or appropriate to its inquiry.
      JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by Enterasys, Parent or Acquisition or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct any valuation or appraisal of any assets or liabilities, nor were any valuations or appraisals provided to JPMorgan. JPMorgan did not evaluate the solvency of Enterasys, Parent or Acquisition under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Enterasys to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan also assumed that the merger will have the tax consequences described in discussions with, and materials furnished to JPMorgan by, representatives of Enterasys, that the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement and that the definitive Merger Agreement would not differ in any material respect from the draft provided to JPMorgan. JPMorgan relied as to all legal matters relevant to the rendering of its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Enterasys.
      JPMorgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of the opinion. Subsequent developments may affect JPMorgan’s opinion, and JPMorgan does not have any obligation to update, revise or reaffirm its opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of Enterasys common stock in the merger, and JPMorgan has expressed no opinion as to the fairness of the merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of Enterasys or the underlying decision by Enterasys to engage in the merger.

      In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion. Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by JPMorgan more fully, you should read the tables together with the text of each summary. The tables do not constitute a complete description of JPMorgan’s financial analyses. In its analyses, JPMorgan utilized estimates of revenue and earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, for Enterasys based both on publicly available equity research analysts’ estimates, referred to below as Enterasys analyst estimates, and internal estimates of Enterasys’ management, referred to below as Enterasys management estimates. In conducting its analysis, JPMorgan considered three projected financial cases for Enterasys that were prepared by Enterasys’ management. In the first case, referred to as Management Case 1, Enterasys management assumed, among other things, that Enterasys’ total revenue would grow by 3.9% from 2005 to 2006 and by 1% to 2% between 2007 and 2010 and that Enterasys’ operating income margin would increase from 5.1% in 2006 to 10.0% in 2010. In the second case, referred to as Management Case 2, Enterasys management assumed, among other things, that Enterasys’ total revenue would grow by 8.5% from 2005 to 2006 and by 3.0% to 8.5% between 2007 and 2010 and that Enterasys’ operating income margin would increase from 6.4% in 2006 to 12.0% in 2010. In the third case, referred to as Management Case 3, Enterasys management assumed, among other things, that Enterasys’ total revenue would grow by 13.7% from 2005 to 2006 and by 3.0% to 8.5% between 2007 and 2010 and operating income margin would increase from 8.0% in 2006 to 13.5% in 2010. For each management case, EBITDA was adjusted for 2006 to eliminate certain extraordinary expenses that Enterasys expected to incur in 2006, but not in subsequent years, and the acceleration of potential financial improvements that were initially projected to be realized in 2007. Furthermore, using assumptions provided by Enterasys’ management, and at management’s direction, JPMorgan calculated the present value of the potential future tax benefits principally related to Enterasys’ U.S. and foreign net operating loss carryforwards.

Selected Companies Analysis
      Using publicly available information, JPMorgan compared selected financial data of Enterasys with similar data for the following selected publicly traded enterprise network communications technology companies:

•	3Com Corporation

•	Avici Systems Inc.

•	Cisco Systems, Inc.

•	Extreme Networks, Inc.

•	F5 Networks, Inc.

•	Foundry Networks, Inc.

•	Juniper Networks, Inc.

•	Redback Networks Inc.

•	Sycamore Networks, Inc.

•	UTStarcom, Inc.
      For each of the selected companies, JPMorgan used estimates published in publicly available equity analyst research reports. For Enterasys, JPMorgan used Enterasys analyst estimates and estimates provided by Enterasys management, as described above. JPMorgan calculated the firm value of each company by adding the sum of its long-term and short-term debt to the sum of the market value of its common equity, the book value of its preferred stock and the book value of its minority interest and subtracting cash and cash equivalents. JP Morgan compared firm value as a multiple of calendar year 2006 estimated revenue and EBITDA. JPMorgan then applied a range of selected multiples of 2006 revenue and EBITDA derived from the selected companies to corresponding financial data of Enterasys. This analysis indicated the following approximate implied per share equity reference range for Enterasys, as compared to the per share merger consideration of $13.92:

Enterasys Management Estimates

	Enterasys Analyst	Management	Management	Management
Based on Multiple of:	Estimates	Case 1	Case 2	Case 3

Calendar Year 2006 Revenue	$10.65 - $16.86	$10.74 - $16.97	$11.43 - $17.99	$11.83 - $18.69
Calendar Year 2006 EBITDA	$11.25 - $13.55	$11.36 - $13.60	$12.91 - $15.74	$14.39 - $17.83

Discounted Cash Flow Analysis
      JPMorgan performed a discounted cash flow analysis of Enterasys based upon Enterasys analyst estimates and estimates provided by Enterasys management. JPMorgan calculated the after-tax, unlevered free cash flows that Enterasys is expected to generate during the fourth quarter of fiscal year 2005 through fiscal year 2010 for the Enterasys analyst estimates and each management case, as described above. JPMorgan also calculated an implied range of terminal values for Enterasys using a range of perpetuity growth rates for free cash flows from 0.0% to 4.0% and a range of discount rates from 18.0% to 21.0%. The present values of the unlevered free cash flows and the range of terminal values were then adjusted for Enterasys’ cash and marketable securities as of September 30, 2005 and to reflect a tax refund that Enterasys received after September 30, 2005. This analysis indicated the following approximate per share equity reference ranges for Enterasys, as compared to the per share merger consideration of $13.92:

Enterasys Management Estimates

	Management	Management	Management
Enterasys Analyst Estimates	Case 1	Case 2	Case 3

$10.19 - $11.25	$10.47 - $11.50	$12.62 - $14.52	$13.74 - $15.92
      The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data utilized by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, JPMorgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, JPMorgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Enterasys. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of JPMorgan’s analysis, may be considered similar to those of Enterasys. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Enterasys.
      As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise Enterasys with respect to the merger on the basis of such experience and its familiarity with Enterasys.
      For services rendered in connection with the merger, JPMorgan will receive a fee of approximately $4.4 million from the Company based, in part, on the aggregate consideration payable in the merger which is approximately $386 million, a significant portion of which is contingent upon the consummation of the merger. In addition, the Company has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the Federal securities laws.
      In addition, JPMorgan and its affiliates have in the past provided financial advisory and other investment banking services to Enterasys for customary compensation. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of Enterasys for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.
Consideration
      At the effective time of the merger, Acquisition will be merged with Enterasys. When the merger is completed:

•	Each share of Enterasys common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in our treasury or owned by Parent, Acquisition or any of their respective subsidiaries or shares as to which a stockholder validly exercises and perfects appraisal rights in compliance with Delaware law) will automatically be cancelled and converted into the right to receive $13.92 in cash, without interest.

•	Each stock option to acquire Enterasys shares outstanding immediately prior to the effective time of the merger will be cancelled. In consideration of this cancellation, the holder will have the right to receive a cash payment, without interest and less applicable withholding taxes, an amount equal to the product of:

•	the excess, if any, of $13.92 over the exercise price per share of common stock for such stock option; and

•	the number of shares of common stock then subject to the vested portion of such stock option (to the extent not previously exercised).
Financing of the Merger
      The obligations of each of Parent and Acquisition to complete the merger are not subject to a financing condition. However, Parent and Acquisition are newly formed corporations without historical operations that do not have the funds required to complete the merger and are wholly reliant on commitments of others that are subject to various conditions to obtain these funds. See Backstop Commitment on page 34 for more information.
      The total amount of funds required to complete the merger, including amounts necessary to pay expected fees and expenses associated with the merger, is anticipated to be approximately $400 million.
      Parent and Acquisition expect this amount, together with Enterasys’ working capital requirements following the completion of the merger, to be provided through Enterasys’ cash and marketable securities and a combination of the proceeds of:

•	equity contributions by Gores Capital Partners, L.P., Gores Co-Invest Partnership, L.P. and Gores FF Partners, L.P., which we refer to collectively in this proxy statement as “Gores,” and investment funds managed by Tennenbaum Capital Partners, LLC, which we refer to in this proxy statement as “Tennenbaum,” of up to $110 million in the aggregate, pursuant to equity commitment letters which are described below under “— Equity Contributions;”

•	a $50 million senior secured credit facility, which is described below under “— Debt Commitment Letter;” and

•	subordinated debt from Tennenbaum of up to $110 million in the aggregate, a portion of which would be incurred by Parent, pursuant to a commitment letter which is described below under “— Subordinated Debt.”

Equity Contributions
      Each of Gores and Tennenbaum entered into commitment letters, dated November 11, 2005, which we refer to collectively in this proxy statement as the “equity commitment letters,” pursuant to which Gores and Tennenbaum have agreed to provide in connection with the merger and subject to the conditions set forth in the equity commitment letters, equity contributions to Parent of up to $110 million in the aggregate. The obligations of Gores and Tennenbaum are subject to the satisfaction in full or waiver of the conditions to the closing of the merger set forth in the merger agreement, and the obligations of Tennenbaum are also subject to usual and customary conditions for transactions of this type, including the negotiation, execution and delivery of satisfactory subscription and other investment-related documentation.

Debt Commitment Letter
      Gores entered into a commitment letter, dated as of October 21, 2005, which we refer to in this proxy statement as the “debt commitment letter,” with Wells Fargo Foothill, Inc. (“Wells Fargo”). Pursuant to, and subject to the terms and conditions of, the debt commitment letter, Wells Fargo has committed to provide to Acquisition a $25 million senior secured revolving credit facility and a $25 million senior secured term loan. The borrower under the senior secured credit facility will initially be Acquisition, and following completion of the merger will be Enterasys.
      Borrowings under the revolving credit facility are expected to mature on the fourth anniversary of the closing of the merger and to be subject to a borrowing base limitation calculated based on Enterasys’ accounts receivable and inventory. Borrowings under the senior credit facility are expected, at the option of the borrower, to bear interest at a rate equal to the Wells Fargo prime rate plus 2.5% or the LIBOR (London Interbank Offer Rate) rate plus 4%. Wells Fargo would have a security interest in all of Enterasys’ assets following the consummation of the merger. Enterasys would be required to satisfy financial covenants under the definitive documentation. The debt commitment letter provides that the definitive documentation of the senior credit facility would provide for customary events of default.
      The commitments of Wells Fargo to provide the senior secured credit facility are subject to various conditions, including:

•	the completion of Wells Fargo’s customary legal, collateral and business due diligence with results reasonably satisfactory to Wells Fargo;

•	the presence of minimum levels of working capital at Enterasys at the time of the closing of the merger;

•	the negotiation and finalization of definitive documentation regarding the senior secured credit facility;

•	evidence that all necessary material governmental and shareholder approvals and consents necessary for the completion of the merger and the related financings have been received, and that all applicable waiting periods have expired without any action being taken by any applicable authority; and

•	there not having occurred any material adverse change in the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of Parent, Acquisition, Enterasys and their respective subsidiaries, taken as a whole.
      Since the terms of the senior secured credit facility have not been finalized, the final terms and amounts may differ from those described above and, in certain cases, the differences may be significant. Enterasys does not intend to update or otherwise revise any of the terms of the financing included in this proxy statement to reflect circumstances existing after the date when such statements were made or to reflect the occurrence of future events even in the event that any of the statements regarding the financing arrangements are shown to be in error or otherwise no longer appropriate.

Subordinated Debt
      Tennenbaum has committed pursuant to the commitment letter described above in “— Equity Contributions” to provide up to $110 million of subordinated debt financing, including both second-lien secured debt of Acquisition and secured debt of Parent in connection with the merger. Although the interest rate, interest payment dates, maturity and other material terms of the subordinated debt have not been finalized, the subordinated debt is expected to contain terms customary for subordinated debt of issuers similar to Parent and Enterasys, including customary closing conditions.
Backstop Commitment
      In the event that Parent becomes obligated to make the $15 million liquidated damages payment to Enterasys under the merger agreement, Gores has committed to make an equity contribution to Parent in an amount sufficient to satisfy this obligation.
Interests of Enterasys’ Directors and Executive Officers in the Merger
      In considering the recommendation of the board of directors that you vote “FOR” the adoption of the merger agreement, you should be aware that Enterasys’ directors, executive officers and certain members of our senior management team may have interests in the merger that are different from, and/or in addition to, the interests of Enterasys stockholders generally.
      The special committee of independent directors carefully evaluated and negotiated the terms of the merger agreement and unanimously determined that the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are advisable, fair to, and in the best interest of, Enterasys and its unaffiliated stockholders and recommended that the board of directors approve the merger agreement. The board of directors has approved these matters (with Mr. Mark Aslett abstaining and Mr. Paul Duncan absent).
      Both the special committee and the board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the stockholders that the merger agreement be adopted.

Enterasys Stock Options
      The merger agreement and Enterasys’ option plans provide that at the effective time of the merger, each option to acquire Enterasys common stock outstanding immediately prior to the effective time (including those held by Enterasys’ directors and executive officers) will be cancelled. In connection with this cancellation, holders of vested stock options that are outstanding immediately prior to the effective time will have the right to receive in cash, without interest and less applicable withholding taxes, an amount equal to the product of:

•	the excess, if any, of $13.92 over the exercise price per share of common stock for the stock option; and

•	the number of shares of common stock then subject to the vested portion of the stock option (to the extent not previously exercised).
      No consideration will be paid with respect to stock options which are not vested immediately prior to the effective time.
      Under the terms of the Enterasys 2002 Change-in-Control Severance Benefit Plan for Key Executives, each option held by the participants thereunder, including our executive officers, will become fully vested and exercisable immediately prior to the closing of the merger. Under the terms of the Enterasys 2004 Equity Incentive Plan, each option issued under such plan will become fully vested and exercisable immediately prior to the closing of the merger. Under the terms of the Enterasys 1998 Equity Incentive Plan the vesting and exercisability of each option issued under that plan (including those held by Enterasys’ directors) will accelerate by ten months immediately prior to the closing of the merger.
      The following chart sets forth with respect to each director and executive officer:

•	the number of shares covered by vested and exercisable options as of January 11, 2006 and the value of these options, assuming no acceleration due to the merger;

•	the number of shares covered by options that are expected to vest and become exercisable due to the merger and the value of these options, assuming a January 11, 2006 closing; and

•	the total number of shares covered by vested and exercisable options at January 11, 2006 and that are covered by options expected to vest and become exercisable immediately prior to the closing of the merger, and the value of these options, assuming a January 11, 2006 closing.
      Option values were calculated based on the merger agreement provisions that each holder of a vested and exercisable option immediately prior to the closing of the merger will receive a cash payment equal to the product of the excess, if any, of $13.92 per share over the per share exercise price of the option times the number of shares covered by the vested portion of the option, assuming for this purpose that the closing of the merger occurred on January 11, 2006 and without regard to deductions for income taxes and other withholding.

	Options Vested		Options Accelerated		Total Options Held

Director or Executive Officer	Shares	Value	Shares	Value	Shares	Value

William K. O’Brien	183,855	$921,001	62,217	$185,630	246,072	$1,106,631
Mark Aslett	14,584	$3,500	150,288	$436,538	164,872	$440,038
Paul R. Duncan	0	$0	1,042	$6,836	1,042	$6,836
Michael Gallagher	0	$0	1,042	$6,836	1,042	$6,836
Richard S. Haak, Jr.	23,567	$106,619	25,003	$68,907	48,570	$175,526
Gerald M. Haines	33,358	$145,787	25,101	$67,790	58,459	$213,577
Edwin A. Huston	0	$0	1,042	$6,836	1,042	$6,836
Ronald T. Maheu	9,375	$3,750	1,042	$6,836	10,417	$10,586
John J. Roese	17,351	$66,388	24,033	$62,497	41,384	$128,885
Bruce J. Ryan	0	$0	3,125	$20,500	3,125	$20,500
James Sims	0	$0	1,042	$6,836	1,042	$6,836
Leon J. Woo	4,167	$1,000	30,279	$95,753	34,446	$96,753

Enterasys Performance Incentive Plan
      The Enterasys Performance Incentive Plan, which is referred to in this proxy statement as the “EPIP,” provides for cash incentive bonuses to executive officers and other key employees for Enterasys’ 2005 fiscal year. The EPIP provides for individual cash bonuses based partially on corporate performance and partially on individual and departmental performance. Following each of the first three fiscal quarters of fiscal 2005, the compensation committee of the Enterasys board of directors has determined the aggregate amount of cash bonuses to be available based on corporate and individual or departmental performance for the preceding quarter. If the merger is consummated prior to the time that the compensation committee has made the applicable determinations under the EPIP with respect to the fourth quarter of 2005 and before individual incentive awards have been made:

•	the aggregate cash bonus based on departmental or individual performance for the fourth quarter will be 40% of the maximum potential bonus for these awards;

•	individual awards based on departmental or individual performance for fiscal 2005 will be made assuming that each individual has earned 40% of the maximum award the individual is eligible to earn based on departmental or individual performance; and

•	awards based on corporate performance will be determined based upon a level of corporate performance for the fourth quarter consistent with levels contained in Enterasys’ annual operating plan for the fourth quarter as last approved by the Enterasys board of directors, unless actual corporate performance for the fourth quarter is later determined to exceed these levels, in which case awards will be increased to reflect the actual performance.
      In addition, payments of incentive awards under the EPIP will be made to all executive officers and other key employees participating in the EPIP who were employed by Enterasys at the effective time of the merger on the earlier to occur of March 15, 2006 or the date that annual EPIP payments are made based on corporate performance. If the employment of any executive officer or other key employee who was employed by Enterasys at the effective time of the merger is terminated by Enterasys without cause prior to these payment dates, the individual will be entitled to receive his or her EPIP payment within five business days of the date of employment termination.

Enterasys 2002 Change-in-Control Severance Benefit Plan for Key Employees
      Each executive officer participates in the Enterasys 2002 Change-in-Control Severance Benefit Plan for Key Employees, which we refer to in this proxy statement as the “CIC Plan.” In addition to the acceleration of vesting of options to purchase Enterasys common stock described above, the CIC plan provides severance benefits to participants, including each executive officer, following the merger. If during the period of 18 months following the effective time of the merger (24 months in the case of Mr. Aslett or Mr. O’Brien), the executive’s employment with Enterasys is terminated by Enterasys without cause or by the executive for good reason, the executive will be entitled to the following benefits:

•	a cash payment equal to all earned but unpaid salary, all accrued vacation, any incentive bonus for the year ended prior to the year of termination to the extent not yet paid, reimbursement for all unreimbursed business expenses and the return of any payroll deductions not yet applied to the purchase of stock under the employee stock purchase plan;

•	a cash payment equal to the executive’s target incentive bonus for the fiscal year in which the termination occurs, pro-rated for the number of days elapsed during that year at the time of termination;

•	a cash payment equal to 1.5 times (or two times if the executive was the Chief Executive Officer or Executive Chairman immediately prior to merger) the higher of the executive’s annual base salary in effect immediately prior to the date of termination or immediately prior to the change in control;

•	a cash payment equal to 1.5 times (or two times if the executive was the Chief Executive Officer or Executive Chairman immediately prior to merger) the higher of the executive’s target incentive bonus for the fiscal year in which the change in control occurs or the highest aggregate amount of bonus paid to the participant in any of the three most recent fiscal years ended before the termination;

•	the right to continue to participate in Enterasys’ medical, dental and life insurance plans or programs for a period of 18 months following the termination (or 24 months of the executive was the Chief Executive Officer or Executive Chairman immediately prior to the merger);

•	if any amounts payable to an executive other than the Chief Executive Officer or Executive Chairman immediately prior to the merger would be subject to a federal excise tax applicable in connection with a change in control, the executive will be entitled to receive either the full amount payable or such lesser amount as would result in no portion of the amount payable being subject to the excise tax, whichever yields the greatest net amount to the executive on a after-tax basis; and

•	if any amounts payable to the Chief Executive Officer or Executive Chairman immediately prior to the merger would be subject to a federal excise tax applicable in connection with a change in control, the executive will be entitled to receive additional cash so that he will receive, on a net basis, the amount that he would have received in the absence of the tax.
      Under the CIC plan, “cause” means the conviction of a felony; willful failure to perform or gross negligence in the performance of the executive’s duties which remains uncured 15 business days after receipt of written notice; or the commission of any willful act of fraud, embezzlement or other dishonesty that is materially harmful to Enterasys. “Good reason” means any action by Enterasys that results in a material adverse change in the executive’s position, title, reporting relationship, authority, duties or responsibilities; any reduction in the executive’s base pay or material change in the executive’s bonus opportunity; any failure by Enterasys to provide the executive with benefits comparable to those received prior to the change in control; or a requirement by Enterasys that the executive relocate to more than 35 miles from Andover, Massachusetts.

Employment Agreements
      Parent has agreed to cause Enterasys to enter into an employment agreement with Mr. Aslett upon the consummation of the merger and authorized Mr. Aslett to cause Enterasys to enter into employment agreements with other members of senior management of Enterasys. Each employment agreement will provide that the executive will continue as an employee of Enterasys following the closing of the merger with no changes to the executive’s current title, reporting relationship or base salary. In addition, the executive will be entitled to receive an annual bonus under an incentive plan for management and executives as from time to time adopted by the Enterasys board of directors. The annual bonus for 2006 will be based on a target bonus of 100% of the executive’s base salary for 2006 (200% in the case of Mr. Aslett), with overperformance incentives of another 100% of base salary. Mr. Aslett will also receive a $1 million bonus payable on closing of the merger. Each executive entering into an employment agreement will be entitled to participate in employee benefit plans which are generally in effect from time to time for Enterasys’ executives and will receive an automobile allowance of $1,000 per month.
      Certain of our executive officers and members of senior management will be entitled to subscribe for shares of restricted non-voting common stock of Parent at a nominal subscription price intended to reflect the fair market value of the shares at the effective time of the merger. Mr. Aslett will be entitled to subscribe for approximately 3.5% of Parent’s fully-diluted equity. Certain other executive officers and members of senior management will be entitled to subscribe for up to approximately 6.5% of Parent’s fully-diluted equity in the aggregate, but individual share allocations among them are not set forth in the employment agreements and have not been otherwise determined. These shares of non-voting common stock are subject to forfeiture and restrictions on transfer that lapse over time. These vesting terms are described in more detail on page 38. In addition, Parent has agreed to grant to certain of our executive officers and other members of senior management shares of Parent’s Series A preferred stock and to pay such executive officers and other members of senior management a tax gross-up payment to reimburse them for the income tax consequences of this grant of shares. The shares of Series A preferred stock granted to Mr. Aslett will have a value of $700,000, which will represent approximately 0.45% of Parent’s fully-diluted equity, and the shares of Series A preferred stock granted to each other executive officer and member of senior management will have a value equal to such executive’s annual base salary set forth in his or her employment agreement, which will represent up to an aggregate of approximately 1.2% of Parent’s fully-diluted equity.
      The Series A preferred stock granted to the executives will be fully vested upon grant. The shares of restricted non-voting common stock will be 10% vested at the time of issuance (30% vested in the case of Mr. Aslett) with the remainder vesting in equal monthly installments for the four years following issuance. Upon the sale of all or substantially all of Parent or Enterasys, whether by asset or stock sale, all of the restricted non-voting shares of common stock will vest, and upon the acquisition by a different control group of a majority of Parent’s or Enterasys’ stock or assets, vesting will accelerate by 18 months (24 months in the case of Mr. Aslett), with an additional 12 months of acceleration upon termination of the executive’s employment by Enterasys without cause or by the executive with good reason within 12 months of the change in control. The shares of Series A preferred stock and restricted non-voting common stock will be subject to restrictions on transfer and entitled to participate on the same basis in any sales by other shareholders.
      Upon the termination of the executive’s employment, that executive will be entitled to receive all earned but unpaid salary, accrued vacation and any unpaid portion of the prior year’s annual incentive bonus. Upon the termination of the executive’s employment by Enterasys without cause or by the executive for good reason, the executive will be entitled to receive a pro-rated incentive bonus for the year in which the termination occurs, based on corporate performance for the year through the date of termination annualized; 12 months of base salary (18 months in the case of Mr. Aslett) paid on a salary continuation basis in accordance with Enterasys’ normal payroll practices over the ensuing 12-month period (18-month period in the case of Mr. Aslett); and continued participation in Enterasys’ medical, dental and life insurance plans or programs for such period.
      Under the employment agreements, “cause” means the conviction of a felony (other than a DUI or similar felony); a material failure to substantially perform the executive’s duties which remains uncured after 30 days’ written notice from Enterasys; a willful and material failure to comply with any lawful directive of the Enterasys board of directors that is reasonably determined by the board of directors to be in the best interest of Enterasys and fairly achievable by the executive; the commission of any willful act of fraud, embezzlement or other material dishonesty with respect to Enterasys; or a willful act as a result of which the executive receives a material and improper personal benefit at the expense of Enterasys. Good reason means any material adverse change in the executive’s position, title, reporting relationship, authority, duties or responsibilities; any reduction in the executive’s base salary or annual incentive bonus opportunity; a material failure by Enterasys to offer employee benefits to the executive; or a requirement by Enterasys that the executive be based more than 35 miles from Andover, Massachusetts.
      The employment agreements specify that the executive will remain a participant in the CIC plan for the 18-month period (24-month period for Mr. Aslett) following the effective time of the merger and will be entitled to the full benefits under the CIC plan in the event of a qualifying termination under the CIC plan during the 24 months following the effective date of the merger. Any severance payments or benefits that become due an executive under the CIC plan after the effective time of the merger will be in lieu of, and not in addition to, the severance benefits that might otherwise be payable under the employment agreements.
      If there is a subsequent change in control of Enterasys after the effective time of the merger, and the executive’s employment is terminated by Enterasys without cause or by the executive for good reason more than 24 months after the effective time of the merger but within 12 months of the subsequent change in control, the executive will be entitled to receive 18 months of base salary (24 months in the case of Mr. Aslett) paid on a salary continuation basis in accordance with Enterasys’ normal payroll practices over the ensuing 18-month period (24-month period in the case of Mr. Aslett) and continued participation in Enterasys’ medical, dental and life insurance plans or programs.
      Mr. Aslett’s employment agreement provides that if any amounts payable to him would be subject to a federal excise tax applicable in connection with a change in control, he will be entitled to receive additional cash so that he will receive, on a net basis, the amount that he would have received in the absence of the tax.
      The employment agreements require the executives to maintain the confidentiality of Enterasys’ proprietary information and to assign all inventions made during employment with Enterasys to Enterasys. If the executive’s employment is terminated by Enterasys for cause or by the executive without good reason, the executive is prohibited from engaging in competition with Enterasys; owning or controlling an interest in a firm that competes with Enterasys; or serving as an officer, director, partner, member or joint venturer of any firm that competes with Enterasys. During the year following termination of employment for any reason, the executive may not solicit, induce or encourage any employee or independent contractor of Enterasys to leave his or her employment with Enterasys; hire any person who was an employee or independent contractor of Enterasys during any time within the six month prior to the date of termination; or solicit, induce, entice or otherwise interfere with Enterasys’ business relationship with any customer of Enterasys.
      The employment agreements require Enterasys to indemnify the executive to the maximum extent permitted by applicable law against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which the executive is made a party by reason of his being an officer, director or employee of Enterasys or any subsidiary or affiliate of Enterasys. The employment agreements also require Enterasys to maintain directors and officers insurance customary and appropriate in both scope and amount to an enterprise of Enterasys’ size and type.

Representation on Board of Directors of Parent
      Following the effective time of the merger, Mr. Aslett is expected to join the board of directors of Parent and Enterasys.

Indemnification and Insurance
      The merger agreement provides that the certificate of incorporation of the surviving corporation in the merger must contain the provisions with respect to indemnification set forth in the Enterasys certificate of incorporation, and that these provisions may not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights of people entitled to indemnification under those provisions. The merger agreement also provides that after the closing of the merger, Enterasys must, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless each present and former director, officer or employee of Enterasys against any costs or expenses arising out of the transactions contemplated by the merger agreement or otherwise with respect to any acts or omissions occurring at or prior to the effective time of the merger. At or prior to the effective time of the merger, Parent has agreed to obtain a “tail” insurance policy that provides coverage for the six years following the effective time of the merger comparable to the coverage provided under Enterasys’ directors and officers insurance policy in effect on the date of the merger agreement for individuals who are directors and officers on the date of the merger agreement.

Post-Closing Ownership Interests
      Immediately after the completion of the merger, Parent will own all of the outstanding capital stock of Enterasys. It is anticipated that Mr. Aslett will hold shares of non-voting Series B common stock of Parent (subject to the vesting provisions described on page 38), representing approximately 3.5% of the fully-diluted equity interests of Parent as of the effective time of the merger, and shares of voting Series A preferred stock, representing in the aggregate approximately 0.45% of the fully-diluted equity interests of Parent, as of the effective time of the merger. Other executive officers and certain members of our senior management team, as a group, will hold shares of non-voting Series B common stock of Parent (subject to the vesting provisions described on page 38) representing up to approximately 6.5% of the fully-diluted equity interests of Parent as of the effective time of the merger, and shares of voting Series A preferred stock representing up to an aggregate of approximately 1.2% of the fully-diluted equity interests of Parent, as of the effective time of the merger. By using the term “fully-diluted,” we mean the outstanding equity of the Parent after giving effect to the grant at or following the merger of options to acquire Parent non-voting common stock under the management equity incentive program to be established by Enterasys in connection with the merger representing approximately 5% of the fully diluted-equity interests of Parent. Neither Mr. Aslett nor any other executive officer or member of our senior management team referred to above will receive any options under this program.
Material U.S. Federal Income Tax Consequences
      The following is a discussion of material U.S. federal income tax consequences of the merger to holders of Enterasys common stock whose shares of Enterasys common stock are converted into the right to receive cash in the merger (whether upon the receipt of the merger consideration or pursuant to the proper exercise of appraisal rights). We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.
      For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Enterasys common stock that is:

•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any State or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.
      A non-U.S. holder is a person (other than a partnership) that is not a U.S. holder.
      The U.S. federal income taxes of a partner in a partnership holding Enterasys common stock will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding shares of Enterasys common stock should consult their own tax advisors.
      This discussion assumes that you hold the shares of Enterasys common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass-through entities for U.S. federal income tax purposes, non-U.S. persons, stockholders who hold shares of Enterasys common stock as part of a hedge, straddle, constructive sale or conversion transaction, stockholders who acquired their shares of Enterasys common stock through the exercise of employee stock options or other compensation arrangements (such as deferred stock or restricted stock arrangements) or stockholders who hold (actually or constructively) an equity interest in the surviving corporation after the merger ). In addition, the discussion does not address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to you. We urge you to consult your own tax advisor to determine the particular tax consequences to you, including the application and effect of any state, local or non-U.S. income and other tax laws, of the receipt of cash in exchange for Enterasys common stock pursuant to the merger.

U.S. Holders
      The receipt of cash in the merger (whether as merger consideration or pursuant to the proper exercise of appraisal rights) by U.S. holders of Enterasys common stock will be a taxable transaction for

U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws). In general, for U.S. federal income tax purposes, a U.S. holder of Enterasys common stock will recognize gain or loss equal to the difference between:

•	the amount of cash received in exchange for such common stock; and

•	the U.S. holder’s adjusted tax basis in such common stock.
      Such gain or loss will be capital gain or loss. If the holding period in Enterasys common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. Certain U.S. holders, including individuals, are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. If you acquired different blocks of Enterasys common stock at different times and different prices, you must calculate your gain or loss and determine your adjusted tax basis and holding period separately with respect to each block of Enterasys common stock.
      Under the Code, as a U.S. holder of Enterasys common stock, you may be subject to information reporting on the cash received in the merger unless an exemption applies. Back-up withholding may also apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the back-up withholding rules. Back-up withholding is not an additional tax and any amounts withheld under the back-up withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner. Each U.S. holder should consult its own tax advisor as to the qualifications for exemption from back-up withholding and the procedures for obtaining such exemption.
      Any gain realized on the receipt of cash in the merger or upon the exercise of appraisal rights in connection with the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax or U.S. withholding tax unless:

•	the gain is effectively connected with a U.S. trade or business (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed like a U.S. holder (as discussed above under “U.S. Holders”). In addition, if the non-U.S. holder is a foreign corporation, the branch profits tax (which is imposed at a 30% rate or such lower rate as may be specified by an applicable income tax treaty) may apply;

•	the non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder may be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of our common stock at any time during the five years preceding the merger, in which case the purchaser of our stock may withhold 10% of the cash payable to the non-U.S. holder in connection with the merger and the non-U.S. holder generally will be taxed like a U.S. holder (as discussed above under “U.S. Holders”). We do not believe that we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.
      Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received in the merger or upon the exercise of appraisal rights in connection with the merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption. Each

non-U.S. holder should complete, sign and return to the paying agent a certification of foreign status on the applicable Form W-8 in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the paying agent. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.
Regulatory Approvals
      The Hart-Scott-Rodino Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. Enterasys and Parent each made the required Hart-Scott-Rodino Act filing on December 2, 2005. The waiting period was terminated on December 9, 2005. Thus, the merger has been cleared for completion in the United States under the Hart-Scott-Rodino Act.
      In addition, state antitrust authorities and private parties in some circumstances may bring legal action under the antitrust laws seeking to enjoin the merger or seeking to impose conditions on it. Enterasys and members of the investor group and their respective affiliates also may conduct business in foreign countries. The parties do not believe that any material antitrust filings are required in any other jurisdiction prior to the completion of the merger but will make any such filing if it is subsequently determined that one is required.
      Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act, certain foreign regulatory filings and approvals, and the filing of a certificate of merger in Delaware at or before the effective time of the merger, we are unaware of any material regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.
      The merger agreement provides that we, Parent and Acquisition will use reasonable efforts to take, or cause to be taken, all actions necessary to complete the merger in a timely manner, including making all filings with, giving all notices to, and obtaining all consents from, governmental authorities and opposing or lifting any restraints or injunctions to the merger.
Certain Projections
      In connection with the review of a potential acquisition of Enterasys by third parties, including the investor group, Enterasys’ management prepared non-public financial projections reflecting management’s views as to possible future performance of Enterasys for the third and fourth quarters of 2005 and for the full 2006 fiscal year. The information was also provided to the special committee of independent directors, the full board of directors and JP Morgan in connection with the proposed merger. These projections do not give effect to the transactions contemplated by the merger agreement, including the merger and the financing for the merger. These estimates are described below because the information was provided to the investor group. While these projections were provided to the Gores/ Tennenbaum group, our understanding is that the Gores/ Tennenbaum group expressed some reservations about the achievability of these projections and that they did not base their price on these projections, but rather on their own projections.
      The projections included in this proxy statement were prepared by, and are the responsibility of, Enterasys’ management. Enterasys advised the recipients of the projections that the financial projections provided were prepared with a view to a possible business combination transaction. In compiling the projections, Enterasys’ management took into account historical performance, combined with estimates, among others, regarding revenues and net income. However, the projections were not developed in a manner consistent with or as part of management’s historical development of internal financial forecasts or budget preparation.

      Enterasys does not, as a matter of course, publicly disclose projections of future revenues, earnings or other financial performance. The projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available on a confidential basis to the members of the investor group and the other participants in the process in connection with their due diligence investigations of Enterasys. The projections were not prepared with a view to compliance with published guidelines of the Securities and Exchange Commission, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. Neither KPMG LLP nor any registered public accountant has examined or compiled the projections and, accordingly, neither KPMG LLP nor any other registered public accountant expresses an opinion or any other form of assurance or association with respect thereto. The projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments. Although the projections are presented with numerical specificity, these projections reflect numerous assumptions and estimates relating to Enterasys’ business made by Enterasys’ management that Enterasys’ management believed were reasonable at the time the projections were prepared. In addition, factors such as industry performance, competitive uncertainties and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of Enterasys’ management, may cause actual results to vary from the projections or the underlying assumptions. Accordingly, while the projections were prepared in good faith by Enterasys’ management, there can be no assurance that the estimates and assumptions made in preparing the projections will prove to be accurate, and that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. The inclusion of this information in this proxy statement should not be regarded as an indication that the projections will be predictive of actual future results, and the projections should not be relied upon as such.
      The financial projections provided to the investor group and the other participants in the process included estimates of revenues, gross profit, net income before interest, taxes and depreciation and amortization (EBITDA), income from operations, and net income for Enterasys’ 2006 fiscal year. For the third quarter of 2005, the projections for revenue and gross profit were $84 and $43 million, respectively. EBITDA was projected to be $2 million, while there was projected to be a net operating loss of $2 million. Net income for the third quarter was expected to be $64 million. For the fourth quarter of 2005, the projections for revenue and gross profit were $91 and $48 million, respectively. EBITDA was projected to be $9 million, while net income from operations was projected to be $4 million. Net income for the fourth quarter was projected to be $5 million. For fiscal year 2006, the projections for revenue and gross profit were $410 and $223 million, respectively. EBITDA was projected to be $54 million, while net income from operations was projected to be $43 million. Net income for fiscal year 2006 was projected to be $47 million.
      In preparing the above 2006 financial projections, Enterasys assumed that revenues would increase approximately 23% based on market growth rates for each of its product categories; aggressive market share gains in recently refreshed product categories such as stackable layer 2 switching and modular layer 3 routing, and additional growth resulting from implementing the recommendations of a consulting study performed for the Company targeting improved sales force productivity, partially offset by a decline in service revenue. Gross margin was assumed to improve to 54% based on improved overhead absorption as well as estimated decreases in certain product costs. Enterasys based its operating cost projections on maintaining the of the cost structure resulting from implementation of the restructuring plan announced in the second quarter of 2005 coupled with a 3% average wage increase in 2006.
      The projections were prepared in mid-June 2005. Subsequent to receipt of these projections, the Gores/ Tennenbaum group was provided with updated guidance from Enterasys’ management on these projections which showed revenues for the fourth quarter to be lower than what was included in the June 2005 projections. We have since made publicly available our actual results of operations for the three months ended October 1, 2005. You should review our Quarterly Report on Form 10-Q filed on November 9, 2005, to obtain this information. No one has made or makes any representation to any stockholder regarding the information included in the projections. Enterasys does not intend to update or otherwise revise any of the projections included in this proxy statement to reflect circumstances existing after the date when such projections were made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error or otherwise no longer appropriate.
      The KPMG LLP report included in Enterasys’ annual report on Form 10-K for the fiscal year ending January 1, 2005 relates to Enterasys’ historical financial information. It does not extend to the projections and should not be read to do so.
Litigation
      On November 15, 2005, an individual alleging to be a shareholder of the Company filed a purported class action lawsuit in the Delaware Chancery Court against the Company, its directors, and the investor group. The plaintiff alleges that the price paid in the transaction is inadequate and was not the result of an open bidding process or other market check mechanism. The complaint purports to seek to enjoin the transaction, as well as compensatory damages and attorney fees. The Company believes that the claim is without merit and intends to defend this matter vigorously.
Amendment to Rights Agreement
      Immediately prior to the execution of the merger agreement, the Stockholder Rights Agreement, dated October 26, 2002, between the Company and EquiServe Trust Company, N.A., was amended to render the Rights inapplicable to either (i) the merger agreement or (ii) the consummation of transactions contemplated under the merger agreement.
THE SPECIAL MEETING
Time, Place and Purpose of the Special Meeting
      This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on February 16, 2006, starting at 10:00 a.m. (local time), at Ropes & Gray LLP, One International Place, Boston, Massachusetts, 02110. The purpose of the special meeting is for our stockholders to consider and vote upon proposals to adopt the merger agreement, to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, and to transact such other business as may properly come before the meeting and any and all adjourned sessions thereof. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement, the notice of the special meeting and the enclosed form of proxy are first being mailed to our stockholders on January 17, 2006.
Record Date, Quorum and Voting Power
      The holders of record of Enterasys common stock at the close of business on January 13, 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. As of the record date, there were 27,368,741 shares of Enterasys common stock issued and outstanding, all of which are entitled to be voted at the special meeting.
      Each outstanding share of Enterasys common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for a vote at the special meeting.
      The holders of a majority of the outstanding common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote
      For us to complete the merger, stockholders holding at least a majority of the shares of Enterasys common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement. The proposals to adjourn or postpone the meeting, if necessary or appropriate, and to solicit additional proxies require the affirmative vote of a majority of the shares present at the meeting and properly cast on the proposal.
      In order for your shares of Enterasys common stock to be included in the vote, if you are a stockholder of record, you must vote your shares by returning the enclosed proxy, by voting over the Internet or by telephone, as indicated on the proxy card, or by voting in person at the special meeting.
      If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and it can give you directions on how to vote your shares. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes and abstentions will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present.
      As a result, broker non-votes and abstentions will have the same effect as a vote against the adoption of the merger agreement. Broker non-votes and abstentions have no effect on any proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies.
Voting by Directors and Executive Officers
      As of January 13, 2006, the record date, the directors and executive officers of Enterasys held and are entitled to vote, in the aggregate, 23,953 shares of Enterasys common stock, representing approximately 0.09% of the outstanding shares of Enterasys common stock. The directors and executive officers have informed Enterasys that they intend to vote all of their shares of Enterasys common stock “FOR” the adoption of the merger agreement and “FOR” any proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies.
Proxies; Revocation
      If you vote your shares of Enterasys common stock by signing a proxy, or by voting over the Internet or by telephone as indicated on the proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” any proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, and, if any other matters are properly brought before the meeting for a vote, the persons appointed as proxies or their substitutes will have discretion to vote or act on the matter according to their best judgment and applicable law unless the proxy indicates otherwise.
      You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise our Secretary in writing, deliver a new proxy or submit another vote over the Internet or by telephone, in each case dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.
      If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.
      Enterasys does not expect that any matter other than the proposals to adopt the merger agreement will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will vote the shares in accordance with the recommendations of the Company’s board of directors.
Expenses of Proxy Solicitation
      Enterasys will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Enterasys may solicit proxies personally and by telephone, facsimile or other similar means. These persons will not receive additional or special compensation for such solicitation services. In addition, MacKenzie Partners, Inc. will provide solicitation services to us for a fee of approximately $8,000 plus out-of-pocket expenses. Enterasys will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in forwarding proxy materials to their customers who are beneficial owners of the shares they hold of record.
Adjournments and Postponements
      Any adjournment or postponement may be made without notice by an announcement made at the special meeting by the chairman of the meeting. If persons named as proxies by you are asked to vote for one or more adjournments or postponements of the meeting for matters incidental to the conduct of the meeting, such persons will have the authority to vote in their discretion on such matters. However, if persons named as proxies by you are asked to vote for one or more adjournments or postponements of the meeting to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement, such persons will only have the authority to vote on such matter as instructed by you or your proxy, or, if no instructions are provided on your signed proxy card, in favor of such adjournment or postponement. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Enterasys stockholders who have already sent in their proxies to revoke them at any time prior to their use in the manner provided herein.
THE MERGER AGREEMENT (PROPOSAL NO. 1)
      The summary of the material terms of the merger agreement set forth in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A which we incorporate by reference into this document. This following summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety because it, not this proxy statement, is the legal document that governs the merger.
      This proxy statement contains a description of representations and warranties made in the merger agreement. Representations and warranties are also set forth in contracts and other documents, including the merger agreement, that are attached or filed as annexes to this proxy or are incorporated by reference into this document. These representations and warranties were made only for the purposes of such contracts or other documents and solely for the benefit of the parties to such contracts or other documents as of specific dates, may be subject to important limitations and qualifications agreed to by the contracting parties (including us, Parent and Acquisition), and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the parties to such contract or other document instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely upon the descriptions of representations and warranties contained in this proxy statement or the actual representations and warranties contained in such contracts and other documents, including the merger agreement as statements of factual information.
Effective Time
      The effective time of the merger will occur at the date and time that we file a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as is specified in the certificate of merger).

Structure
      At the effective time of the merger, Acquisition will merge with and into Enterasys. Upon completion of the merger, Acquisition will cease to exist as a separate entity and Enterasys will continue as the surviving corporation. From and after the effective time of the merger, all the properties, rights, privileges, powers and franchises of Enterasys and Acquisition will become those of the surviving corporation, and all debts, liabilities and duties of Enterasys and Acquisition will become those of the surviving corporation.
      Prior to the closing, Parent may elect to have Enterasys merge with and into Acquisition, with the Acquisition as the surviving corporation. In this case, Parent and Acquisition would waive any and all closing conditions to the extent they are unsatisfied as a result of the change in structure. All references in this proxy statement to the merger of Enterasys and Acquisition refer to either the merger of Acquisition with and into Enterasys or the merger of Enterasys with and into Acquisition.
Treatment of Stock

Common Stock
      At the effective time of the merger, each share of Enterasys common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and converted into the right to receive $13.92 in cash, without interest, other than shares of Enterasys common stock:

•	that are owned by the Company as treasury stock or owned by Parent, Acquisition or any of their respective subsidiaries, in each case, immediately prior to the effective time of the merger, all of which will be cancelled without any payment; and

•	as to which a stockholder validly exercises and perfects appraisal rights in compliance with Delaware law, which will be subject to appraisal in accordance with Delaware law.

Stock Options
      The Company will use reasonable efforts to cancel, at the effective time of the merger, each stock option to acquire Enterasys common stock outstanding immediately prior to the effective time of the merger. In connection with such cancellation, holders of vested, unexercised stock options which are outstanding immediately prior to the effective time of the merger, will have the right to receive in cash an amount equal to the product of, net of applicable taxes withheld:

•	the excess, if any, of $13.92 over the exercise price per share of common stock for such stock option; and

•	the number of shares of common stock then subject to the vested portion of such option to the extent not previously exercised.
      The Company will take such actions as are necessary to terminate the Employee Stock Purchase Plan immediately prior to the effective time, terminate all further contributions, cancel each option and return the balances in the withholding accounts to the participants.
      The option plans will terminate as of the effective time and all rights under the plan providing for issuance or grant of any other interest in respect of the capital stock of the company shall be cancelled.

No Further Ownership Rights
      After the effective time of the merger, each of our outstanding stock certificates will represent only the right to receive the merger consideration. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of Enterasys common stock represented by that certificate.

Exchange and Payment Procedures
      Prior to the effective time of the merger, Parent will designate a bank or trust company to act as a paying agent in connection with the merger (the “paying agent”). At or prior to the effective time of the merger, Parent will deposit, or cause the surviving corporation to deposit, with the paying agent an amount of cash sufficient to pay the merger consideration to each holder of shares of Enterasys common stock. Promptly after the completion of the merger, the paying agent will send to you and the other stockholders a letter of transmittal and instructions. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the merger consideration.
      You should not return your common stock certificates with the enclosed proxy card and you should not forward your stock certificates to the paying agent without a letter of transmittal.
      You will not be entitled to receive the merger consideration until you surrender your common stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may require.
      If you have lost a common stock certificate, or if it has been stolen or destroyed, Parent may require you to make an affidavit of that fact and deliver an agreement of indemnification or purchase a bond against any claims that may be made against the paying agent, Parent or the surviving corporation with respect to such certificate before you will be entitled to receive the merger consideration.
      At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of Enterasys common stock.
      At any time after 12 months after the effective time of the merger, the surviving corporation may require the paying agent to deliver to it any funds which had been deposited with the paying agent and have not been paid to our stockholders. Thereafter, you may only look to the surviving corporation and Parent, subject to abandoned property and escheat laws, for payment of the merger consideration, without interest, upon surrender of your common stock certificates.
Certificate of Incorporation and By-laws
      The certificate of incorporation of the surviving corporation will be amended and restated at the effective time of the merger. In addition, the by-laws of the surviving corporation will be amended so as to read in their entirety in the form of the by-laws of Acquisition.
Directors and Officers
      Following the merger, it is expected that our current executive officers will continue as executive officers of the surviving corporation. The service of our directors, other than Mr. Mark Aslett, will end on the completion of the merger.
Representations and Warranties
      We and each of Parent and Acquisition make representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications and to disclosures made in confidential disclosure schedules delivered by us to Parent, as to, among other things:

•	corporate organization, standing and qualification;

•	corporate power and authority to execute the agreement and consummate the transactions contemplated under the agreement;

•	capitalization;

•	existence, location, and ownership of company subsidiaries;

•	timely filing of required documents with the SEC, material compliance with the requirements of the Securities Act and Exchange Act and the absence of untrue statements or material omissions in those documents;

•	conformity of financial statements to generally accepted accounting principles and the adequacy of internal controls over financial reporting and disclosure controls and procedures;

•	the absence of certain undisclosed liabilities or obligations;

•	absence of specified changes or events after a specified date, and the conduct of the party’s and its subsidiaries’ respective businesses after such specified date;

•	compliance with certain federal, state, county, local and foreign laws;

•	the absence of outstanding orders, writs, judgments, injunctions, and decrees, and material actions, suits, claims and legal or administrative proceedings;

•	material contracts, the validity and enforceability thereof, and the absence of material breaches or violations thereunder;

•	intellectual property matters, including the absence of infringement of any third party’s intellectual property;

•	title to tangible assets and absence of certain liens on tangible assets, ownership of real property and leasehold interests in leased real property;

•	insurance matters;

•	the maintenance of commercial relationships with the Company’s or its subsidiaries’ material suppliers, manufacturers, distributors, licensors and licensees;

•	tax matters;

•	employee benefits matters and compliance with the Employee Retirement Income Security Act of 1974;

•	employee relations;

•	environmental matters, compliance with environmental laws and the absence of environmental claims against the Company or its subsidiaries;

•	board of director approval of the merger agreement and the transactions contemplated by the merger agreement and the approvals required by the stockholders;

•	opinions of financial advisors;

•	information in the proxy statement;

•	transactions with affiliates;

•	indebtedness;

•	foreign works councils;

•	absence of conflicts with charter documents, absence of breaches of material contracts and agreements, absence of material liens upon assets and absence of violations of applicable law, in each case resulting from the execution, delivery and performance of the merger agreement and consummation of the transactions contemplated by the merger agreement; and

•	delivery and effect of commitment letters that reflect the financing commitments of the parties.
      Some of the representations and warranties made by the Company in the merger agreement are qualified as being true and correct except where the failure to be true and correct has not had or is not reasonably expected to have a company material adverse effect. For purposes of the merger agreement “company material adverse effect” means a material adverse effect on:

•	the assets, liabilities, properties, business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole; or

•	an effect that prevents or materially delays the Company’s ability to complete the transaction.
      Notwithstanding the foregoing, a “company material adverse effect” will not include effects resulting primarily from any of the following:

•	economy or securities markets of the United States in general;

•	conditions affecting the industries in which the Company and its subsidiaries operate which do not affect the Company and its subsidiaries, taken as a whole, to a materially disproportionate degree relative to the companies in such industries;

•	changes in generally accepted accounting principles;

•	announcement of the merger agreement and the transactions contemplated under the agreement (including without limitation the resignation of eight senior executives including Mr. Aslett); and

•	changes in laws of general applicability or interpretations of such laws.
      The representations and warranties in the merger agreement do not survive the effective time of the merger.
Conduct of Our Business Pending the Merger
      Until the effective time of the merger, we have agreed, except as expressly contemplated by the merger agreement and the confidential disclosure schedules, and as Parent shall otherwise consent in writing, that we will conduct our operations only in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations. We have agreed that we will:

•	use reasonable commercial efforts to keep in effect insurance policies in coverage amounts substantially similar to those in effect at the date of the agreement; and

•	use reasonable commercial efforts to preserve the business of the Company, advertise and promote the Company’s products, to keep material properties intact and to preserve its goodwill and business, and perform and comply in all material respects with the Company’s contracts.
      We also have agreed that during the same time period, and subject to limited exceptions and qualifiers or as otherwise expressly contemplated by the merger agreement, we will not, without Parent’s consent:

•	sell or transfer, or otherwise encumber in excess of $1 million the Company’s material assets;

•	incur any indebtedness in excess of $1 million in the aggregate or incur an obligation to enter into a contract involving potential payments by the Company in excess of $1 million other than in the ordinary course of business;

•	change the compensation payable to any officer, agent, consultant or employee, enter into any employment agreement, increase the benefits under any employee benefits plan, except as required by law or existing arrangements, and except changes applicable to agents, consultants or employees who are not executive officers in the ordinary course of business;

•	make loans, advances or capital contributions to its directors, officers, agents, consultants or employees;

•	split, combine or make any change in the number of shares of our capital stock authorized, issued or outstanding (other than through the exercise of Company stock options) or issue any option, warrant or other right, sell or transfer any shares of our capital stock, or redeem or otherwise repurchase any shares of our capital stock, except as otherwise required by the merger agreement, in each case other than grants of Company stock options in the ordinary course of business consistent with past practice, or accelerate the exercisability of (other than acceleration required by the terms of Company stock options outstanding on the date hereof) any option, warrant or other right to purchase shares of its capital stock or pledge or otherwise encumber any shares of our capital stock;

•	amend the certificate of incorporation or the by-laws of the Company or elect or appoint any new directors or officers;

•	acquire or enter into any sort of agreement to acquire any business or make any lease, investment, or capital contribution outside of the ordinary course of business consistent with past practice;

•	authorize a capital expenditure or purchase of assets greater than $500,000 or a series of related transactions greater than $1 million;

•	change any accounting practices or principles other than as required by law;

•	settle or compromise any material tax liability, file an amended tax return, enter any closing agreement relating to any tax, surrender any tax refund or consent to an extension or waiver of the limitations period applicable to a tax claim or make any material tax election inconsistent with past practice;

•	commence, settle or compromise any pending or threatened suit or claim that is in excess of $1 million and that is material, would involve restrictions on the business activities of the Company, or would involve the issuance of Company securities;

•	adopt a plan of complete or partial liquidation, dissolution, merger, or other reorganization of the Company or its subsidiaries;

•	pay, discharge or satisfy any material claims or liabilities other than in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the balance sheet or incurred in the ordinary course of business since July 2, 2005;

•	make any loans, advances, or capital contributions to, or investments in, any other person, except to our subsidiaries and customary advances to employees for travel and business expenses in the ordinary course;

•	enter into or modify, or permit a subsidiary to modify, any material contract;

•	modify, amend or terminate, or waive, release, or assign any material rights or claims with respect to any confidentiality agreement or non-competition agreement;

•	establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director or employee of the Company, pay any discretionary bonuses except for exercise of discretionary elements under existing plans, or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined; or

•	obligate ourselves to do any of the foregoing.

      The Company must also promptly notify Parent in writing of any change or event that has had or is reasonably likely to have a company material adverse effect.

Non-Solicitation of Transactions
      We have agreed that we and our representatives will:

•	cease and caused to be terminated all existing solicitations, discussions, negotiations and communications with any persons with respect to any offer or proposal relating to any transaction or proposed transaction, other than the transaction contemplated by the merger agreement, involving: (A) any acquisition or purchase from the Company of 15% interest or more in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that would result in any person or group beneficially owning 15% or more of the total voting securities of the Company or any of its subsidiaries, (B) any consolidation, business combination, merger, or similar transaction involving the Company or any subsidiary, (C) any sale, lease, exchange, transfer, license, disposition or acquisition of assets of the Company for consideration equal to 15%of more of the aggregate fair market value of all outstanding shares of Company common stock, or (D) any recapitalization, restructuring, liquidation, or dissolution of the Company or any of its subsidiaries (any transaction or series of transactions referred to in clauses (A) through (D) is referred to as an “acquisition proposal” in this proxy statement); and

•	not initiate, solicit, encourage, or take any action to facilitate the making of any offer or proposal which is or is reasonably likely to lead to an acquisition proposal; enter into any agreement with respect to an acquisition proposal above; participate, engage, or assist in any manner in negotiations or discussions with, or provide any data to, any person relating to an acquisition proposal; take any action to render the Company rights issued pursuant to our Rights Agreement inapplicable to an acquisition proposal above other than as specified in the merger agreement; or exempt any person from the restrictions on “business combinations” contained in Section 203 of the Delaware General Corporation Law.
      However, prior to obtaining stockholder approval of the transaction, the Company may furnish information to any person pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the agreement between The Gores Group, LLC and the Company, and may negotiate and participate in discussions and negotiations with such person concerning an acquisition proposal, but only if:

•	such transaction provides for consideration to be received by holders of substantially all of the outstanding shares of common stock;

•	such person has submitted a bona fide written proposal to the Company, which the board of directors determines in good faith, after consultation with its financial advisor, involves a proposal that involves consideration to the holders of shares of common stock that would be more favorable to those holders; and

•	in the good faith opinion of the board of directors, after consultation with outside legal counsel, providing such information or access, or engaging in such discussions, is or would reasonably likely be in the best interests of the Company and its stockholders, or is or would reasonably likely be required in order for the board of directors to comply with its fiduciary duties.
      We have agreed to notify Parent within 24 hours of receipt of any inquiry, proposal or request for information, identifying the person making the inquiry, proposal or request and the material terms of any proposal. We must also provide Parent with copies of all materials provided to such person.
      We have also agreed to keep Parent informed on a reasonably prompt basis of the status and details of such proposal, if any, and to promptly, following a determination by the board of directors that the terms and conditions of such proposal are superior to the terms and conditions contained in the merger agreement, notify Parent of such determination.
      We have agreed that our board of directors will not: withdraw or modify its recommendation to our stockholders to vote in favor of the adoption of the merger agreement, approve, recommend or propose to approve or recommend any proposal relating to an alternate transaction, or approve, recommend or allow the Company or a subsidiary enter into any agreement with respect to an acquisition proposal. However, at any time prior to the time of stockholder approval the board of directors can take any of these actions if:

•	in response to a proposal that does not result from the Company’s breach of the no solicitation provisions of the agreement, the board of directors determines in good faith that such proposal is superior and, after consultation with its outside counsel, that the failure to take such action would result in a breach of fiduciary duties and that such proposal is superior; or

•	if the board of directors determines in good faith, after consulting with outside counsel, that the failure to take such action would result in a breach of its fiduciary duties, provided that the Company has notified Parent of this determination in writing and at least five days following effective delivery of such notice, the board of directors remains prepared to make such determinations after taking into account any adjustments proposed by Parent to the terms and conditions of the merger agreement and the transactions contemplated under it.
      Prior to entering into an agreement pertaining to an alternate transaction, the Company must notify Parent in writing of its determination and at least five days following delivery of such notice the board of directors must determine the proposal is still superior.
      We have agreed that the Company may not enter into an agreement with respect to another proposal unless and until the merger agreement is terminated in accordance with its terms and the Company has paid Parent the amounts due under the merger agreement as a result of such termination. Notwithstanding the foregoing, the board of directors may take and disclose to the Company’s stockholders a position with respect to any tender or exchange offer by a third party, provided that the board of directors may not recommend that the stockholders tender their shares in connection with such tender or exchange offer, or withdraw or modify its approval or recommendation of the merger agreement unless the provisions above related to fiduciary duties apply.
Proxy Material
      We have agreed to ensure that, at the time this proxy statement is filed with the Securities and Exchange Commission; at the time it is mailed to the Company’s stockholders or at the time of the special meeting, and at the time of any amendment or supplement, the information, except for information furnished to the Company by or on behalf of Parent, contained in the proxy statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Parent has agreed to ensure that, at the same times, the information contained in the Proxy Statement and furnished to the Company by or on behalf of Parent, as indicated to the Company in writing, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. We have agreed that, prior to filing or mailing the proxy statement we will provide Parent an opportunity to review and comment on the proxy statement and shall include in the proxy statement comments reasonably proposed by Parent.
Defense of Litigation
      We have agreed that Parent shall have the right to participate in the defense of any action, suit or proceeding instituted or threatened against the Company or any of its directors or officers to restrain, modify or prevent the consummation of the transactions contemplated under the merger agreement, or to seek damages or discovery in connection with such transactions.
Regulatory Approvals and Consents
      The merger agreement provides that we, Parent and Acquisition will use reasonable efforts to take, or cause to be taken, all actions necessary to complete the merger in a timely manner, including complying in all material respects with all laws and with all rules and regulations of any government entity; the obtaining of all necessary waivers and consents; and the defending of any suits, claims or actions including seeking to have any stay or temporary restraining order vacated or reversed, and the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by the merger agreement. The merger agreement further provides that each party shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any governmental entity or foreign labor organization including, without limitation: filings required by the Hart-Scott-Rodino Act, any filings required under federal or state securities laws, filings required by merger notification or control laws of any applicable jurisdiction, filings required by any foreign labor organization or filings required under any other applicable laws or rules and regulations.
Notices of Certain Events
      We and Parent each have an obligation to promptly notify the other of:

•	the occurrence or non-occurrence of any event which would cause any representation or warranty made by such party to be untrue or inaccurate in any material respect at any time from the date of signing the agreement to the closing of the merger;

•	any condition to closing that is unsatisfied in any material respect at any time; and

•	any material failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it.
      We have agreed that no such notification will affect the representations, warranties, covenants or agreements of the parties, the conditions to the obligations of the parties under the merger agreement or the remedies available to the party receiving such notification.
Access to Information
      We have agreed to give Parent, its financing sources and their respective representatives access prior to the closing of the merger as is reasonably necessary to, among other things, our books and records, assets, properties, employees, business and operations. Any such investigation or examination must be conducted at reasonable times upon reasonable notice in advance to minimize disruption and impairment to the Company’s business. No investigation by Parent will diminish or obviate any of the representations, warranties, covenants, or agreements of the Company contained in the merger agreement.
Public Announcements
      We, Parent and Acquisition agreed that the initial press release concerning the merger would be a joint press release, after which none of the parties will disseminate any press release or other public announcement concerning the merger or merger agreement to any third party without the consent of the other parties, except as required by law or any listing agreement with the New York Stock Exchange. Each party may communicate information that is not confidential information of any other party with financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable law and may disseminate information included in a press release or other document previously approved for external distribution by the other parties.
Employee Matters
      For a period of one year following the effective time of the merger, the surviving corporation will provide our employees who continue their employment with the surviving corporation or any of its subsidiaries with salary, wages, cash incentive opportunities, medical benefits and other welfare benefit plans programs and arrangements which are at least comparable in the aggregate to those provided prior to the closing of the merger. This comparable compensation need not include equity. The surviving corporation will assume all obligations under the “change in control plans” of the Company. During this one-year period, the surviving corporation will pay, subject to terms and conditions it establishes, any employee who is involuntarily terminated by Parent, the surviving corporation, or a subsidiary, without cause, an amount of severance pay in cash equal to the amount of cash severance pay that would have been payable under the terms of the severance plan applicable to such employee immediately prior to the date of the merger agreement.
Directors’ and Officers’ Indemnification and Insurance
      We and Parent have agreed to specific terms and conditions relating to rights to indemnification and limitations on liability existing in favor of our directors, officers and employees, as well as with respect to liability insurance. The certificate of incorporation of the surviving company must contain the indemnification provisions included in our current certificate of incorporation, which may not be amended, repealed or modified for a period of six years after the closing of the merger in any manner adverse to the rights of directors, officers, employees, or agents of the company, unless the modification is required by law. This section of the merger agreement will survive the completion of the merger and is enforceable by the parties to receive indemnification. These arrangements are described more fully above under “The Merger — Interests of Enterasys’ Directors and Executive Officers in the Merger” beginning on page 34.
Principal Conditions to the Completion of the Merger
      Our obligation and the respective obligations of Parent and Acquisition to complete the merger are subject to the satisfaction or written waiver, on or prior to closing, of the following conditions:

•	our stockholders adopting the merger agreement at the special meeting;

•	the absence of any statue, rule, order or injunction prohibiting or preventing the completion of the merger; and

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Act and receipt of approvals under all foreign competition or merger control laws that are reasonably determined by Parent to be applicable to the merger.
      The obligations of Parent and Acquisition to complete the merger are subject to the satisfaction or written waiver, on or prior to closing, of the following additional conditions:

•	our representations and warranties in the merger agreement other than the capitalization representations and those representations that speak as of a particular date must be true and correct as of November 11, 2005 and as of the date of closing (disregarding all qualifications and exceptions contained therein relating to materiality or company material adverse effect), except where the failure to be so true and correct would not be reasonably likely to have, individually or in the aggregate, a material adverse effect. The capitalization representations must be true and correct other than de minimis variations as of November 11, 2005 and as of the date of closing. The representations and warranties which speak of a particular date must have been true and correct as of that date (disregarding all qualifications and exceptions contained therein relating to materiality or company material adverse effect), except where the failure to be so true and correct would not be reasonably likely to have, individually or in the aggregate, a company material adverse effect;

•	our performance and compliance in all material respects with all covenants and agreements required by the merger agreement to be performed or complied with by the date of closing;

•	our delivery to Parent of a certificate, dated the closing date, as to our satisfaction of the preceding two conditions;

•	our delivery to Parent of a copy of our certificate of incorporation, as in effect immediately prior to the closing date, and certificate of good standing dated as of the most recent practicable date;

•	our delivery to Parent of a certificate dated as of the closing date, certifying as to: the incumbency of officers of the Company executing the merger agreement and other documents, a copy of the by-laws, a copy of the resolutions of the board of directors authorizing and approving applicable matters under the merger agreement and a copy of the votes of the stockholder approval;

•	since November 11, 2005, the absence of any event, occurrence, or change in facts or circumstances that has had, or is reasonably likely to have, a company material adverse effect;

•	our stockholders having not exercised appraisal rights with respect to 15% or more of the outstanding shares of Enterasys common stock outstanding on the record date for the special meeting;

•	the delivery to Parent of a certification satisfying specified treasury regulations;

•	the absence of any pending suit, action, or proceeding by any governmental entity against the Company or a subsidiary or any of its directors, officers, or members that has a reasonable likelihood of success, challenging the merger agreement or the transactions contemplated under the merger agreement, seeking to delay, restrain, or prohibit the merger or to prohibit or impose material limitations on the ownership or operation of all or a portion of the operations or assets of the Company; and

•	our implementation of a tax restructuring specified in the merger agreement.
      Our obligation to complete the merger is subject to the satisfaction or written waiver, on or prior to closing, of the following additional conditions:

•	the representations and warranties of Parent and Acquisition, other than those that speak as of a particular date, must be true and correct as of November 11, 2005 and as of the date of closing (disregarding all qualifications and exceptions contained therein relating to materiality or company material adverse effect), except where the failure to be true and correct would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of Parent to consummate the merger. The representations and warranties that speak of a particular date must be true and correct as of that date (disregarding all qualifications and exceptions contained therein relating to materiality or Parent material adverse effect), except where the failure of any such representations and warranties to be so true and correct would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of Parent to consummate the merger;

•	performance and compliance by Parent and Acquisition in all material respects with all covenants and agreements required by the merger agreement to be performed or complied with by the date of closing;

•	the delivery by each of Parent and Acquisition to us of a certificate, dated the closing date, as to their satisfaction of the preceding two conditions;

•	the delivery by Parent to us of a copy of the certificate of incorporation of each of Parent and Acquisition, as in effect immediately before the closing date, and a certificate of good standing for each dated as of the most recent practicable date; and

•	the delivery by each of Parent and Acquisition to us of a certificate dated as of the closing date, certifying as to: the incumbency of their respective officers executing the merger agreement and other documents, a copy of their respective by-laws, a copy of the resolutions of their respective board of directors authorizing and approving applicable matters under the merger agreement and a copy of the votes of the stockholder of Acquisition approving the merger agreement.

Termination
      The merger agreement may be terminated at any time prior to the effective time of the merger under the following circumstances:

•	by mutual written consent of Parent and us;

•	by either Parent or us if:

•	a court order has been entered or an action has been taken by a governmental authority that has the effect of making completion of the merger illegal or otherwise prohibits completion of the merger or there is any statute, rule or regulation prohibiting the merger; or

•	the merger has not been consummated by March 15, 2006, extended by the number of days over 30 that is required to obtain final SEC approval of the proxy statement, but not beyond April 16, 2006 provided that the right to terminate under this provision is not available to any party whose action or failure to fulfill an obligation has been the principal cause of, or resulted in, the failure of the merger to close by that date; or

•	Company stockholder approval is not obtained at a duly held meeting at which a quorum is present.

•	by Parent if:

•	there has been a breach of or inaccuracy in any representation, warranty, covenant, or agreement of the Company in the merger agreement which is reasonably likely to result in the failure of a closing condition to occur and the breach or inaccuracy has not been cured or satisfied within 20 days or is not reasonably capable of being cured or satisfied in that time period;

•	our board of directors:

•	withdraws, modifies, or changes its approval or recommendation of the merger agreement or merger;

•	approves or recommends to our stockholders any proposal other than by Parent or Acquisition or enters into an agreement with respect to another acquisition proposal;

•	enters in to any sort of an agreement regarding an acquisition proposal;

•	fails to recommend against a tender or exchange offer related to an acquisition proposal; or

•	fails to reconfirm a recommendation to adopt and approve the merger agreement after the Parent requests in writing that it do so

•	we breach the no solicitation obligation of the merger agreement.

•	by us if:

•	there has been a breach of or inaccuracy in any representation, warranty, covenant, or agreement of the Parent in the merger agreement which is reasonably likely to result in the failure of a closing condition to occur and the breach or inaccuracy has not been cured or satisfied within 20 days, or is not reasonably capable of being cured or satisfied in that time period;

•	at any time prior to stockholder approval if:

•	our board of directors, in response to a qualifying alternative proposal that did not arise from a breach of the no solicitation provision, determines in good faith after consultation with outside counsel, that the failure to change its recommendation; approve or recommend the alternative proposal; or approve or recommend allowing the Company to enter into an agreement other than the merger agreement would be reasonably likely to result in a breach of its fiduciary duties to the stockholders, and, in the case of entering into a different agreement, the

Company notifies Parent in writing of its determination and at least five days after is determination, the board of directors determines the alternative proposal remains superior;

•	our board of directors approves, and the Company enters into; a definitive agreement providing for the implementation of the alternative proposal; and

•	we pay Parent the termination fee provided for concurrently with such termination and as a condition to such termination.

Fees and Expenses
      We have agreed to reimburse Parent’s external and third party fees and expenses (including the reasonable fees and expenses of the operations and legal groups of Parent, to the extent that such expenses are reasonably comparable to an independent third party’s fees and expenses), up to a limit of $3 million, if:

•	Parent terminates the merger agreement based on a breach or inaccuracy of a representation, warranty or covenant and either the Company’s stockholders meeting has not been held as of the date of termination or the closing has not occurred because a closing condition has not been satisfied as of the date of termination; or

•	Parent terminates because Company stockholder approval is not obtained at a duly held meeting at which a quorum is present;
      In addition, we have agreed to pay to Parent a termination fee of $15 million if our stockholders fail to adopt the merger agreement and Parent or we terminate the merger agreement as permitted by the terms of the merger agreement; prior to the Company’s stockholders meeting an alternative acquisition proposal had been publicly announced or communicated to our board of directors and within 12 months after the date of such termination, we enter into a definitive agreement with respect to an alternative acquisition proposal.
      In addition, we have agreed to pay to Parent a termination fee of $10 million, if termination occurs on or before January 31, 2006, or $15 million, if termination occurs after January 31, 2006, if:

•	Parent terminates the merger agreement because our board of directors withdraws, modifies, or changes its approval or recommendation, approves or recommends to stockholders any other proposal or approves or recommends that the Company enter into any agreement with respect to an acquisition proposal, fails to recommend against a tender or exchange offer or fails to reconfirm its recommendation, or we violate our obligations under the no solicitation clause; or

•	we terminate the merger agreement as permitted by the terms of the merger agreement as a result of receiving an alternative acquisition proposal that did not arise from a breach of our no solicitation obligation and our board of directors determines in good faith that after consultation with outside counsel, that the failure to change its recommendation; approve or recommend the alternative proposal; or approve or recommend allowing the Company to enter into an agreement other than the merger agreement would be reasonably likely to result in a breach of its fiduciary duties to the Company stockholders, and, in the case of entering into a different agreement, the Company notifies Parent in writing of its determination and at least five days after is determination, the board of directors determines the alternative proposal remains superior.
      Finally, Parent has agreed to pay us a termination fee of $15 million if:

•	we terminate the merger agreement because Parent or Acquisition breaches its obligation to close the merger after all closing conditions have been satisfied or waived; or

•	Parent or Acquisition breaches any other agreement or covenant before all closing conditions are satisfied; however, if Parent provides written notice to us that it is waiving any condition to close to the extent the failure of such condition to be satisfied is caused by the Parent’s breach, then our termination notice will be null and void, this agreement will not terminate, and Parent will not be required to pay the fee.

      Except as otherwise described in this section of the proxy statement, all transaction expenses will be paid by the party incurring such expenses, whether or not the merger is completed.
Amendment and Waiver
      The merger agreement may be amended, modified and supplemented, whether before or after any vote of the stockholders, by written agreements of the parties and action taken by their respective boards of directors. After the approval of the agreement by the stockholders, no amendment may be made which, by law, requires further approval by such stockholders, without obtaining such further approval. Prior to the time of closing, each party may extend the time for performance of any of the obligations of the other party or waive compliance with any of the agreements of the other party or any conditions to its own obligations. The extension or waiver is binding on a party only if the extension or waiver is set forth in a writing executed by that party.
MARKET PRICES OF THE COMPANY’S STOCK
      Enterasys common stock is traded on the New York Stock Exchange under the symbol “ETS”. The following table sets forth the intraday high and low sales prices per share of Enterasys common stock on the NYSE for the periods indicated. The prices have been adjusted to reflect the 8-for-1 stock split effective after the close of trading on October 28, 2005.
Market Information

	Common Stock

	High	Low

Fiscal Year Ended December 31, 2005:
1st Quarter ended April 2, 2005	$13.68	$9.92
2nd Quarter ended July 2, 2005	$10.96	$5.68
3rd Quarter ended October 1, 2005	$10.88	$7.04
4th Quarter ended December 31, 2005	$13.28	$8.96
Fiscal Year Ended January 1, 2005:
1st Quarter ended April 3, 2004	$42.48	$17.60
2nd Quarter ended July 3, 2004	$20.96	$13.44
3rd Quarter ended October 2, 2004	$16.48	$11.84
4th Quarter ended January 1, 2005	$15.20	$9.52
      On November 10, 2005, the last trading day prior to the execution and announcement of the merger agreement, Enterasys common stock closed at $10.27 per share. On January 13, 2006, which was the last trading day before the date of this proxy statement, Enterasys common stock closed at $13.44 per share. You are encouraged to obtain current market quotations for Enterasys common stock in connection with voting your shares.
      No cash dividends have ever been paid on Enterasys common stock and we are currently restricted by the terms of the merger agreement from paying cash dividends.
      On October 28, 2005, the Company effected a one-for-eight reverse stock split. All historical market prices of Enterasys common stock in this section of the proxy statement and other references to Enterasys common stock elsewhere in this proxy statement have been restated to reflect this one-for-eight reverse stock split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information with respect to the beneficial ownership of shares of Enterasys common stock as of January 11, 2006, unless otherwise indicated, (i) individually by the Chief Executive Officer and each of the other executive officers of the Company and by each director of the Company, (ii) by all executive officers and directors of the Company as a group and (iii) by each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Enterasys common stock. Except as noted in the footnotes below, each of the persons listed has sole investment and voting power with respect to the shares indicated. The information in the table is based on information available to the Company. The total number of shares of common stock outstanding on January 11, 2006 was 27,368,741. The share numbers in the table and the footnotes have been adjusted to reflect the 8-for-1 stock split that was effective after the close of trading on October 28, 2005.

		Percentage of
Enterasys Common Stock Beneficially Owned(1)	Number of Shares	Outstanding Shares

Elliott Associates, L.P.(2)	2,645,367	9.68%
Elm Ridge Capital Management, LLC(3)	2,515,687	9.19%
Barclays Global Investors, NA(4)	1,735,832	6.34%
Pennant Capital Management, LLC(5)	1,375,000	5.02%
Mark Aslett*†(6)	166,542	**
Paul R. Duncan*(7)	11,095	**
Michael Gallagher*(8)	6,250	**
Gerald M. Haines II†(9)	86,516	**
Edwin A. Huston*(10)	12,625	**
Ronald T. Maheu*(11)	9,375	**
William K. O’Brien*(12)	237,366	**
Michael Rivers(13)	0	**
Bruce J. Ryan*	0	**
James Sims*(14)	16,667	**
Leon Woo†(15)	67,530	**
All directors and executive officers as a group (13 persons)(16)	747,139	2.73%

†	Named Executive Officer.

*	Director of the Company.

**	Less than 1% of the outstanding Enterasys common stock.

(1)	Includes shares issuable pursuant to options held by the respective person or group which are presently exercisable or may be exercised within 60 days after the record date (“currently exercisable stock options”) as set forth below.

(2)	As reported on a Schedule 13D dated January 6, 2006 filed by Elliott Associates, L.P. (“Elliott”): Elliott has sole voting and dispositive power with respect to 1,058,295 shares. Elliott International, L.P. (“Elliott International”) and Elliott International Capital Advisors Inc. (“EICA”) have shared voting and dispositive power over 1,587,442 shares. Paul E. Singer (“Singer”), Elliott Capital Advisors, L.P. (“Capital Advisors”), and Elliott Special GP, LLC (“Special GP”) are the general partners of Elliott. The general partners of Capital Advisors are Singer, Braxton Associates, Inc. (“Braxton”) and Elliott Asset Management LLC (“Asset Management”). The managing members of Special GP are Singer, Capital Advisors, Asset Management and Braxton. Hambledon, Inc. (“Hambledon”) is the sole general partner of Elliott International. EICA is the investment manager for Elliott International and expressly disclaims equitable ownership and pecuniary interest in any shares. Singer is the sole director and officer of each of Braxton, Hambledon and EICA. The business address of Elliott, EICA, Singer, Capital Advisors, Braxton, Asset Management and Special GP is 712 Fifth Avenue, 36th Floor, New York, New York 10019. The address of Elliott International and Hambledon is c/o Bank of Bermuda (Cayman) Limited, Strathvale House, 2nd Floor, North Church Street, George Town, Grand Cayman, Cayman Islands.

(3)	As reported on a Schedule 13D dated April 13, 2005 filed by Elm Ridge Capital Management, LLC: Elm Ridge Capital Management, LLC has shared voting and dispositive power with respect to 2,515,687 shares; Elm Ridge Value Partners Offshore Fund, Inc. has shared voting power with respect to 1,432,200 shares, and Ronald E. Gutfleish has shared voting and dispositive power with respect to 2,515,687 shares. Elm Ridge Capital Management, LLC and Ronald E. Gutfleish disclaim beneficial ownership of these shares except with respect to its and his pecuniary interest therein, respectively. The address of Elm Ridge Capital Management, LLC and Ronald E. Gutfleish is c/o Elm Ridge Capital Management, 747 Third Avenue, 33rd Floor, New York, NY 10017. The address of Elm Ridge Value Partners Offshore Fund, Inc. is c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896 Harbour Centre, 2nd Floor, George Town, Grand Cayman, Cayman Islands.

(4)	As reported on a Schedule 13G dated December 31, 2004 filed by Barclays Global Investors, N.A.: Barclays Global Investors, N.A. has sole voting power with respect to 1,549,336 shares, sole dispositive power with respect to 1,735,832 shares and beneficial ownership of 1,735,832 shares, and Barclays Global Fund Advisors has sole voting and dispositive power with respect to 288,884 shares and beneficial ownership of 288,884 shares. The address of Barclays Global Investors N.A. and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105.

(5)	As reported on a Schedule 13D dated May 10, 2005 filed by Pennant Capital Management, LLC: Pennant Capital Management and Alan Fournier each have shared voting power and shared dispositive power with respect to 1,375,000 shares and beneficial ownership of 1,375,000 shares. Pennant Capital Management LLC and Alan Fournier disclaim beneficial ownership of these shares except with respect to its and his pecuniary interest therein, respectively. The address of each of Pennant Capital Management and Alan Fournier is 40 Main Street, Chatham, NJ 07928.

(6)	Includes 165,105 shares of Common Stock subject to options exercisable within 60 days after January 11, 2006.

(7)	Includes 10,679 shares of Common Stock subject to options exercisable within 60 days after January 11, 2006.

(8)	Includes 6,250 shares of Common Stock subject to options exercisable within 60 days after January 11, 2006.

(9)	Includes 85,479 shares of Common Stock subject to options exercisable within 60 days after January 11, 2006.

(10)	Includes 12,500 shares of Common Stock subject to options exercisable within 60 days after January 11, 2006.

(11)	Includes 9,375 shares of Common Stock subject to options exercisable within 60 days after January 11, 2006.

(12)	Includes 228,991 shares of Common Stock subject to options exercisable within 60 days after January 11, 2006.

(13)	Mr. Rivers’ employment with the Company terminated on April 7, 2005.

(14)	Includes 4,167 shares of Common Stock subject to options exercisable within 60 days after January 11, 2006.

(15)	Includes 67,530 shares of Common Stock subject to options exercisable within 60 days after January 11, 2006.

(16)	Includes 723,186 shares of Common Stock subject to options exercisable within 60 days after January 11, 2006.

DISSENTERS’ RIGHTS OF APPRAISAL
      Under the Delaware General Corporation Law (the “DGCL”), you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of Enterasys common stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to receive under the merger agreement. These rights are known as appraisal rights. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.
      The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.
      Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.
      If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to, and separate from, any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote or otherwise submit a proxy in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•	You must continuously hold your shares from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares before the effective time of the merger, will lose any right to appraisal in respect of those shares.
      If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of the Company’s common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Enterasys common stock.
      All demands for appraisal should be addressed to Enterasys Networks, Inc., 50 Minuteman Road, Andover, Massachusetts 01810, Attention: Chief Legal Officer, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Enterasys common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.
      To be effective, a demand for appraisal by a holder of the Company’s common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.
      If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.
      Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of common stock. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously submitted written demand for appraisal.
      If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.
      After determination of the stockholders entitled to appraisal of their shares of common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.
      In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than, the value that you are entitled to receive under the terms of the merger agreement.
      Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who has demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for his, her or its shares of Enterasys common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.
      In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.
ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING
(PROPOSAL NO. 2)
      Enterasys may ask its stockholders to vote on a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement or in the event that the closing conditions contained in the merger agreement have not been satisfied. If necessary, Enterasys will adjourn or postpone the meeting for up to 30 days.
FUTURE STOCKHOLDER PROPOSALS
      If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings.
      Stockholder proposals intended to be presented at the Company’s 2006 Annual Meeting of Stockholders must be received by the Company no later than January 10, 2006 in order to be considered by the Company’s management to be included in the next annual proxy statement and related proxy materials. Any such proposal must comply with the rules and regulations of the Securities and Exchange Commission. If a stockholder wishing to present a proposal at the 2006 Annual Meeting of Stockholders (without regard to whether it will be included in the proxy materials for that meeting) fails to notify the Company by March 25, 2006, the proxies received by management for the meeting will confer discretionary authority to vote on any stockholder proposals properly presented at that meeting.
HOUSEHOLDING OF PROXY STATEMENT
      The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, known as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with customers who are our stockholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report to any stockholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations at Enterasys Networks, Inc., 50 Minuteman Road, Andover, MA 01810, or by telephone at 978-684-1473.
      Once a stockholder has received notice from his or her broker that the broker will be “householding” communications to the stockholder’s address, “householding” will continue until the broker is notified otherwise or until the stockholder revokes his or her consent. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement and annual report, the stockholder should so notify his or her broker. Any stockholder who currently receives multiple copies of the proxy statement and annual report at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the stockholder’s name, our Investor Relations at the address or telephone number provided above.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
      The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information that we file with the Securities and Exchange Commission at the following location of the Securities and Exchange Commission:

Public Reference Room
100 F Street, N.W.
Washington, D.C. 20549
      Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the Securities and Exchange Commission at www.sec.gov.
      Reports, proxy statements or other information concerning us may also be inspected at the offices of the New York Stock Exchange at:

20 Broad Street
New York, NY 10005
      The SEC allows Enterasys to “incorporate by reference” information into this proxy statement. This means that Enterasys can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that Enterasys files later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that Enterasys later files with the SEC may update and supersede the information in this proxy statement. Enterasys incorporates by reference each document it files under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the annual stockholder meeting. Those documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Enterasys also incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	Annual Report on Form 10-K for the fiscal year ended January 1, 2005

•	Proxy solicitation materials filed on April 21, 2005, September 1, 2005, September 15, 2005, November 14, 2005, November 15, 2005 and November 16, 2005

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended April 2, 2005, July 2, 2005 and October 1, 2005

•	Current Reports on Form 8-K (or 8-K/ A) filed January 14, 2005, January 18, 2005, February 3, 2005, February 9, 2005, February 10, 2005, April 7, 2005, May 26, 2005, June 13, 2005, August 9, 2005, September 1, 2005, September 13, 2005, October 26, 2005, November 14, 2005, November 15, 2005, November 21, 2005 and January 4, 2006
      The information about the Company disclosed in these reports is considered a part of this proxy statement. We encourage you to read these reports carefully in their entirety for additional information concerning the Company that may be relevant to your decision as to how to vote your shares of Enterasys common stock at the special meeting.
      Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request 978-684-1473 directed to us at Enterasys Networks, Inc., 50 Minuteman Road, Andover, MA 01810, Attention: Investor Relations. If you would like to request documents, please do so by February 2, 2006, in order to receive them before the special meeting.
      No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated January 17, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A
AGREEMENT AND PLAN OF MERGER
AMONG
GORES ENT HOLDINGS, INC.,
ENT ACQUISITION CORP.
AND
ENTERASYS NETWORKS, INC.

Dated as of November 11, 2005

Section 1 THE MERGER		A-8
1.1	The Merger	A-8
1.2	Closing	A-8
1.3	Effective Time	A-9
1.4	Directors and Officers of the Surviving Corporation	A-9
1.5	Subsequent Actions	A-9
1.6	Forward Merger Structure Option	A-9
Section 2 CONVERSION OF SECURITIES		A-10
2.1	Conversion of Capital Stock	A-10
2.2	Exchange of Certificates	A-10
2.3	Dissenting Shares	A-11
2.4	The Company Option Plans	A-12
2.5	Withholding	A-12
2.6	Transfer Taxes	A-12
Section 3 REPRESENTATIONS AND WARRANTIES OF COMPANY		A-12
3.1	Organization and Qualification	A-13
3.2	Authority	A-13
3.3	Capitalization	A-14
3.4	Company Subsidiaries	A-15
3.5	SEC Reports	A-16
3.6	Financial Statements	A-16
3.7	Absence of Undisclosed Liabilities	A-16
3.8	Absence of Adverse Changes	A-17
3.9	Compliance with Laws	A-17
3.10	Claims, Actions and Proceedings	A-17
3.11	Contracts and Other Agreements	A-18
3.12	Intellectual Property	A-19
3.13	Real Property; Title to Assets	A-20
3.14	Insurance	A-20
3.15	Commercial Relationships	A-21
3.16	Tax Matters	A-21
3.17	Employee Benefit Plans	A-23
3.18	Employee Relations	A-24
3.19	Environmental Matters	A-25
3.20	No Breach	A-26
3.21	Board Approvals; Anti-Takeover; Vote Required	A-26
3.22	Financial Advisor	A-27
3.23	Information in the Proxy Statement	A-27
3.24	Affiliate Transactions	A-28
3.25	Indebtedness	A-28
3.26	Works Councils	A-28
Section 4 REPRESENTATIONS AND WARRANTIES OF PARENT		A-28
4.1	Organization	A-28
4.2	Authority to Execute and Perform Agreement	A-28
4.3	No Conflict; Required Filings and Consents	A-29
4.4	Information in the Proxy Statement	A-29
4.5	Sub	A-29

4.6	Ownership of Company Common Stock	A-29
4.7	Litigation	A-29
4.8	Financing	A-29
Section 5 CONDUCT OF BUSINESS; NO SOLICITATION; EMPLOYEES		A-30
5.1	Conduct of Business	A-30
5.2	No Solicitation	A-32
5.3	WARN Act	A-34
5.4	Employee Matters	A-35
Section 6 ADDITIONAL AGREEMENTS		A-35
6.1	Proxy Statement	A-35
6.2	Meeting of Stockholders of the Company	A-36
6.3	Access to Information	A-36
6.4	Public Disclosure	A-37
6.5	Regulatory Filings; Reasonable Efforts	A-37
6.6	Notification of Certain Matters	A-38
6.7	Director’s and Officers Indemnification and Insurance	A-39
6.8	New York Stock Exchange	A-39
6.9	Officers and Directors of Company Subsidiaries	A-39
6.10	Cooperation	A-39
6.11	Tax Matters	A-40
6.12	Organizational Documents of Company Subsidiaries	A-40
6.13	Material Software	A-40
Section 7 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PARTIES TO CONSUMMATE THE MERGER		A-40
7.1	Conditions to Obligations of Each Party to Effect the Merger	A-40
7.2	Additional Conditions to the Obligations of Parent and Sub	A-40
7.3	Additional Conditions to the Obligations of the Company	A-41
Section 8 TERMINATION, AMENDMENT AND WAIVER		A-42
8.1	Termination	A-42
8.2	Effect of Termination	A-43
8.3	Fees and Expenses	A-44
8.4	Amendment	A-44
8.5	Waiver	A-45
Section 9 MISCELLANEOUS		A-45
9.1	No Survival	A-45
9.2	Notices	A-45
9.3	Entire Agreement	A-46
9.4	Governing Law	A-46
9.5	Binding Effect; No Assignment; No Third-Party Beneficiaries	A-46
9.6	Section Headings	A-46
9.7	Counterparts; Facsimile Signatures	A-46
9.8	Severability	A-46
9.9	Submission to Jurisdiction; Waiver	A-46
9.10	Enforcement	A-47
9.11	Rules of Construction; Certain Definitions	A-47
9.12	No Waiver; Remedies Cumulative	A-47
9.13	Assumption of Andover Lease	A-47

Disclosure Schedules

Section 3.3	Capitalization
Section 3.4	Company Subsidiaries
Section 3.6	Financial Statements
Section 3.7	Absence of Undisclosed Liabilities
Section 3.8	Absence of Adverse Changes
Section 3.10	Claims, Actions and Proceedings
Section 3.11	Contracts and Other Agreements
Section 3.12	Intellectual Property
Section 3.13	Real Property
Section 3.14	Insurance
Section 3.15	Commercial Relationships
Section 3.16	Tax Matters
Section 3.17	Employee Benefit Plans
Section 3.18	Employee Relations
Section 3.20	No Breach
Section 3.25	Indebtedness
Section 5.1	Conduct of Business
Section 5.4(a)	Employee Matters
Section 6.11	Pre-Closing Restructuring

Index of Defined Terms

Section

Acquisition Proposal	5.2(a)
Actions	3.10
Affiliated Party	3.24(a)
Agreement	Preamble
Assignee	9.5(a)
Benefits Continuation Period	5.4(a)
Certificate of Merger	1.3
Certificates	2.2(b)
Closing	1.2
Closing Date	1.2
COBRA	3.17(e)
Code	2.5
Commitment Letters	4.8
Company	Preamble
Company 10-K	3.6
Company 10-Qs	3.6
Company Board of Directors	Recitals
Company Common Stock	Recitals
Company Disclosure Schedule	Section 3
Company Insurance Policies	3.14
Company Intellectual Property	3.12(a)
Company Material Adverse Effect	3.1(a)
Company Options	2.4(b)
Company Preferred Stock	3.3(d)
Company Rights	3.3(d)
Company Rights Agreement	3.3(d)
Company SEC Reports	3.5
Company Stockholder Approval	3.21(d)
Company Stockholders Meeting	6.2
Company Subsidiary	3.4(a)
Confidentiality Agreement	5.2(b)
Continuing Employees	5.4(a)
Contract	3.11(a)
Copyrights	3.12(f)
DGCL	Recitals
Dissenting Shares	2.3(a)
DOJ	6.5(a)
Effective Time	1.3
employee benefit plan	3.17(a)
Environmental Claims	3.19(e)
Environmental Laws	3.19(a)
ERISA	3.17(a)

Section

ESPP	2.4(c)
Exchange Act	3.3(i)
Exchange Fund	2.2(a)
Financial Statements	3.6
Foreign Plan	3.17(i)
Foreign Welfare Plan	3.17(i)
FTC	6.5(a)
GAAP	3.6
Gores	4.8
Gores Commitment Letter	4.8
Governmental Entity	9.11(b)
Hazardous Substance	3.19(b)
HSR Act	3.20
Indemnified Parties	6.7(b)
IRS	3.17(b)
knowledge of the Company	3.3(g)
Laws	3.1(a)
License Agreement	3.11(a)
Liens	3.4(a)
Marks	3.12(f)
Material Contract	3.11(a)
Merger	1.1(a)
Merger Consideration	2.1(c)
NYSE	6.4
Option Plans	2.4(c)
Owned Intellectual Property	3.12(a)
Parent	Preamble
Parent Board	8.1(a)
Parent Disclosure Schedule	Section 4
Parent Material Adverse Effect	4.1
Patents	3.12(f)
Paying Agent	2.2(a)
Permits	3.9(a)
Per Share Price	2.1(c)
person	9.11(c)
Plan	3.17(a)
Proxy Statement	3.23
Real Property	3.13(a)
Representatives	5.2(a)
Restraints	8.1(b)
Sarbanes-Oxley Act	3.6
SEC	3.5
Securities Act	3.5
Stock Option Plans	2.4(b)

Section

Sub	Preamble
Sub Common Stock	2.1
Subsequent Determination	5.2(c)
Superior Proposal	5.2(b)
Surviving Corporation	1.1(a)
Takeover Proposal	5.2(b)
Tax	3.16(a)
Taxable	3.16(a)
Taxes	3.16(a)
Tax Return	3.16(a)
Tax Returns	3.16(a)
Tennenbaum Commitment Letter	4.8
Termination Date	8.1(b)
Trade Secrets	3.12(f)
WARN Act	5.3
Warrants	3.3(c)
Wells Fargo	4.8
Wells Fargo Commitment Letter	4.8

AGREEMENT AND PLAN OF MERGER
      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 11, 2005 is among Gores ENT Holdings, Inc. (“Parent”), a Delaware corporation, ENT Acquisition Corp. (“Sub”), a newly-formed Delaware corporation and a direct wholly-owned subsidiary of Parent, and Enterasys Networks, Inc. (the “Company”), a Delaware corporation.
RECITALS
      WHEREAS, the Board of Directors of each of Parent, Sub and the Company has approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;
      WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Sub providing for the merger of Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein and that the consideration to be paid for each share of outstanding common stock of the Company, par value $.01 per share, including the associated Company Rights (as defined in Section 3.3(d)) (the “Company Common Stock”) in the Merger is fair to the holders of such shares of Company Common Stock, (ii) exempted the transactions contemplated by this Agreement from the provisions of Section 203 of the DGCL, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;
      WHEREAS, the Company, Parent and Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby.
      NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, the parties agree as follows:
      Section 1     The Merger
      1.1     The Merger.
      (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), the Company and Sub shall consummate a merger (the “Merger”) in accordance with the DGCL, pursuant to which (i) Sub shall be merged with and into the Company, and the separate corporate existence of Sub shall thereupon cease; (ii) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware; (iii) the corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger; and (iv) the Company shall succeed to and assume all the rights and obligations of Sub. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.
      (b) The Certificate of Incorporation of the Surviving Corporation shall be amended and restated at the Effective Time, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
      (c) The by-laws of Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, except as to the name of the Surviving Corporation, until thereafter amended as provided by the DGCL, the Certificate of Incorporation of the Surviving Corporation and such by-laws.
      1.2     Closing. The closing of the Merger (the “Closing”) will take place at 9:00 a.m. (Boston time) on a date to be specified by the parties, such date to be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Section 7 capable of satisfaction prior to the Closing (the “Closing Date”), at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110, unless another date or place is agreed to in writing by the parties hereto.
      1.3     Effective Time. At the Closing, Parent, Sub and the Company shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at the time and date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such later time and date as is specified in the Certificate of Merger, such time referred to herein as the “Effective Time.” Parent, Sub and the Company shall make all other filings or recordings required under the DGCL in connection with the Merger.
      1.4     Directors and Officers of the Surviving Corporation. The directors of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and by-laws.
      1.5     Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation are authorized to execute and deliver, in the name and on behalf of either the Company or Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
      1.6     Forward Merger Structure Option.
      (a) If the Parent provides written notice to the Company on or prior to the Closing Date that it elects pursuant to this Section 1.6 for the Merger to be a merger of the Company with and into Sub rather than a merger of Sub with and into the Company, the first sentence of Section 1.1(a) shall be automatically deleted in its entirety and replaced with the following:

“Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), the Company and Sub shall consummate a merger (the “Merger”) in accordance with the DGCL, pursuant to which (i) the Company shall be merged with and into Sub, and the separate corporate existence of the Company shall thereupon cease; (ii) Sub shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware; (iii) the corporate existence of Sub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger; and (iv) Sub shall succeed to and assume all the rights and obligations of the Company.”
      (b) The provision of the written notice described in Section 1.6(a) shall be deemed for all purposes hereunder to be a written waiver by Parent and Sub of all inaccuracies in representations and warranties contained herein, all breaches of covenants or agreement contained herein and all failures of conditions to closing contained herein to be met, in each case to the extent such inaccuracy, breach or failure would result from the change to Section 1.1(a) set forth in Section 1.6(a).

      Section 2     Conversion of Securities
      2.1     Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or any shares of common stock of Sub (“Sub Common Stock”):

(a) Sub Common Stock. Each issued and outstanding share of Sub Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock; Parent-Owned Stock and Preferred Stock. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent or Sub shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Any shares of Preferred Stock issued and outstanding as of the Effective Time shall be cancelled and no consideration shall be payable therefor.

(c) Conversion of Shares of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares (as defined in Section 2.3)), together with the related Company Right (as defined below) issued pursuant to the Company Rights Plan (as defined below), shall be converted into the right to receive $13.92 in cash (the “Per Share Price”), payable to the holder thereof without interest (the “Merger Consideration”). From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest thereon, upon the surrender of such certificate in accordance with Section 2.2. The Per Share Price shall be appropriately adjusted for any stock dividend, stock split or like transaction affecting the Company Common Stock prior to the Effective Time.
      2.2     Exchange of Certificates.
      (a) Paying Agent. Parent shall designate a bank or trust company to act as paying agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) and to receive the funds to which holders of shares of Company Common Stock will become entitled pursuant to Section 2.1(c). At or prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide to the Paying Agent cash necessary to pay for the shares of Company Common Stock converted into the right to receive the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). If for any reason the Exchange Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under Section 2.1(c), Parent shall, or shall cause the Surviving Corporation to, promptly deposit additional cash with the Paying Agent sufficient to make all payments of Merger Consideration, and Parent and the Surviving Corporation shall in any event be liable for payment thereof.
      (b) Exchange Procedures. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”), whose shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal and such other customary documents as may be required pursuant to such instructions, duly executed and properly completed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, after giving effect to any tax withholding that may be required by applicable law, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon, and shall not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation.
      (c) Transfer Books; No Further Ownership Rights in Shares of Company Common Stock. At the Effective Time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.
      (d) Termination of Exchange Fund; No Liability. At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates, and thereafter such holders shall be entitled to look only to the Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
      (e) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.
      2.3     Dissenting Shares.
      (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders of shares of Company Common Stock who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration, as set forth in Section 2.1 of this Agreement, without any interest thereon.
      (b) The Company shall give Parent (i) prompt notice of any appraisal demands received by the Company, withdrawals thereof and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable law, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such rights.

      2.4     The Company Option Plans.
      (a) Prior to the Effective Time, the Company Board of Directors (or the appropriate committee of the Company Board of Directors) shall adopt such resolutions or shall take such other actions as are required to approve the measures contemplated by this Section 2.4. The Company shall use reasonable efforts to obtain any necessary consents of the holders of Company Options to effect this Section 2.4.
      (b) The Company shall use reasonable efforts to ensure that, at the Effective Time, each outstanding option to acquire shares of Company Common Stock (“Company Options”) granted under the Company’s 2004 Equity Incentive Plan, 2002 Stock Option Plan for Eligible Executives, 2001 Equity Incentive Plan, and 1998 Equity Incentive Plan (collectively, the “Stock Option Plans”), without regard to the extent then vested or exercisable, shall terminate or be cancelled. In lieu of the exercise of any vested Company Option prior to the Effective Time, the holder thereof may elect to receive a cash payment from the Company or the Surviving Corporation in an amount equal to the product of (x) the excess, if any, of the Per Share Price over the exercise price of each such Company Option and (y) the number of shares of Company Common Stock subject to the vested portion of such option to the extent not previously exercised (such payment, if any, to be net of applicable Taxes withheld pursuant to Section 2.5).
      (c) The Company shall take any and all actions with respect to the 2002 Employee Stock Purchase Plan (the “ESPP” and together with the Stock Option Plans, the “Option Plans”) as are necessary to (i) terminate the ESPP immediately prior to the Effective Time, (ii) terminate all further contributions, through payroll deductions or otherwise, under the ESPP, (iii) cancel each “Option” (as such term is defined in the ESPP) under the ESPP and return the balances in the withholding accounts of the participants in the ESPP pursuant to Section 16 of the ESPP and (iv) ensure that there are no outstanding rights of participants under the ESPP following the Effective Time.
      (d) As of the Effective Time, the Option Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled.
      (e) The Company shall use reasonable efforts to effectuate the foregoing, including, but not limited to, sending out the requisite notices and obtaining all consents necessary to cash out and cancel all Company Options or to ensure that, after the Effective Time, no person shall have any right under the Option Plans, except as set forth herein.
      2.5     Withholding. Each of Parent and Surviving Corporation is entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from any amounts payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock or Company Options such amounts as are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of Tax (as defined in Section 3.16) law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.
      2.6     Transfer Taxes. If payment of the Merger Consideration payable to a holder of shares of Company Common Stock pursuant to the Merger is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the issuance to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.
      Section 3     Representations and Warranties of Company
      Except as set forth in the disclosure schedule delivered by the Company to Parent on the date hereof (the “Company Disclosure Schedule”) the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, the Company hereby makes the representations and warranties set forth in this Section 3 to Parent and Sub. Any information set forth in one section of the Company Disclosure Schedule will be deemed to apply to each other section or subsection of this Agreement to which its relevance is reasonably apparent, and notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has or is reasonably likely to have a Company Material Adverse Effect.
      3.1     Organization and Qualification.
      (a) Each of the Company and each Company Subsidiary (as defined in Section 3.4(a)) is a corporation or other legal entity duly organized, validly existing and in good standing under the federal, state, local or foreign laws, statutes, regulations, rules, ordinances and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity (collectively, “Laws”) of its jurisdiction of organization and has the requisite corporate or similar power and authority to own, lease and operate its assets it purports to own and to carry on its business as now being and as heretofore conducted or as presently proposed to be conducted. Each of the Company and each Company Subsidiary is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required by Law, except for jurisdictions in which the failure to be so qualified or authorized has not had and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. “Company Material Adverse Effect” shall mean (i) a material adverse effect on the assets, liabilities, properties, business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole provided, that effects resulting primarily from any of the following shall be disregarded when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: (i) (A) the economy or securities markets of the United States in general, (B) conditions affecting the industries in which the Company and the Company Subsidiaries operate, in each case, which do not affect the Company and the Company Subsidiaries, taken as a whole, to a materially disproportionate degree relative to the companies in such industries, (C) changes in generally accepted accounting principles, (D) the announcement of this Agreement and the transactions contemplated hereby (including without limitation the resignation of employment of any officer listed on Schedule 3.1 resulting in whole or in part therefrom and any adverse impact on the Company’s assets, liabilities, properties, business results of operation or financial condition resulting from such resignation of employment) or (E) changes in laws of general applicability or interpretations thereof by courts or governmental entities, or (ii) an effect that prevents or materially delays the Company’s ability to consummate the transactions contemplated hereby.
      (b) The Company has made available to Parent true, correct and complete copies of the Certificate of Incorporation and by-laws, or other organizational documents, of the Company as presently in effect, and none of the Company or any Company Subsidiary is in default in the performance, observation or fulfillment of its charter, by-laws or other organizational documents.
      3.2     Authority.
      (a) The Company has all necessary corporate power and authority to enter into, execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and the transactions contemplated hereby, and, subject in the case of consummation of the Merger to the adoption of this Agreement by the holders of Company Common Stock, to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each instrument required hereby to be executed and delivered by it at the Closing by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than adoption of this Agreement by the holders of Company Common Stock and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
      3.3     Capitalization.
      (a) The Company is authorized to issue 60,000,000 shares of Common Stock, par value $.01 per share, of which, as of November 2, 2005, 27,329,238 shares were issued and outstanding and no shares were held in the treasury of the Company. All of the issued and outstanding shares of such Company Common Stock are duly authorized, validly issued, fully paid, nonassessable. None of the outstanding shares of Company Common Stock have been issued in violation of any federal or state securities laws.
      (b) The Company has reserved 4,586,418 shares of Company Common Stock for issuance pursuant to all of the Option Plans. In addition to Company Options outstanding under the 2002 Employee Stock Purchase Plan, Company Options to purchase 3,426,257 shares of Company Common Stock were outstanding as of November 2, 2005. Section 3.3(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of November 2, 2005, held Company Options under the Option Plans other than the ESPP, indicating, with respect to each Company Option then outstanding, the number of shares of Company Common Stock subject to such Company Option and the exercise price, and for unvested Company Options, the date of hire or grant, as applicable to the vesting schedule, and a general description of the vesting schedule. Section 3.3(b) of the Company Disclosure Schedule describes how the vesting of such Company Option will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger. The Company has made available to Parent true, complete and correct copies of all Option Plans and the standard forms of stock option agreements evidencing outstanding Company Options. The maximum number of shares of Company Common Stock purchasable by all participants in the ESPP in the current “Option Period” (as such term is defined in the ESPP) is 11,850 shares. All shares of Company Common Stock reserved for issuance as specified above, shall be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights. Each Company Option issued and outstanding pursuant to the Option Plans which (i) is not exercised prior to the Closing Date or (ii) is not exchanged at Closing for a cash payment in lieu of exercise pursuant to the second sentence of Section 2.4(b), shall terminate and be of no further force or effect following the Closing.
      (c) The Company has reserved 4,891 shares of Company Common Stock for issuance pursuant to warrants to purchase Company Common Stock (the “Warrants”). Warrants to purchase 4,891 shares of Company Common Stock were outstanding as of November 2, 2005. Section 3.3(c) of the Company Disclosure Schedule includes a true and complete list of all Warrants outstanding as of November 2, 2005, including the names of all the holders thereof and the exercise price for each such Warrant. The Company is not obligated to accelerate the vesting of any Warrants as a result of the transactions contemplated hereby.
      (d) The Company is authorized to issue 2,000,000 shares of Preferred Stock, par value $1.00 per share (“Company Preferred Stock”), of which 300,000 shares of have been designated as Series F Preferred Stock, all of which were reserved for issuance upon exercise of preferred stock purchase rights (the “Company Rights”) issuable pursuant to the Rights Agreement dated as of May 28, 2002, between the Company and EquiServe Trust Company, N.A., as rights agent (the “Company Rights Agreement”). No shares of Company Preferred Stock were outstanding on November 2, 2005.
      (e) Except for (i) shares of Company Common Stock indicated in Section 3.3(a) as issued and outstanding on November 2, 2005, (ii) shares issued after such date upon the exercise of outstanding Company Options listed in Section 3.3(b) of the Company Disclosure Schedule or outstanding under the 2002 Employee Stock Purchase Plan, (iii) shares issued after such date upon the exercise of outstanding

Warrants listed in Section 3.3(c) of the Company Disclosure Schedule, and (iv) shares issued after such date upon the exercise of options to purchase Company Common Stock granted after such date in the ordinary course of business consistent with past practice, there are not as of the date hereof, and at the Effective Time there will not be, any shares of Company Common Stock or Company Preferred Stock issued and outstanding.
      (f) No registration rights involving the Company securities will survive consummation of the Merger.
      (g) The Company’s authorized capital stock consists solely of the Company Common Stock described in Section 3.3(a) and the Company Preferred Stock described in Section 3.3(d). There are not as of the date hereof, and at the Effective Time there will not be, authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating the Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of the Company or obligating the Company to grant, extend or enter into any such agreement, other than (i) Company Options listed in Section 3.3(b) of the Company Disclosure Schedule or issued pursuant to the 2002 Employee Stock Purchase Plan, (ii) the Warrants, (iii) the Company Rights and (iv) Company Options granted in the ordinary course of business consistent with past practice since November 2, 2005. There are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of the Company to which the Company or any of its officers or directors are a party and, to the knowledge of the Company no other party is a party to any stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of the Company. For purposes of this Agreement, “knowledge of the Company” shall mean the actual knowledge of the officers of the Company. For purposes of this definition, the officers of the Company to whom knowledge may be attributed are listed on Section 3.3(g) of the Company Disclosure Schedule.
      (h) The Company has no outstanding bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders may vote.
      (i) The Company Common Stock and the Company Rights constitutes the only classes of securities of the Company or any Company Subsidiary registered or required to be registered under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”).
      3.4     Company Subsidiaries.
      (a) Section 3.4(a) of the Company Disclosure Schedule sets forth a true and complete list of the names and jurisdictions of organization of each Company Subsidiary. All issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly by the Company free and clear of any charges, liens, encumbrances, security interests or adverse claims (“Liens”). As used in this Agreement, “Company Subsidiary” means any corporation, partnership or other organization, whether incorporated or unincorporated, of which (i) the Company or any Company Subsidiary is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by the Company or by any Company Subsidiary, or by the Company and one or more Company Subsidiary.
      (b) There are not as of the date hereof, and at the Effective Time there will not be, any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating any Company Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, shares of the capital stock or other securities of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such agreement. To the knowledge of the Company, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of any Company Subsidiary.
      3.5     SEC Reports. The Company has timely filed all reports, registrations, schedules, forms, statements and other documents required to be filed by the Company with, or furnished by the Company to, the United States Securities and Exchange Commission (the “SEC”) for all periods beginning on or after January 1, 2004 (the “Company SEC Reports”), and shall timely file with the SEC all reports, registrations, schedules, forms, statements and other documents required to be filed by the Company with, or furnished by the Company to, the SEC under the Exchange Act after the date of this Agreement and prior to the Closing Date. As of their respective dates, the Company SEC Reports complied, and all reports, registrations, schedules, forms, statements and other documents filed by the Company with the SEC between the date hereof and the Closing Date shall comply, in all material respects, with the requirements of the Exchange Act and the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), and did not, or in the case of such documents filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any form, report or other document with the SEC or any foreign securities commission or securities exchange.
      3.6     Financial Statements. The consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended January 1, 2005 (the “Company 10-K”) and in the Company’s quarterly reports on Form 10-Q for the quarters ended April 2, 2005, July 2, 2005 and October 1, 2005 (collectively, the “Company 10-Qs”) (including the related notes, where applicable) (the “Financial Statements”) (i) present fairly, in all material respects, the consolidated financial condition and results of operations of the Company and the Company Subsidiaries as of and for the periods presented therein and (ii) have been prepared in all material respects in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except as otherwise indicated therein and the unaudited financial statements included in the Company 10-Qs do not include all of the information and footnotes required by GAAP and are subject to normal year-end adjustments, which, individually or in the aggregate, are not material. Since January 1, 2005, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes to such financial statements. The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act). The Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board of Directors (or persons performing the equivalent functions): (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (ii) any material fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company’s principal executive officer and principal financial officer have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct; the Company maintains “disclosure controls and procedures” (as defined in Rule 13a-14(c) under the Exchange Act); and the Company is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act. To the knowledge of the Company, the Company’s auditor has at all relevant times been (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) and (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act.
      3.7     Absence of Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities, whether accrued, absolute, contingent or otherwise, other than liabilities and obligations

(i) reflected or reserved against on the Financial Statements in accordance with GAAP or readily apparently from the notes thereto, (ii) incurred since July 2, 2005 in the ordinary course of business, consistent with past practice or (iii) liabilities that have not had and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.
      3.8     Absence of Adverse Changes.
      (a) Since July 2, 2005, there has not been any change, event or circumstance that has had, or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.
      (b) There has not been any action taken by the Company or any Company Subsidiary during the period from July 2, 2005 through the date hereof that, if taken during the period from the date hereof through the Effective Time, would constitute a breach of Section 5.1.
      3.9     Compliance with Laws.
      (a) The Company and the Company Subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, registration, order, grant or other authorization of a Governmental Entity (i) pursuant to which the Company or any Company Subsidiary currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the business of the Company or any of its subsidiaries or the holding of any such interest ((i) and (ii) are herein collectively called “Permits”). The Permits are not subject to any conditions or requirements that are not generally imposed on the holders thereof, all of such Permits are valid and in full force and effect and neither the Company nor any Company Subsidiary has violated the terms of such Permits in any material respect. No proceeding is pending or, to the knowledge of the Company, threatened in writing to revoke, suspend, cancel, terminate, or adversely modify any Permit.
      (b) The Company and the Company Subsidiaries have been in material compliance with, are not in material default or violation of, have not received any notice of material non-compliance, default or violation with respect to, and have no material liabilities, whether accrued, absolute, contingent or otherwise, under any Laws applicable to the business of the Company and the Company Subsidiaries and to the knowledge of the Company there is no such material non-compliance, default or violation thereunder.
      (c) Neither the Company nor any Company Subsidiary is a party to, nor do the Company or any Company Subsidiary have any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company or the Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s published financial statements or other Company SEC Reports.
      3.10     Claims, Actions and Proceedings. There are no outstanding, orders, writs, judgments, injunctions, decrees or other requirements of any court against the Company, any Company Subsidiary or any of their securities, assets or properties. There are no material actions, suits, claims, legal or administrative proceedings (collectively, “Actions”) or any governmental investigations, inquiries pending or, to the knowledge of the Company, threatened in writing, against the Company, any Company Subsidiary, or any of their securities, assets or properties. There were not and are not pending, during the period of time from January 1, 2004 through the date of this Agreement, any internal investigations or inquiries being conducted by the Company Board of Directors or any committee thereof or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

      3.11     Contracts and Other Agreements.
      (a) Except for this Agreement, as set forth in the Company 10-K under item 10 of the exhibit list, none of the Company nor any Company Subsidiary is a party to or bound by any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”): (i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed on Form 8-K; (ii) that contain covenants binding upon the Company or any of its affiliates that materially restrict the ability of the Company or any of its affiliates (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation) to compete in the business as currently conducted by the Company or in any geographic area, provided, however, that this subsection (ii) shall not include Contracts that may be canceled without penalty by the Company or any Company Subsidiary upon notice of 60 days or less; (iii) that would obligate the Company or any Company Subsidiary to file a registration statement under the Securities Act, which filing has not yet been made; (iv) any license agreement the termination of which would have a Company Material Adverse Effect (“License Agreement”); (v) relating to a material joint venture, material partnership or other arrangement that is material involving a sharing of profits, losses, costs or liabilities with another person; (vi) relating to indebtedness for borrowed money, guarantees of indebtedness for borrowed money, letters of credit or surety bonds having an outstanding principal amount in excess of $5,000,000 in the aggregate; (vii) that is an interest rate, equity or other swap or derivative instrument; (viii) acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration in excess of $1,000,000 executed in the past twelve months; (ix) under which the Company or any Company Subsidiary has advanced or loaned any funds in excess of $1,000,000 or has guaranteed any obligations of another person in excess of $1,000,000, other than extensions of credit to customers in the ordinary course of business consistent with past practice, (x) that would constitute one of the Company’s top ten contracts in terms of revenues received from the sale of goods (as measured by the revenue reasonably expected to be derived therefrom during the twelve (12) months ended December 31, 2005), (xi) that requires the payment by or to the Company or any Company Subsidiary of more than (A) $1,000,000 annually in respect of customers or (B) $1,000,000 annually in respect of vendors, (xii) that is in respect of any employment, retention, severance or change of control arrangement, in each case with an executive officer of the Company or any Company Subsidiary or any employee of the Company or any Company Subsidiary who is paid a base salary of $150,000 or more, (xiii) with respect to any property of the Company or any Company Subsidiary, real or personal involves annual payments in excess of $1,000,000 and (xiv) that relates to capital expenditures by the Company in excess of $1,000,000. Each such Contract described in clauses (i) through (xiv), together with each item set forth in the Company 10-K under item 10 of the exhibit list and each of the Contracts set forth on Section 3.11 of the Company Disclosure Schedule, is referred to herein as a “Material Contract.”
      (b) Each of the Material Contracts is in full force and effect and is valid and binding on the Company and each Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto, enforceable against such parties in accordance with their terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
      (c) Neither the Company nor any Company Subsidiary has materially breached, is in material default under, or has received written notice of any material breach of or default under, any Material Contract, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or any Company Subsidiary. To the Company’s knowledge, no other party to any Material Contract to which the Company or any Company Subsidiary is a party is in material breach or violation of, or material default under, such Material Contract. A complete and correct copy, subject to redaction, of each Material Contract has previously been made available by the Company to Parent or filed by the Company with the SEC.

      3.12     Intellectual Property.
      (a) Section 3.12 of the Company Disclosure Schedule contains a list of all registered Intellectual Property (as defined below) owned by the Company or any Company Subsidiary (“Owned Intellectual Property”). To the Company’s knowledge, the Intellectual Property owned and licensed to the Company and the Company Subsidiaries (collectively, the “Company Intellectual Property”) encompasses all Intellectual Property rights necessary for the conduct of the business of the Company and the Company Subsidiaries as presently conducted except as has not had and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Each item of Company Intellectual Property immediately prior to the Effective Time hereunder will be owned or available for use on substantially the same terms and conditions immediately subsequent to the Effective Time hereunder except as has not had and is not reasonably likely to have a Company Material Adverse Effect.
      (b) The Company and/or each Company Subsidiary own the entire right, title and interest in and to all of the Owned Intellectual Property, free and clear of all Liens (other than Material Contracts, License Agreements, and customer agreements, purchase orders and other revenue earning Contracts entered into in the ordinary course); (ii) the Company and/or each Company Subsidiary has the right to use the material Intellectual Property licensed for use by the Company or any Company Subsidiary pursuant to the terms of valid and subsisting license agreements, and (iii) neither the Company nor any Company Subsidiary has received any notice or claim challenging the Company’s or Subsidiary’s ownership of the Owned Intellectual Property.
      (c) To the knowledge of the Company, neither the Company nor any Company Subsidiary infringes upon or misappropriates any intellectual property, proprietary or other rights of third parties, other than any such infringement or misappropriation which is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. There are no Actions pending or, to the knowledge of the Company, threatened, asserting the invalidity, misuse, infringement or unenforceability of any material Owned Intellectual Property.
      (d) The Company or each Company Subsidiary (i) has taken commercially reasonable actions to maintain and protect the Company’s and each Company Subsidiary’s material Company Intellectual Property, including payment of all fees, annuities and all other payments which have heretofore become due to any government authority with respect to the Company’s or the Company Subsidiaries’ material registered Owned Intellectual Property, and (ii) to the knowledge of the Company, the material registered Owned Intellectual Property is valid and enforceable.
      (e) To the knowledge of the Company, each person, including employees, agents, consultants, and independent contractors, who has had access to or otherwise been exposed to confidential or proprietary information regarding the Company or any Company Subsidiary at any time during the three (3) years immediately prior to the date of this Agreement has entered into a confidentiality agreement with the Company or applicable Company Subsidiary. The Company has made available to Parent a true, complete and correct copy of the standard form of the employee confidentiality agreement with the Company.
      (f) “Intellectual Property” means (a) any (i) fictitious trade business names, trade names, corporate names, registered and unregistered trademarks, service marks, designs, and general intangibles of like nature and applications, together with any goodwill related to the foregoing (“Marks”), (ii) all (A) patents and patent applications and any continuations, continuations in part, renewals and applications therefor, and (B) inventions and discoveries that may be patentable (collectively, “Patents”), (iii) copyrights in both published works and unpublished works including any registrations and applications therefor and whether registered or unregistered (collectively, “Copyrights”), or (iv) all know-how, trade secrets, confidential information, customer lists, Software, databases, works of authorship, mask works, technical information, data, process technology, plans, drawings, blue prints know-how, proprietary processes, formulae, algorithms, models, user interfaces, inventions, discoveries, concepts, ideas, techniques, methods, methodologies and, with respect to all of the foregoing, related confidential data or information (collectively, “Trade Secrets”), (b) technical and confidential information (including, without limitation, designs, plans, specifications, formulas, processes, methods, methodologies, shop rights, know-how, show-

how, and other business or technical confidential information in each case whether or not such rights are patentable, copyrightable, or registerable), (c) computer software and hardware programs and systems, source code, object code, know-how, show-how, processes, formula, specifications and designs, data bases, and documentation relating to the foregoing, and (d) Internet domain names, and all registrations and applications therefor, and web sites and web pages and related items (and all intellectual property and proprietary rights incorporated therein), IP addresses and email addresses.
      3.13     Real Property; Title to Assets.
      (a) The Company and each Company Subsidiary has sole and exclusive, good, clear and marketable title to all its real and personal tangible assets, and interests in such properties and assets, real and personal, reflected in the Financial Statements (except properties, interests in properties and assets sold or otherwise disposed of since July 2, 2005 in the ordinary course of business consistent with past practice), and with respect to material leased properties and assets, valid leasehold interests in such properties and assets, in each case, free and clear of all Liens, imperfections of title, restrictions, encroachments and easements, except (i) liens for current Taxes not yet due and payable and for which appropriate reserves have been taken and reflected in the Company’s latest balance sheet, (ii) such imperfections of title, restrictions, encroachments and easements as do not and are not reasonably likely not to materially detract from or interfere with the use or value of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Financial Statements (or are readily apparent from the notes thereto). There are no written or oral subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any real property owned or leased by the Company or any Company Subsidiary (collectively, the “Real Property”), and there is no person in possession of the Real Property other than the Company and the Company Subsidiaries. There is no pending, or, to the knowledge of the Company, threatened in writing eminent domain, condemnation or similar proceeding affecting any Real Property. The property and equipment of the Company and each Company Subsidiary that are used in the operations of business are (i) in good operating condition and repair (subject to typical wear and obsolescence) and (ii) have been maintained in accordance with normal industry practices. Section 3.13 of the Company Disclosure Schedule lists all Real Property, including (A) with respect to owned Real Property, the property address, and, where applicable, property identification number and (B) with respect to leased Real Property, the lease pursuant to which the Real Property is leased or a general description of the leased property.
      (b) With respect to each Real Property lease, such lease will (i) continue to be legal, valid, binding, enforceable and in full force and effect against the Company or the Company Subsidiary that is the party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, (ii) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other party to such lease is in breach or violation of, or default under, any such lease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened in writing, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party under such lease, (iii) there are no disputes in effect as to such lease, and (iv) neither the Company nor any Company Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold. The Company or Company Subsidiary which is party to a Real Property lease has been, and currently is, in compliance with the material provisions of each such Real Property lease.
      3.14     Insurance. All policies or binders of material fire, liability, product liability, workers’ compensation, vehicular, directors’ and officers’ and other material insurance held by or on behalf of the Company and the Company Subsidiaries (collectively, the “Company Insurance Policies”) are (i) in full force and effect, (ii) are reasonably adequate for the businesses engaged in by the Company and the Company Subsidiaries, (iii) are in conformity with the requirements of all Contracts to which the Company or the relevant Company Subsidiary is a party and, (iv) to the knowledge of the Company, are valid and enforceable in accordance with their terms. Neither the Company nor any Company Subsidiary is in material default with respect to any provision contained in such policy or binder. All premiums for each policy or binder have been paid for the current period, and there are no outstanding premium finance payments due for such period. Neither the Company nor any Company Subsidiary has (a) agreed to modify or cancel any such Company Insurance Policy, (b) received notice (whether oral or written) of actual or threatened modification or termination of any such Company Insurance Policy, (c) received notice of cancellation, non-renewal or material increase in premiums to be paid under any such Company Insurance Policy or (d) failed to give any notice or present any claim thereunder in due and timely fashion. During the period of time from January 1, 2004 through the date of this Agreement there were no, and there are no currently pending, claims against such insurance by the Company or any Subsidiary as to which the insurers have denied coverage or otherwise reserved rights.
      3.15     Commercial Relationships. As of the date hereof, none of the Company’s or the Company Subsidiaries’ material suppliers, manufacturers, distributors, customers with continuing relationships with the Company or any Company Subsidiary, licensors or licensees has (a) canceled or otherwise terminated, or otherwise provided notice or stated its intention of canceling or terminating, its relationship with the Company or a Company Subsidiary, (b) during the last twelve months, materially altered its relationship with the Company or a Company Subsidiary or (c) stated its intention not to continue to do business with the Company or any Company Subsidiary or otherwise reduce its purchases whether as a result of the transactions contemplated hereby or otherwise, other than pursuant to agreements, contracts or other arrangements that have expired by the terms thereof. As of the date hereof, to the knowledge of the Company, there is no plan or intention of any such entity, and the Company has not received any threat or notice in writing from any such entity, to terminate, cancel or otherwise materially modify its relationship with the Company or a Company Subsidiary.
      3.16     Tax Matters.
      (a) For purposes of this Agreement, the term “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means all United States federal, state and local, and all foreign, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, social security, unemployment insurance, workers’ compensation, use, property, excise, value added, ad valorem, estimated, stamp, alternative or add-on minimum, recapture, environmental, capital, withholding taxes, any other taxes, and any fees, assessments, liabilities, levies, charges, duties, tariffs, impositions or assessments in the nature of taxes, together with all interest, penalties, fines and additions imposed on or with respect to such amounts, including any liability for taxes of a predecessor entity. “Tax Return” (and, with correlative meaning, “Tax Returns”) means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any taxing authority or any other Governmental Entity in connection with Taxes, including any attachments thereto and any amendments thereof.
      (b) All Tax Returns required to be filed by or with respect to the Company and the Company Subsidiaries have been filed or will be filed with the appropriate tax authority within the time and in the manner prescribed by Law. For all years in which the applicable statute of limitations has not closed, all such Tax Returns are true, correct and complete in all material respects, and all Taxes owed by the Company or the Company Subsidiaries, whether or not shown on any Tax Return, have been timely paid or fully reserved for on the Financial Statements. No claim has ever been made in writing in the prior three years by any taxing authority in any jurisdiction in which any of the Company or the Company Subsidiaries does not file a Tax Return that the Company or the Company Subsidiaries are or may be subject to taxation by that jurisdiction. Since January 1, 2004, no material adjustment relating to any Tax Return of the Company or any Company Subsidiary has been proposed in writing by any Tax Authority (insofar as such adjustment relates to the activities or income of the Company or any Company Subsidiary).
      (c) There are no Liens with respect to Taxes upon any of the assets or properties of the Company or the Company Subsidiaries, other than with respect to Taxes not yet due and payable.
      (d) No audit, assessment, examination, dispute, investigation or judicial or administrative proceeding is currently pending with respect to any Tax Return or Taxes of the Company or the Company

Subsidiaries. No deficiency for any Taxes has been proposed or assessed in writing against the Company or the Company Subsidiaries, which deficiency has not been paid in full. All Tax deficiencies determined as a result of any past completed audit with respect to Taxes of the Company and Subsidiaries have been satisfied.
      (e) There are no outstanding requests, agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or the Company Subsidiaries for any taxable period. No power of attorney granted by or with respect to the Company or the Company Subsidiaries relating to Taxes is currently in force.
      (f) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company and the Company Subsidiaries have, in accordance with generally accepted accounting principles, made accruals for such Taxes in their respective books and records.
      (g) All withholding and payroll Tax requirements required to be complied with by the Company and the Company Subsidiaries (including requirements to deduct, withhold and pay over amounts to any Governmental Entity have been satisfied).
      (h) Neither the Company nor any Company Subsidiary has any liability for the Taxes of any other person (other than the Company and the Company Subsidiaries) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor. No person has any right to any payment from the Company or any Company Subsidiary with respect to any Tax refunds received or due to be received by the Company since January 1, 2004.
      (i) Since January 1, 2004, neither the Company nor any Company Subsidiary has made any payments, or has been or is a party to any Contract, arrangement or plan that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax law) or that were not or would not be deductible by reason of Code Sections 162(m).
      (j) The Company has delivered or made available to Parent (i) complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary with respect to the prior three (3) taxable years and (ii) written schedules of (A) the taxable years of the Company and each Company Subsidiary for which the statute of limitations with respect to income Taxes has not expired and (B) with respect to income Taxes of the Company and each Company Subsidiary, those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not yet been initiated and those years for which required Tax Returns have not yet been filed.
      (k) Neither the Company nor any Company Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2).
      (l) Neither the Company nor any Company Subsidiary is a party to any material joint venture, partnership, or other arrangement (other than an arrangement related to royalties) that the parties treat as a partnership for federal or applicable state, local or foreign Tax purposes.
      (m) Except as disclosed in its Tax Returns, neither the Company nor any Company Subsidiary has received approval to make or agreed to a change in any accounting method or has any written application pending with any Tax authority requesting permission for any such change.
      (n) The Company has not been a “distributing corporation” or a “controlled corporation” within the meaning of Code section 355(a)(1)(A) in a transaction occurring within the past two years.
      (o) Neither the Company nor any Company Subsidiary is party to or bound by any active closing agreement or offer in compromise with any U.S. Tax authority.

      3.17     Employee Benefit Plans.
      (a) Section 3.17 of the Company Disclosure Schedule lists each material pension, savings, profit sharing, retirement, deferred compensation, employment, welfare, fringe benefit, insurance, short and long term disability, medical, death benefit, incentive, bonus, stock, other equity-based, vacation pay, severance pay, cafeteria plan and other plan, program and arrangement for the benefit of employees or former employees of the Company or the Company Subsidiaries, or their beneficiaries, including each “employee benefit plan” (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is not a Foreign Plan (as defined in Section 3.17(i), and that is maintained by Company and/or by one or more Company Subsidiaries or to which the Company and/or one or more Company Subsidiaries are required to contribute (each, a “Plan”).
      (b) With respect to each Plan, the Company has delivered or made available to Parent current, accurate and complete copies of each of the following together with, when applicable, all amendments: (i) the Plan, or, if the Plan has not been reduced to writing, a written summary of its material terms, (ii) if the Plan is subject to the disclosure requirement of Title I of ERISA, the summary plan description, and in the case of each other Plan, any similar employee summary, (iii) if the Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter issued by the Internal Revenue Service (“IRS”), (iv) if the Plan is subject to the requirement that a Form 5500 series annual report/return be filed, the three most recently filed annual reports/returns, (v) all related trust agreements, group annuity contracts, administrative services, (vi) for each Plan that is funded, the most recent financial statements for each such Plan and (vii) since January 1, 2004, any material communications received from or sent to the IRS or the U.S. Department of Labor relating to an audit or similar process involving the Plan.
      (c) There is no entity (other than the Company or any Company Subsidiary) that together with the Company or any Company Subsidiary that was, during the five years preceding the date of this Agreement, or currently would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA. None of the Plans is a defined benefit plan subject to Title IV of ERISA.
      (d) Each Plan has been administered in all material respects in accordance with its terms and the provisions of applicable law, including ERISA and the Code, and to the knowledge of the Company, nothing has been done or not done with respect to any Plan, the doing or not doing of which could result in any material liability on the part of the Company or any Company Subsidiary under Title I of ERISA or Chapter 43 of the Code. None of the Plans is currently under examination by the IRS or the U.S. Department of Labor. All contributions, premiums and expenses, if any, due under each Plan have been timely made. Each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified, and to the knowledge of the Company, nothing has occurred since the date of such letter that could reasonably be expected to adversely affect the qualified status of such Plan. No Plan is or has been subject to Section 302 of ERISA or Section 412 of the Code.
      (e) Except for continuation of health coverage described in Section 4980B of the Code or Section 601 et seq. of ERISA (“COBRA”), no Plan provides for medical, dental, life insurance coverage or any other welfare benefits after termination of employment or for other post-employment welfare benefits.
      (f) No action, suit or claim (other than routine claims for benefits in the ordinary course) is pending or, to the knowledge of the Company, threatened in writing against any Plan or against the Company or any Company Subsidiary.
      (g) Neither the Company nor any of the Company Subsidiaries has ever maintained, sponsored, contributed to, been required to contribute to, or incurred any liability under any multi-employer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or any multiple employer plan as defined in

Section 413(c) of the Code, or any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.
      (h) Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Plan that would result in the imposition on the Company of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code.
      (i) Section 3.17 of the Company Disclosure Schedule sets forth each material non-governmental plan maintained, or contributed to, by or on behalf of the Company or any Company Subsidiary applicable to employees of the Company or any Company Subsidiary Business located outside of the United States (a “Foreign Plan”) and each material non-governmental welfare benefit plan maintained or contributed to by or on behalf of the Company or any Company Subsidiary applicable to employees of the Company or any Company Subsidiary located outside of the United States (a “Foreign Welfare Plan”). Each Foreign Plan and Foreign Welfare Plan has been administered in material compliance with its terms and the requirements of all applicable Laws and regulations, and all required contributions to each Foreign Plan and Foreign Welfare Plan have been made. There are no material Actions (other than routine benefit claims) pending or, to the knowledge of the Company, threatened against any Foreign Plan or Foreign Welfare Plan.
      (j) Since January 1, 2004, no communication, report or disclosure has been made which, at the time made, did not accurately reflect the terms and operations of any Plan. Except as otherwise reflected in a duly executed amendment to a Plan or an amended and restated Plan, neither the Company nor any Company Subsidiary has (i) announced its intention to modify or terminate any Plan listed on Section 3.17 of the Company Disclosure Schedule, (ii) modified or terminated any Plan listed on Section 3.17 of the Company Disclosure Schedule in a manner materially different than the version of the Plan made available to the Parent, or (iii) adopted any arrangement or program not listed on Section 3.17 of the Company Disclosure Schedule which, once established, would come within the definition of a Plan.
      (k) Since January 1, 2004, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any Company Subsidiary, relating to, or change in employee participation or coverage under any Plan that would increase materially the expense of maintaining such Plan above the level or expense incurred in respect of such Plan for the most recent plan year. The execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not either alone or upon the occurrence of a subsequent event result in any payment, acceleration, vesting or increase in benefits under any Plan to any employee, former employee or director of the Company or any Company Subsidiary.
      (l) Section 3.17(l) of the Company Disclosure Schedule sets forth a true and complete list of each individual designated by the Company to participate in (i) the Company’s 2002 Change-in-Control Severance Benefit Plan for Key Executives and (ii) the Company’s 2005 Change-in-Control Severance Benefit Plan for Key Executives.
      3.18     Employee Relations.
      (a) Section 3.18(a) of the Company Disclosure Schedule lists all current employees of the Company or any Company Subsidiary as of November 3, 2005 which hold the position of director or higher, their current hourly rates of compensation or base salaries (as applicable), and their current cash incentive compensation targets.
      (b) Upon termination of the employment of any employee, none of the Company, the Company Subsidiaries, the Surviving Corporation nor Parent will be liable to any of such employees for severance pay or any other similar payments, other than compensation earned but unpaid through the date of termination (including salary or wages and terminal vacation pay in accordance with applicable Law) that would not be payable by the Company or the Company Subsidiaries absent the Merger. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company from the Company, under any Plan or otherwise; (ii) increase any benefits otherwise payable under any Plan or otherwise; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
      (c) The Company and each Company Subsidiary: (i) is, and at all times since January 1, 2003 has been, in compliance in all material respects with all Laws respecting employment, employment practices, occupational safety and health, immigration and naturalization, terms and conditions of employment, and wage and hour requirements (including the payment of overtime wages), in each case with respect to employees, (ii) has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, commissions, bonuses and other payments to employees, (iii) is not in arrears for any wages, salaries, commissions, bonuses or other direct compensation for any services performed or amounts required to be reimbursed to any employees or consultants or liable for any Taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments made in the ordinary course of business and consistent with past practice). No claims are pending against the Company or any Company Subsidiary before the Equal Employment Opportunity Commission or any other administrative body or in any court asserting any violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination Act of 1967, 42 U.S.C. §§ 1981 or 9183 or any other Federal, state or local Law, statute or ordinance barring discrimination in employment.
      (d) There are no work stoppages, labor strikes, slow downs, job actions, disputes or lockouts existing or, to the knowledge of the Company, pending or threatened against the Company or any Company Subsidiary, (ii) neither the Company nor any Company Subsidiary is involved in or, to the knowledge of the Company, threatened in writing with, any material labor dispute or labor contract grievance or any litigation relating to labor, employment, safety or discrimination matters involving any employee, including charges of unfair labor practices or complaints of unlawful discrimination that, if adversely determined, (iii) neither the Company nor any Company Subsidiary is engaged in any material unfair labor practices within the meaning of the National Labor Relations Act, (iv) neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement or union contract with respect to any of its employees and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary and (v) no union organizing campaign with respect to non-union employees of the Company or any Company Subsidiary is ongoing or, to the knowledge of the Company, pending or threatened in writing.
      3.19     Environmental Matters.
      (a) The Company and the Company Subsidiaries are, and have been, in compliance in all respects with all Laws and the requirements of Permits issued under such Laws relating to (A) releases or threatened releases of Hazardous Substances (as defined below), (B) pollution or protection of public health or the environment or worker safety or health or (C) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances (any such laws, including, without limitation, any applicable federal, state, foreign or local statute, law, rule, regulation, ordinance, code, or rule of common law in effect and in each case as amended as of the Effective Time relating to the environment, health, safety or Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; and their state and local counterparts and equivalents, collectively, the “Environmental Laws”).
      (b) There has been no actual or threatened release, disposal, discharge, spillage, leaking, dumping, emission, escape, seepage, placement of any pollutant, petroleum, petroleum product, asbestos, radioactive material, or any fraction thereof, contaminant or toxic or hazardous material, substance or waste or any other chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by Company, any Company Subsidiary or any predecessor of Company or any Company Subsidiary.
      (c) There have been no Hazardous Substances generated by Company, any Company Subsidiary or any predecessor of Company or any Company Subsidiary that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental entity in the United States.
      (d) There are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site owned or operated by Company, any Company Subsidiary or any predecessor of Company or any Company Subsidiary, except for the storage of hazardous waste in compliance with Environmental Laws.
      (e) There are no current, and to the knowledge of the Company there are no pending or threatened, Environmental Claims against the Company or any Company Subsidiary or, to the knowledge of the Company, pending or threatened against any property or assets of the Company. For purposes of this Section 3.19(e), “Environmental Claims” means administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Law (hereafter “Claims”), including (A) Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (B) Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.
      3.20     No Breach. The execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or by-laws of the Company, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, require any notice or action under, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment under or constitute (or with notice or lapse of time or both constitute) a default under, any Material Contract, (iii) violate any Law applicable to the Company or the Company Subsidiaries or by which any of the Company’s or the Company Subsidiaries’ assets or properties is bound, (iv) violate any Permit, (v) except for (a) filings with the SEC under the Exchange Act, (b) filings pursuant to the DGCL as contemplated herein and (c) the filing of a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act, as amended (the “HSR Act”) and any similar filings in foreign jurisdictions, require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body, (vi) result in the creation of any Lien on the assets or properties of the Company or a Company Subsidiary, or (vii) cause any of the assets owned by the Company or any Company Subsidiary to be reassessed or revalued by any taxing authority or other Governmental Entity, excluding from the foregoing clauses (ii), (iii), (iv), (v), (vi) and (vii) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.
      3.21     Board Approvals; Anti-Takeover; Vote Required.
      (a) The Company Board of Directors, at a meeting duly called and held at which all directors were present, has (i) duly and validly approved and adopted resolutions addressing all corporate action required to be taken by the Company Board of Directors to authorize this Agreement and the consummation of the transactions contemplated hereby, (ii) resolved that the transactions contemplated hereby are advisable and in the best interests of the stockholders of the Company and that the consideration to be paid for each share of Company Common Stock in the Merger is fair to the holders of such shares of Company Common Stock and was determined in good faith, and (iii) subject to the other terms and conditions of this Agreement, resolved to submit this Agreement to the stockholders of the Company and to unanimously recommend that the stockholders of the Company approve this Agreement and each of the transactions contemplated hereby. As of the date of this Agreement, none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified.
      (b) The Company and the Company Board of Directors has taken all action necessary such that no restrictions contained in any “fair price,” “moratorium,” “control share acquisition,” “business combination” or similar statute, including without limitation Section 203 of the DGCL, or any applicable regulation thereunder, will apply to the execution, delivery or performance of this Agreement or the transactions contemplated hereby.
      (c) The Company Board of Directors has taken such action as is necessary with respect to the Company Rights Agreement such that the execution and delivery of this Agreement and the transactions contemplated hereby will not: (i) result in Parent becoming an “Acquiring Person” under the Company Rights Agreement or (ii) result in the grant of any rights to any person under the Company Rights Agreement or enable, require or cause the Company Rights to become exercisable, detach from the Company Common Stock, be exercised or deemed exercised, or be distributed or otherwise triggered. The Company has not amended the Company Rights Agreement, redeemed the rights thereunder or taken any other action to make the Company Rights Agreement or the rights thereunder inapplicable, in each case, with respect to (a) any person or entity other than Parent or Sub or (b) any Acquisition Proposal (as defined in Section 5.2(a)) or any other substantially similar proposal.
      (d) The affirmative vote of the holders of 50% of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”) is the only vote of the Company’s stockholders necessary to approve this Agreement and the transactions contemplated hereby.
      3.22     Financial Advisor.
      (a) The Company Board of Directors has received the opinion of J.P. Morgan Securities Inc. to the effect that, as of the date hereof, the consideration to be received in the Merger by the holders of the Company Common Stock is fair from a financial point of view to the stockholders of the Company. The Company shall forward to Parent a copy of the written version of such opinion promptly after the date hereof.
      (b) Other than J.P. Morgan Securities Inc., no broker, finder, agent or similar intermediary has acted on behalf of the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with the Company or any Company Subsidiary, or any action taken by the Company or any Company Subsidiary.
      3.23     Information in the Proxy Statement. The proxy statement to be provided to the Company’s stockholders in connection with the Company Stockholders Meeting (as defined in Section 6.2) (such proxy statement and any amendment thereof or supplement thereto, the “Proxy Statement”) on the date mailed to the Company’s stockholders and at the time of any meeting of the Company’s stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Sub for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

      3.24     Affiliate Transactions.
      (a) No executive officer or director of the Company or any Company Subsidiary or any person owning 5% or more of the Company Common Stock (an “Affiliated Party”) is a party to any material Contract or has any material interest in any property or assets owned by the Company or any Company Subsidiary or has engaged in any transaction with the Company material to the Company within the last 12 months, in each case, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
      (b) There are no outstanding loans to directors or officers of the Company or any Company Subsidiary of the kind prohibited by Section 402 of the Sarbanes-Oxley Act.
      3.25     Indebtedness. Section 3.25 of the Company Disclosure Schedule sets forth, as of the date hereof, all of the outstanding indebtedness of the Company and the Company Subsidiaries, taken as a whole, for borrowed money. As of the date hereof there is not, and as of the Effective Time there will not be, (i) any indebtedness of the Company or any Company Subsidiary for money borrowed and (ii) a guarantee by the Company or any Company Subsidiary of indebtedness of another Person for money borrowed. Neither the Company nor any Company Subsidiary guaranties any indebtedness or other obligations of any person other than of the Company or any Company Subsidiary.
      3.26     Works Councils. No approvals, notifications or filings with, any foreign labor organization or works council are necessary for consummation of the transactions contemplated by this Agreement.
      Section 4     Representations and Warranties of Parent
      Except as set forth in the disclosure schedule delivered by Parent to the Company on the date hereof (the “Parent Disclosure Schedule”), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, the Parent and Sub hereby jointly and severally make the representations and warranties set forth in this Section 4 to the Company. Any information set forth in one section of the Parent Disclosure Schedule will be deemed to apply to each other section or subsection of this Agreement to which its relevance is reasonably apparent, and notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has or is reasonably likely to have a Parent Material Adverse Effect.
      4.1     Organization. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be likely to prevent or materially delay consummation of the transactions contemplated hereby (a “Parent Material Adverse Effect”).
      4.2     Authority to Execute and Perform Agreement. Parent and Sub have the necessary corporate power and authority to enter into, execute and deliver this Agreement and to perform fully their obligations hereunder and the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation, enforceable against them in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

      4.3     No Conflict; Required Filings and Consents.
      (a) The execution and delivery by Parent and Sub of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, violate in any material respect (i) any provision of the charter, by-laws or other organizational documents of Parent or Sub or (ii) subject to the filings and other matters referred to in Section 4.3(b), any Law applicable to Parent or Sub or their properties or assets, other than, in the case of clause (ii) above.
      (b) No consent of, or registration, declaration or filing with, any third party or Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filing of a pre-merger notification report under the HSR Act, (ii) the filing with the SEC of such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and any appropriate documents with the relevant authorities of the other jurisdictions in which Parent or Sub is qualified to do business, (iv) compliance with and filings under the antitrust Laws of any foreign jurisdictions, if and to the extent required, and (v) such other items that have not had and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.
      4.4     Information in the Proxy Statement. The information supplied by Parent and Sub expressly for inclusion in the Proxy Statement, if any, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
      4.5     Sub. Sub is validly existing and in good standing as a Delaware corporation. Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement.
      4.6     Ownership of Company Common Stock. On the date hereof, Parent and Sub own no shares of Company Common Stock, and (other than as provided herein) own no additional rights to purchase Company Common Stock through any option from any other person.
      4.7     Litigation. There is no judgment, decree or order against Parent or Sub, or any of Parent’s subsidiaries or, to the knowledge of Parent or Sub, any of their officers or directors (in their capacities as such) that is reasonably likely to have a Parent Material Effect.
      4.8     Financing. Parent has delivered to the Company true and complete copies of (i) the Equity Commitment Letter, dated as of the date hereof (the “Gores Commitment Letter”), by and among Parent and each of Gores Capital Partners, L.P., Gores Co-Invest Partnership, L.P. and Gores FF Partners, L.P. (collectively, “Gores”) pursuant to which Gores has committed, subject to the terms and conditions set forth therein, to provide certain of the cash equity financing to Parent in connection with the transactions contemplated hereby, (ii) the Debt and Equity Commitment Letter, dated as of the date hereof, between Parent and Tennenbaum Partners (the “Tennenbaum Commitment Letter”), pursuant to which Tennenbaum Partners has committed, subject to the terms and conditions set forth therein, to provide certain of the cash equity financing and debt financing to Parent in connection with the transactions contemplated hereby and (iii) the Commitment Letter, dated October 21, 2005 (the “Wells Fargo Commitment Letter,” and together with the Gores Commitment Letter and the Tennenbaum Commitment Letter, the “Commitment Letters”), by and between Gores Capital Partners, L.P. and Wells Fargo Foothill, Inc. (“Wells Fargo”) pursuant to which Wells Fargo has committed, subject to the terms and conditions set forth therein, to provide certain debt financing to Parent in connection with the transactions contemplated hereby. The commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect. The Commitment Letters, as of the date hereof, are in full force and effect. The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Commitment Letters and available cash of the Company as of the Closing will be sufficient to permit Parent to consummate the Merger.

      Section 5     Conduct of Business; No Solicitation; Employees
      5.1     Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each Company Subsidiary shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws and regulations, pay its debts and Taxes when due, subject to good faith disputes over such debts, and pay or perform other material obligations when due. Without limiting the generality of the foregoing, without the prior written consent of Parent, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall observe the following covenants, in each case except as set forth on Section 5.1 of the Company Disclosure Schedule:

(a) Affirmative Covenants Pending Closing. The Company shall:

(i) Insurance. Use reasonable commercial efforts to keep in effect general liability, casualty, product liability, worker’s compensation and other insurance policies in coverage amounts substantially similar to those in effect at the date hereof; and

(ii) Preservation of the Business; Maintenance of Properties, Contracts. Use reasonable commercial efforts to (A) preserve the business of the Company, including without limitation, keeping available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the present relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations, (B) advertise, promote and market the Company’s products, (C) use reasonable commercial efforts to keep the Company’s material properties substantially intact, to preserve its goodwill and business, to maintain all physical properties in such operating condition as will permit the conduct of the Company’s business on a basis consistent with past practice, and (D) perform and comply in all material respects with the terms of its Contracts.

(b) Negative Covenants Pending Closing. The Company shall not:

(i) Disposition of Assets. Other than in the ordinary course of business consistent with past practice, sell or transfer, or mortgage, pledge, lease, license or otherwise encumber in excess of $1,000,000 of its material tangible or intangible assets;

(ii) Payment of Indebtedness. Incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse or otherwise become payable for any indebtedness in excess of $1,000,000 in the aggregate or incur any obligation or liability or enter into any Contract or other commitment involving potential payments to or by the Company or any Company Subsidiary in excess of $1,000,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

(iii) Compensation. Change the compensation payable to any officer, employee, agent or consultant or enter into or amend any employment, change in control, bonus, severance, retention or other agreement or arrangement with any officer, employee, agent or consultant of the Company or a Company Subsidiary, or adopt, or increase the benefits (including fringe benefits) under, any employee benefit plan or otherwise, except (A), in each case, as required by Law or in accordance with existing agreements disclosed in the Company Disclosure Schedule, (B) in the case of compensation for employees, agents or consultants who are not executive officers, in the ordinary course of business consistent with past practice; and (C) in the case of the Company’s 2002 Change-in-Control Severance Benefit Plan for Key Executives, 2005 Change-in-Control Severance Benefit Plan for Key Executives and Enterasys Performance Incentive Plan, only in the manner set forth in Exhibits 5.1(A)-(C) attached hereto; or make any loans, advances or capital contributions to any of its directors, officers or employees, agents or consultants, or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to an employee benefit plan or otherwise;

(iv) Capital Stock. Split, combine or reclassify any of its capital stock or make any change in the number of shares of its capital stock authorized, issued or outstanding (other than through the exercise of Company Options outstanding on the date hereof or granted after the date hereof in the ordinary course of business consistent with past practice) or grant, sell or otherwise issue any option, warrant or other right to purchase, or convert any obligation into, shares of its capital stock, declare, set aside or pay any dividend or other distribution with respect to any shares of its capital stock, sell or transfer any shares of its capital stock, or redeem or otherwise repurchase any shares of its capital stock or any rights or options to purchase any of its capital stock (except as required by Section 2.4(c)), in each case other than grants of Company Options in the ordinary course of business consistent with past practice, or accelerate the exercisability of (other than acceleration required by the terms of Company Options outstanding on the date hereof) any option, warrant or other right to purchase shares of its capital stock or pledge or otherwise encumber any shares of its capital stock;

(v) Charter, By Laws, Directors and Officers. Cause, permit or propose any amendments to, or otherwise alter or modify in any respect, the Certificate of Incorporation or by-laws of the Company or any Company Subsidiary or elect or appoint any new directors or officers;

(vi) Acquisitions. Acquire (including by merger, consolidation or acquisition of stock or assets or any other business combination), or enter into any memorandum of understanding, letter of intent or other agreement, arrangement or understanding to acquire any corporation, partnership, other business organization or any division thereof, or make any lease, investment or capital contribution outside of the ordinary course of business consistent with past practice;

(vii) Capital Expenditures. Except as set forth on Schedule 5.1(b)(vii), authorize any single capital expenditure or purchase of assets in excess of $500,000 or a series of related expenditures or purchases in excess of $1,000,000;

(viii) Accounting Policies. Except as may be required as a result of a change in Law or in generally accepted accounting principles, change any of the accounting practices or principles used by it;

(ix) Taxes. Settle or compromise any material federal, state, local or foreign Tax liability, file any amended Tax Return (except as required by Law), change (or file any such change) its annual Tax accounting period, enter into any closing agreement relating to any Tax, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or make any material Tax election inconsistent with past practice;

(x) Legal. Commence, settle or compromise any pending or threatened suit, action or claim which is in excess of $1,000,000 and (A) is material to the Company and its Subsidiaries taken as a whole or which relates to the transactions contemplated hereby, (B) would involve restrictions on the business activities of the Company, or (C) would involve the issuance of Company securities;

(xi) Extraordinary Transactions. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries (other than the Merger); amend, alter, or terminate the Company Rights Agreement, except as contemplated by Section 3.21(c); or take any action to render inapplicable, or to exempt any person from the provisions of the DGCL or any other Law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock, except as contemplated herein;

(xii) Liabilities. Pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the balance sheet included in the Company 10-Q for the quarter ended July 2, 2005 or incurred in the ordinary course of business since that date;

(xiii) Loans and Advances. Make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned subsidiaries of the Company or customary advances to employees for travel and business expenses in the ordinary course of business);

(xiv) New Agreements/ Amendments. Enter into or modify, or permit a Company Subsidiary to enter into or modify, any Material Contract, including without limitation, any indemnification agreements between the Company and its officers and directors;

(xv) Confidentiality and Non-Competition Agreements. Modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement or non-competition agreement to which the Company or any Company Subsidiary is a party;

(xvi) Plans. Establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company or any Company Subsidiary, pay any discretionary bonuses to any employee of the Company or any Company Subsidiary, except for the exercise of discretionary elements under existing Plans, or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined; or

(xvii) Obligations. Obligate itself to do any of the foregoing.
      (c) Notice of Changes. The Company will promptly notify Parent in writing of any change or event that has had or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.
      5.2     No Solicitation.
      (a) Each of the Company and its Representatives (as defined below) has ceased and caused to be terminated all existing solicitations, discussions, negotiations and communications with any persons or entities with respect to any offer or proposal or potential offer or proposal relating to any transaction or proposed transaction or series of related transactions, other than the transactions contemplated hereby, involving: (A) any acquisition or purchase from the Company by any person or “group” (as defined under Section 13(d) of the Exchange Act) of fifteen percent (15%) interest or more in the total outstanding voting securities of the Company or any Company Subsidiary or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any Company Subsidiary, (B) any consolidation, business combination, merger or similar transaction involving the Company or any Company Subsidiary; (C) any sale, lease, exchange, transfer, license, acquisition or disposition of assets of the Company or any Company Subsidiary (including for this purpose the outstanding equity securities of the Company Subsidiaries) for consideration equal to fifteen percent (15%) or more of the aggregate fair market value of all of the outstanding shares of Company Common Stock on the date prior to the date hereof; or (D) any recapitalization, restructuring, liquidation or dissolution of the Company or any Company Subsidiary (any transaction or series of transactions referred to in clauses (A)-(D), an “Acquisition Proposal”). Except as provided in Section 5.2(b) or (b), from the date hereof until the earlier of the termination of this Agreement or the Effective Time, the Company shall not and shall not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants or other agents or those of any Company Subsidiary (collectively,

“Representatives”) to directly or indirectly (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any letter of intent, memorandum of understanding, agreement, option agreement or similar agreement or arrangement with respect to any Acquisition Proposal, (iii) participate, engage or assist in any manner in negotiations or discussions with, or provide any information or data to, any person (other than Parent or any of its affiliates or representatives) relating to any Acquisition Proposal or grant any waiver or release under any standstill or other agreement, or (iv) take any action to (A) other than as contemplated by this Agreement in connection with the Merger, render the Company Rights issued pursuant to the terms of the Company Rights Agreement inapplicable to an Acquisition Proposal or the transactions contemplated thereby, exempt or exclude any person from the definition of an Acquiring Person (as defined in the Company Rights Agreement) under the terms of the Company Rights Agreement or allow the Company Rights to expire prior to their expiration date or (B) exempt any person from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision) or otherwise cause such restrictions not to apply.
      (b) Notwithstanding the foregoing, prior to obtaining the Company Stockholder Approval, the Company may furnish information concerning its business, properties or assets to any person pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the confidentiality agreement, dated as of May 24, 2005 between Parent and the Company (the “Confidentiality Agreement”) (it being understood that such confidentiality agreement or any related agreement will not include any provision calling for an exclusive right to negotiate with the Company or having the effect of prohibiting the Company from satisfying its obligations under this Agreement, including this Section 5.2) and may negotiate and participate in discussions and negotiations with such person concerning an Acquisition Proposal if, but only if, (x) such Acquisition Proposal provides for consideration to be received by the holders of substantially all of the issued and outstanding shares of Company Common Stock (a “Takeover Proposal”); (y) such person has, in the absence of any violation of this Section 5.2 by the Company, submitted a bona fide written proposal to the Company relating to any such Takeover Proposal which the Board of Directors determines in good faith, after consultation with its financial advisor, involves, or is reasonably likely to lead to a proposal that involves, consideration to the holders of the shares of Company Common Stock that would be more favorable to the Company’s stockholders taking into account all of the terms and conditions of such proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation and the likelihood of consummation in light of all financing (which must be fully committed or reasonably determined to be available by the Board of Directors), regulatory, legal and other aspects of such proposal, and this Agreement (including any proposal to amend the terms of this Agreement), and (z) in the good faith opinion of the Company Board of Directors, after consultation with outside legal counsel, providing such information or access or engaging in such discussions or negotiations is or would reasonably likely to be in the best interests of the Company and its stockholders and is or would reasonably likely to be required in order for the Company Board of Directors to comply with its fiduciary duties to the Company’s stockholders under applicable Law (a Takeover Proposal which satisfies clauses (x), (y) and (z) being referred to herein as a “Superior Proposal”). The Company shall promptly, and in any event within 24 hours after receipt of such Superior Proposal, notify Parent (i) of such Superior Proposal, which notice shall include a copy of such Superior Proposal and identify the person making such Superior Proposal, (ii) upon receipt of any inquiries, proposals or offers received by, any request for information from, or any discussions or negotiations sought to be initiated or continued with, either the Company, or of the Company Subsidiaries or Representatives concerning an Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal and disclose the identity of the other party and the material terms of such inquiry, offer, proposal or request and, in the case of written materials, provide copies of such materials and (iii) provide Parent with copies of all materials provided by the Company to such party. The Company will keep Parent informed on a reasonably prompt basis of the status and details (including amendments and proposed amendments) of any such Superior Proposal or other inquiry, offer, proposal or request. The Company shall promptly, following a determination by the Company Board of Directors that a Takeover Proposal is a Superior Proposal, notify Parent of such determination.

      (c) Except as set forth herein, neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board of Directors of this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend any Acquisition Proposal or (iii) approve or recommend, or allow the Company or any Company Subsidiary, to enter into any letter of intent, memorandum of understanding, agreement, option agreement or similar agreement or arrangement with respect to any Acquisition Proposal (any of the actions described in clauses (i), (ii) or (iii), a “Subsequent Determination”). Notwithstanding the foregoing, prior to obtaining the Company Stockholder Approval: (A) in response to a Takeover Proposal that did not arise directly or indirectly from a material breach of this Section 5.2, the Company Board of Directors may, if it determines in good faith, after consultation with outside counsel, that the failure to take such action would be reasonably likely to result in a breach of the Company Board of Directors’ fiduciary duties to the Company’s stockholders under applicable Law, make a Subsequent Determination; provided, that the Company Board of Directors has determined in good faith that such Takeover Proposal constitutes a Superior Proposal and, in the case of an action described in clause (iii) of the definition of “Subsequent Determination,” (1) the Company has notified the Parent in writing of the determination that such Takeover Proposal constitutes a Superior Proposal and (2) at least five days following effective delivery of such notice to Parent, the Company Board of Directors has determined such Superior Proposal remains a Superior Proposal; and (B) in circumstances other than those described in (A) above, the Company Board of Directors may, if it determines in good faith, after consulting with outside counsel, that the failure to take such action would be reasonably likely to result in a breach of the Company Board of Directors’ fiduciary duties to the Company stockholders under applicable Law, take any of the actions described in clause (i) of the definition of “Subsequent Determination”; provided, that (1) the Company has notified Parent in writing that the Company Board of Directors is prepared to make the determination set forth in this clause (B) setting forth the reasons therefor in reasonable detail, and (2) at least five days following effective delivery of such notice to Parent, the Company Board of Directors remains prepared to make the determination described in this clause (B) after taking into account adjustments proposed by Parent to the terms and conditions of this Agreement, the Merger and the other transactions contemplated hereby. Any such withdrawal, modification or change of the recommendation of the Company Board of Directors, or recommendation or proposed recommendation of any Superior Proposal shall not change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other state Law to be inapplicable to the transactions contemplated by this Agreement, including the Merger. The Company shall not be entitled to enter into an agreement with respect to a Superior Proposal unless and until this Agreement is terminated in accordance with Section 8.1 of this Agreement and the Company has paid Parent all amounts due Parent pursuant to Section 8.2 of this Agreement.
      (d) Nothing contained in this Section 5.2 or any other provision hereof shall prohibit the Company or the Company Board of Directors (nor any committee thereof) from taking and disclosing to the Company’s stockholders a position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act; provided, however, that the Company Board of Directors (nor any committee thereof) shall not (i) (A) recommend that the stockholders of the Company tender their shares of Company Common Stock in connection with such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or (B) withdraw or modify its approval or recommendation of this Agreement and the Merger, unless in each case the requirements of Section 5.2(c) shall have been satisfied, or (ii) otherwise take, agree or resolve to take, any action prohibited by Section 5.2(c).
      5.3     WARN Act. Parent shall be responsible for any and all liability under the United States federal Worker Adjustment and Retraining Notification Act of 1988, any successor federal law, or any other applicable state plant closing, mass layoff or termination pay or notification law (collectively, the “WARN Act”) concerning layoffs or the closing or relocation of worksites or the like which arises out of or results from any termination of employment by Parent on or after the Closing Date.

      5.4     Employee Matters.
      (a) Except as provided in Section 5.4(a) of the Company Disclosure Schedule, until the first anniversary of the Effective Time (the “Benefits Continuation Period”), the Surviving Corporation shall pay or cause to be paid to each employee who continues as an employee of the Company, the Company Subsidiaries or the Surviving Corporation during the Benefits Continuation Period (the “Continuing Employees”) salary, wages, cash incentive opportunities, medical benefits and other welfare benefit plans programs and arrangements which are least comparable in the aggregate to those provided prior to the Closing Date, provided, that such comparable compensation need not include equity, provided, further, that with respect to Continuing Employees who are subject to employment agreements, the 2002 Change in Control Plan for Key Employees, the 2005 Change in Control Plan for Key Employees, compensation, benefits and payments shall be provided in accordance with such agreements, and the Surviving Corporation shall expressly assume such employment agreements (including change in control agreements), and fulfill all obligations thereunder. During the Benefits Continuation Period, the Surviving Corporation shall pay, subject to such terms and conditions as it shall establish, any such Continuing Employee whose employment is involuntarily terminated by the Parent, the Surviving Corporation or any of their Subsidiaries without cause an amount of severance pay in cash equal to the amount of cash severance pay that would have been payable to such Continuing Employee under the terms of the severance plan maintained by the Company and its Subsidiaries and applicable to such Continuing Employee immediately prior to the date of this Agreement. The foregoing provisions of this Section 5.4 shall not be construed or interpreted to restrict in any way the Surviving Corporation’s or Parent’s ability to amend, modify or terminate any Plan (including, without limitation, to change the entities who administer such Plans, or the manner in which such Plans are administered) to the extent not inconsistent with such foregoing restrictions or any other plan made available to the Continuing Employees or to terminate any person’s employment at any time or for any reason.
      (b) The Surviving Corporation shall (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Corporation that a Continuing Employee is eligible to participate in following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Effective Time under the relevant Plan in which such employee participated, (ii) provide each such Continuing Employee with credit for any co-payments and deductible paid prior to the Effective Time (to the same extent such credit was given under the analogous Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements and (iii) to the extent that any Continuing Employee is allowed to participate in any employee benefit plan of the Parent, the Surviving Corporation or any of their subsidiaries following the Effective Time, cause such plan to recognize the service of such Continuing Employee with the Company and the Company Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and benefit accrual (but not for benefit accrual under any defined benefit, retiree welfare or similar plan) to the extent of such service.
      (c) With respect to matters described in this Section 5.4, the Company will consult with Parent (and consider in good faith the advice of Parent) prior to sending any written notices or other communication materials (including, without limitation, any postings to any website) to its employees or former employees of the Company or any Company Subsidiary. Prior to the Effective Time, the Company shall provide Parent with reasonable access to such employees or former employees for purposes of Parent providing notices or other communication materials regarding Parent compensation and benefit plans and the matters described in this Section 5.4; provided, that such notices or other communication materials are approved in advance by the Company, which approval shall not be unreasonably withheld.
      Section 6     Additional Agreements
      6.1     Proxy Statement. The Company shall, as soon as practicable following the date hereof prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company, Parent and Sub shall use their reasonable best efforts to respond as promptly as practicable to any comments of the

SEC with respect thereto. The Company shall ensure that, at the time the Proxy Statement is filed with the SEC or mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting (as defined below), or at the time of any amendment or supplement thereof, the information (except for information furnished to the Company by or on behalf of Parent) contained in the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Parent shall ensure that, at the time the Proxy Statement is filed with the SEC or mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, or at the time of any amendment or supplement thereof, the information contained in the Proxy Statement and furnished to the Company by or on behalf of Parent (as indicated to the Company in writing) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with the SEC, but in no event later than five (5) days following the filing of the definitive Proxy Statement with the SEC. If at any time prior to receipt of the approval of this Agreement by the affirmative vote of the holders of Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or any other filing required in connection with the transactions contemplated hereby (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and, unless there has been a Subsequent Determination and termination in accordance with the termination provisions hereof, shall include in such document or response comments reasonably proposed by the other party. Subject to Section 5.2(c), the Proxy Statement shall contain a recommendation from the Company Board of Directors that the stockholders of the Company vote to adopt this Agreement.
      6.2     Meeting of Stockholders of the Company. The Company shall, as soon as practicable following the date hereof, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval and take all initial action to solicit approval of this Agreement. Subject to Section 5.2(c), to the fullest extent permitted by applicable Law, the Company’s Board of Directors (or any committee thereof) shall recommend adoption and approval of this Agreement and the Merger by the stockholders of the Company and include such recommendation in the Proxy Statement. Unless such recommendation shall have been modified or withdrawn in accordance with Section 5.2(c), the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the proposal to adopt and approve this Agreement and the Merger and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company that are required by the rules of The New York Stock Exchange or the DGCL.
      6.3     Access to Information. Prior to the Effective Time, the Company shall, and shall cause its Representatives to afford to Parent, its officers, employees, financial advisors, lenders, legal counsel, accountants and other advisors and representatives, to have such access to the books and records, assets, properties, employees, business and operations of the Company as is reasonably necessary or appropriate in connection with Parent’s investigation of the Company with respect to the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times during business hours upon reasonable advance notice and under reasonable circumstances so as to minimize disruption to or impairment of the Company’s business and the Company shall cooperate fully therein. No investigation by Parent (whether conducted prior to or after the date hereof) shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement. In order that Parent may have full opportunity to make such investigation, the Company shall furnish the representatives of Parent during such period with all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation. The information and documents so provided shall be subject to the terms of the Confidentiality Agreement.
      6.4     Public Disclosure. The initial press release concerning the Merger shall be a joint press release and, thereafter, so long as this Agreement is in effect, neither Parent, Sub nor the Company will disseminate any press release or other public announcement concerning the Merger or this Agreement or the other transactions contemplated by this Agreement (other than a press release or other announcement that primarily relates to a Superior Proposal) to any third party, except as may be required by Law or by any listing agreement with the New York Stock Exchange (“NYSE”), without the prior consent of each of the other parties hereto, which consent shall not be unreasonably withheld. The parties have agreed to the text of the joint press release announcing the execution of this Agreement. Notwithstanding the foregoing, without prior consent of the other parties, each party (a) may communicate information that is not confidential information of any other party with financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law and (b) may disseminate the information included in a press release or other document previously approved for external distribution by the other parties. Each party agrees to promptly make available to the other parties copies of any written communications made without prior consultation with the other parties.
      6.5     Regulatory Filings; Reasonable Efforts.
      (a) As promptly as practicable after the date hereof, each of Parent, Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity or any foreign labor organization or works council in connection with the Merger and the other transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act, which shall be made within twenty (20) days after the date of this Agreement, (ii) filings required by the merger notification or control Laws of any applicable jurisdiction, as reasonably requested by Parent, which must be made within twenty (20) days after such request by Parent, (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, (iv) any foreign labor organization or works council or (v) any other applicable Laws or rules and regulations of any Governmental Entity relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.5(a) to comply in all material respects with all applicable Laws and rules and regulations of any Governmental Entity.
      (b) Each of Parent, Sub, and the Company shall promptly supply the others with any information which may be reasonably required in order to make any filings or applications pursuant to Section 6.5(a).
      (c) Each of Parent, Sub and the Company will notify the others promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable Laws and rules and regulations of any Governmental Entity. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.5(a), Parent, Sub or the Company, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

      (d) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company, on the one hand, and Parent and Sub, on the other hand, agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including complying in all material respects with all applicable Laws and with all rules and regulations of any Governmental Entity and using its reasonable efforts to accomplish the following: (i) the causing of all of the conditions set forth in Section 7 to the other parties obligations to consummate the Merger to be satisfied and to consummate and make effective the Merger and the other transactions contemplated hereby, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, orders and authorizations from Governmental Entities required by it and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) required by it, (iii) the obtaining of all reasonably requested consents, approvals or waivers from third parties required by it, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, to which it is a party challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated hereby, and to carry out fully the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, use all reasonable efforts to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the other transactions contemplated hereby. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Parent and Sub shall use all reasonable efforts to take, or cause to be taken, all such necessary actions. Without limiting the foregoing, the parties shall request and shall use reasonable efforts to obtain early termination of the waiting period provided for in the HSR Act. Parent shall cause Sub to fulfill all Sub’s obligations under, and pursuant to, this Agreement. Nothing in this Agreement shall require Parent, the Surviving Corporation or any other subsidiary of Parent to sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, or agree or proffer to sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, or permit or agree to the sale, holding separate, licensing or other disposition of any assets of Parent, the Surviving Corporation or any other subsidiary of Parent or the Company, whether as a condition to obtaining any approval from, or to avoid potential litigation or administrative action by, a Governmental Entity or any other person or for any other reason. Until this Agreement is terminated in accordance with Section 8.1, Parent shall have the right to participate in the defense of any action, suit or proceeding instituted or threatened against the Company (or any of its directors or officers) before any court or governmental or regulatory body, to restrain, modify or prevent the consummation of the transactions contemplated hereby, or to seek damages or discovery in connection with such transactions.
      6.6     Notification of Certain Matters. Each party shall give prompt notice to the other parties of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty made by such party in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (ii) any condition set forth in Section 7 that is unsatisfied in any material respect at any time (except to the extent it refers to a specific date), and (iii) any material failure of such party or any of its representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties, the conditions to the obligations of the parties under this Agreement or the remedies available to the party receiving such notification.

      6.7     Director’s and Officers Indemnification and Insurance.
      (a) The certificate of incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the certificate of incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.
      (b) The Company shall, to the fullest extent permitted under applicable law or under the Company’s Certificate of Incorporation, by-laws or any applicable indemnification agreements and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and, after the Effective Time, the Parent shall, and shall cause the Surviving Corporation, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time. Any determination required to be made with respect to whether an Indemnified Party’s conduct complied with the standards set forth under Delaware law, the Company’s Certificate of Incorporation, by-laws or indemnification agreements, as the case may be, shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party.
      (c) Parent shall and shall cause the Surviving Corporation to honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company’s directors and officers existing at or before the Effective Time.
      (d) At or prior to the Effective Time, Parent shall obtain a “tail” insurance policy that provides coverage for the six years following the Effective Time comparable to the coverage provided under the Company’s directors and officers insurance policy in effect on the date hereof for the individuals who are directors and officers of the Company on the date hereof for events occurring prior to the Effective Time.
      (e) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties.
      6.8     New York Stock Exchange. Prior to the Closing Date, the Company shall take such actions as are necessary so that trading of Company Common Stock on the NYSE ceases at the close of regular trading on the trading day immediately preceding the day on which the Effective Time is expected to occur, unless the Effective Time is expected to occur after 4:30 p.m. Boston time, in which case, the Company will take such actions as are necessary on the trading day in which the Effective Time is expected to occur.
      6.9     Officers and Directors of Company Subsidiaries. At the request of the Parent, the Company shall take, or cause to be taken, the actions necessary so that the board of directors or comparable body of each Company Subsidiary will be replaced by individuals specified by Parent a reasonable time prior to the Effective Time, effective as of the Effective Time.
      6.10     Cooperation. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall, and shall cause each Company Subsidiary and each of its and their respective directors, officers and employees to supply to Parent’s lenders all agreements, documents, instruments, reports, financial information and statements, and other information regarding the Company and the Company Subsidiaries and the properties and assets of the Company and the Company Subsidiaries and the other activities of or related to any of the foregoing reasonably requested by them, provided, that each such lender has signed a confidentiality agreement reasonably acceptable to the Company.

      6.11     Tax Matters. Immediately prior to the Closing, the Company will take or cause to be taken the actions set forth on Section 6.11 of the Company Disclosure Schedule. Prior to the Closing Date, the Company will provide information to the Purchaser in connection with, and consult with the Purchaser with respect to, additional tax-related restructuring activities. The Company will use its commercially reasonable efforts to implement any additional restructuring activities that are (a) mutually acceptable to the Company and the Purchaser and (b) designed to maximize utilization of the Company’s accumulated net operating losses prior to the Closing.
      6.12     Organizational Documents of Company Subsidiaries. The Company shall use commercially reasonable efforts to obtain and deliver to Parent prior to the Closing Date the certificate of incorporation and by-laws or other organizational documents of each Company Subsidiary as presently in effect.
      6.13     Material Software. The Company shall use commercially reasonable efforts to deliver to Parent (i) an accurate and complete listing of all material software owned, licensed or used by the Company or any Company Subsidiary, other than (A) any embedded systems residing in, or controlling, any equipment or fixtures or (B) any commercial, off-the-shelf software and (ii) a list of all Owned Intellectual Property which the Company or any Company Subsidiary has licensed to other Persons (other than through customer agreements, purchase orders and other revenue earning Contracts entered into in the ordinary course).
      Section 7     Conditions Precedent to the Obligation of the Parties to Consummate the Merger
      7.1     Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or written waiver at or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Statutes; Court Orders. No statute, rule, executive order or regulation shall have been enacted, issued, entered or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or preliminary or permanent injunction of a court of competent jurisdiction, including any temporary restraining order, in effect preventing or prohibiting consummation of the Merger.

(c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and applicable foreign competition or merger control Laws shall have been terminated or shall have expired, and approvals under all foreign competition or merger control laws that are reasonably determined by Parent to be applicable to the Merger shall have been obtained.
      7.2     Additional Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate and effect the Merger shall be subject to the additional conditions, which may be waived in writing in whole or in part by Parent or Sub to the extent permitted by applicable Law, that:

(a) Representations, Warranties and Covenants. The representations and warranties of the Company contained in this Agreement, other than those set forth in Section 3.3 or which speak as of a particular date, shall have been and be true and correct as of the date of this Agreement and as of the Closing date as if made on and as of the Closing Date (disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect), except where the failure of any such representations and warranties to be so true and correct would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The representations and warranties of the Company contained in Section 3.3 shall have been and be true and correct other than de minimis variations as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date. The representations and warranties of the Company contained in this Agreement which speak of a particular date shall have been true and correct as of such date (disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect), except where the failure of any such representations and warranties to be so true and correct would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have delivered to Parent a certificate from its chief executive officer and chief financial officer, dated the Closing Date, to the foregoing effect.

(b) Corporate Certificates. The Company shall have delivered to the Parent a copy of the Certificate of Incorporation of the Company, as in effect immediately prior to the Closing Date, certified by the Delaware Secretary of State, and a certificate, as of the most recent practicable date, of the Delaware Secretary of State as to the good standing of the Company.

(c) Secretary’s Certificate. The Company shall have delivered to the Parent a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing this Agreement and all documents executed and delivered in connection herewith, (ii) a copy of the by-laws of the Company, as in effect from the date this Agreement was approved by the Company Board of Directors until the Closing Date, (iii) a copy of the resolutions of the Company Board of Directors authorizing and approving the applicable matters contemplated hereunder, and (iv) a copy of the votes of the Company Stockholder Approval.

(d) No Company Material Adverse Effect. Since the date hereof, there has not been any event, occurrence or change in facts or circumstances that has had, or is reasonably likely to have, a Company Material Adverse Effect.

(e) Dissenting Shares. Fewer than fifteen percent (15%) of the outstanding shares of Company Common Stock shall be Dissenting Shares.

(f) FIRPTA. The Company shall have delivered to Parent a certification satisfying the requirements of Section 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations.

(g) Pending Litigation. There shall not be pending any suit, action or proceeding by any Governmental Entity against the Company, any Company Subsidiary or any of their respective directors, officers or members, in each case that has a reasonable likelihood of success, challenging this Agreement or the transactions contemplated hereby, seeking to delay, restrain or prohibit the Merger, seeking to prohibit or impose material limitations on the ownership or operation of all or a portion of the operations or assets of the Company.

(h) Completion of Pre-Closing Tax Matters. The Company shall have taken or caused to be taken the actions described on Section 6.11 of the Company Disclosure Schedule.

      7.3     Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate and effect the Merger shall be subject to the additional conditions, which may be waived in writing in whole or in part by the Company to the extent permitted by applicable law, that:

(a) Representations, Warranties and Covenants. The representations and warranties of the Parent and Sub contained in this Agreement, other than those which speak as of a particular date, shall have been and be true and correct as of the date of this Agreement and as of the Closing date as if made on and as of the Closing Date (disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect), except where the failure of any such representations and warranties to be so true and correct would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. The representations and warranties of the Parent and Sub contained in this Agreement which speak of a particular date shall have been true and correct as of such date (disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect), except where the failure of any such representations and warranties to be so true and correct would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. The Parent and Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Parent and

Sub shall each have delivered to the Company a certificate from its chief executive officer and chief financial officer, dated the Closing Date, to the foregoing effect.

(b) Corporate Certificates. The Parent shall have delivered to the Company a copy of the Certificate of Incorporation of each of the Parent and the Sub, as in effect immediately prior to the Closing Date, certified by the Delaware Secretary of State, and a certificate, as of the most recent practicable date, of the Delaware Secretary of State as to the good standing of each of the Parent and Sub.

(c) Secretary’s Certificate. Each of the Parent and Sub shall have delivered to the Company a certificate of the Secretary of the Parent or the Sub, respectively, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Parent or Sub executing this Agreement and all documents executed and delivered in connection herewith, (ii) a copy of the by-laws of the Parent or Sub, as in effect from the date this Agreement was approved by the Parent Board of Directors until the Closing Date, (iii) a copy of the resolutions of the Parent or Sub Board of Directors authorizing and approving the applicable matters contemplated hereunder and (iv) a copy of the votes of the stockholders of Sub adopting this Agreement.

      Section 8     Termination, Amendment and Waiver
      8.1     Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Effective Time, whether before or after stockholder approval thereof:

(a) By mutual written consent of Parent and the Company authorized by the Board of Directors of Parent (the “Parent Board”) and the Company Board of Directors;

(b) By either Parent or the Company: (i) if a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling or taken any other action, or there shall exist any statute, rule or regulation, in each case restraining, enjoining or otherwise prohibiting (collectively, “Restraints”) the consummation of any of the transactions contemplated hereby; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) shall have used all reasonable efforts to prevent the entry of and to remove such Restraints; or (ii) if the Merger has not been consummated by March 15, 2006 (the “Termination Date”); provided, however, that (A) the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Merger to be consummated by such date and (B) the Termination Date for any termination pursuant to this Section 8.1(b)(ii) shall be extended by the number of days in excess of thirty (30) days that is required to obtain final SEC approval of the Proxy Statement (measured from the date of the first filing of the preliminary Proxy Statement with the SEC until the date the Proxy Statement is mailed to the Company’s stockholders), but not beyond April 15, 2006;

(c) By Parent if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of the Company set forth in this Agreement, which breach or inaccuracy has resulted or is reasonably likely to result in any condition set forth in Sections 7.1 or 7.2 not being satisfied (and such breach or inaccuracy has not been cured or such condition has not been satisfied within twenty (20) business days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within such period);

(d) By the Company if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Parent or Sub set forth in this Agreement which breach or inaccuracy has resulted or is reasonably likely to result in any condition set forth in Section 7.1 or 7.3 not being satisfied (and such breach or inaccuracy has not been cured or such condition has not been satisfied within twenty (20) business days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within such period);

(e) By Parent if (i) the Company Board of Directors (or any committee thereof) shall have (A) withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger, or publicly announced its intention to do so, or failed to recommend this Agreement or the Merger, (B) approved or recommended to the Company’s stockholders any proposal other than by Parent or Sub in respect of any Acquisition Proposal, or entered into or publicly announced its intention to enter into any agreement or agreement in principle in respect to any Acquisition Proposal, (C) made a Subsequent Determination, (D) failed to recommend against a tender or exchange offer related to an Acquisition Proposal in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, or (E) failed to reconfirm a recommendation to adopt and approve this Agreement and the Merger within five (5) days after Parent requests in writing that it do so; or (ii) the Company shall have violated or breached any of its obligations under Section 5.2;

(f) By the Company, at any time prior to the Company Stockholder Approval, if (i) the Company Board of Directors has made a Subsequent Determination in accordance with clause (A) of the second sentence of Section 5.2(c), (ii) the Company Board of Directors approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of a Superior Proposal and (iii) the Company pays the Parent the termination fee provided for in Section 8.2(d) concurrently with such termination and as a condition to such termination; or

(g) By either Parent or the Company, if upon a vote at a duly held meeting to obtain the Company Stockholder Approval at which a quorum is present, the Company Stockholder Approval is not obtained.

      8.2     Effect of Termination.
      (a) Any termination of this Agreement under Section 8.1 hereof will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto and, if then due, payment of the termination fee required pursuant to Section 8.2(d). In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become null and void and be of no further force or effect, and there shall be no liability on the part of Parent, Sub or the Company (or any of their respective directors, officers, employees, stockholders, agents or representatives), except as set forth in the last sentence of Section 6.3, Section 8 and Section 9, each of which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing herein (except as set forth in Section 8.2(e)) shall relieve any party from liability for fraud or the willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.
      (b) If Parent terminates this Agreement pursuant to (x) Section 8.1(c) and the Company Stockholders Meeting has not been held as of the date of such termination or the Closing has not occurred because one or more of the conditions set forth in Section 7.2 have not been satisfied as of the date of such termination or (y) Section 8.1(g), then the Company shall promptly following such termination, upon written request from Parent and receipt of reasonable substantiation therefor, reimburse Parent for all external and third party fees and expenses (including the reasonable fees and expenses of the Operations Group and the Legal Group of Gores Technology Group, LLC to the extent that such expenses are reasonably comparable to an independent third party’s fees and expenses) incurred by Parent in connection with the transactions contemplated by this Agreement, including without limitation reasonable fees and expenses of Parent’s legal counsel, accountants and financial advisors, commitment fees paid or payable by Parent to potential financing sources, and fees and expenses of potential financing sources that Parent is required to pay or reimburse, in an amount not to exceed $3,000,000.
      (c) If Parent or the Company terminates this Agreement pursuant to Section 8.1(g), and (i) if prior to the to the Company Stockholders Meeting an Acquisition Proposal is publicly announced or is otherwise communicated to the Company’s Board of Directors, and (ii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to an

“Acquisition Proposal,” the Company shall pay to Parent a termination fee of $15,000,000 no later than two (2) business days after the execution of such definitive agreement, provided, that solely for purposes of this Section 8.2(c), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 5.2(a), except that all references to fifteen percent (15%) shall be changed to fifty percent (50%).
      (d) If Parent terminates this Agreement pursuant to Section 8.1(e) on or prior to January 31, 2006, the Company shall promptly pay Parent a termination fee of $10,000,000 and, if Parent terminates this Agreement pursuant to Section 8.1(e) after January 31, 2006, the Company shall promptly pay Parent a termination fee of $15,000,000. If the Company terminates this Agreement pursuant to Section 8.1(f) on or prior to January 31, 2006, the Company shall, concurrently with and as a condition to such termination, pay Parent a termination fee of $10,000,000. If the Company terminates this Agreement pursuant to Section 8.1(f) after January 31, 2006, the Company shall, concurrently with and as a condition to such termination, pay Parent a termination fee of $15,000,000.
      (e) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d) as a result of a breach by Parent or Sub (i) of its respective obligation to effect the Closing pursuant to Section 1.2 hereof and satisfy its obligations under Article II including depositing (or causing to be deposited) with the Paying Agent sufficient funds to make all payments pursuant to Section 2.2(b) after all conditions set forth in Section 7 capable of satisfaction prior to the Closing have been satisfied or waived or (ii) of any other agreement or covenant of Parent or Sub hereunder before all conditions set forth in Section 7 capable of satisfaction prior to the Closing have been satisfied or waived, then Parent shall pay to the Company a fee of $15,000,000, no later than two (2) business days after such termination by the Company, provided, however, that in the case of a breach described in clause (ii) above, if the Parent provides written notice to the Company within such two-business-day period that it waives any condition to closing to the extent the failure of such condition to be satisfied is caused by the Parent’s breach alleged by the Company, then notwithstanding the purported termination, the Company’s termination notice will be null and void, this Agreement will not terminate and Parent shall not be required to pay the fee which it would otherwise be obligated to pay pursuant to this Section 8.2(e).
      (f) The Company and the Parent each acknowledge that the agreements contained in Sections 8.2(b), (c), and (d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent or the Company would not enter into this Agreement; accordingly, if the Company or Parent fails promptly to pay the amounts due pursuant to Sections 8.2(b), (c), or (d), respectively, and, in order to obtain such payment, the Company or Parent commences a suit which results in a final non-appealable judgment against the Parent or the Company, the Company or the Parent shall pay to Parent or the Company, as applicable, its reasonable attorneys’ fees and expenses actually incurred in connection with such suit, together with interest on the amount of the fee from the date such payment was required to be made until the date such payment is actually made.
      (g) Each of the Company and Parent (for itself and its affiliates) hereby agrees, that, upon any termination of this Agreement under circumstances where it is entitled to a termination fee and such termination fee is paid in full to the Company or Parent, except in the case of fraud or a willful and material breach by the Company or the Parent, as applicable, the Company or Parent and its affiliates shall be precluded from any other remedy against the Company or Parent and its affiliates, at law or in equity or otherwise, and neither the Company or Parent nor any of its affiliates may seek (and the Company or Parent shall cause its affiliates not to seek) to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or Parent or any of its respective directors, officers, employees, partners, managers, members, or stockholders in connection with this Agreement or the transactions contemplated hereby.
      8.3     Fees and Expenses. Except as otherwise expressly provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.
      8.4     Amendment. Subject to applicable Law and as otherwise provided in the Agreement, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, but after the approval of this Agreement by the stockholders of the Company, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
      8.5     Waiver. At any time prior to the Effective Time, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided, that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.
      Section 9     Miscellaneous
      9.1     No Survival. None of the representations and warranties contained herein shall survive the Effective Time.
      9.2     Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:
      (a) if to Parent or Sub, to:

Gores ENT Holdings, Inc.
ENT Acquisition Corp.
c/o The Gores Group
6260 Lookout Road
Boulder, Colorado 80301
Telephone: (303) 531-3100
Facsimile: (303) 531-3200
Attention: Chief Financial Officer

with copies to:

The Gores Group
10877 Wilshire Boulevard, 18th Floor
Los Angeles, California 90024
Telephone: (310 209-3010
Facsimile: (310) 443-2149
Attention: General Counsel

Bingham McCutchen LLP
600 Anton Blvd., 18th Floor
Costa Mesa, California 92626
Attn: James W. Loss, Esq.
Telephone: (714) 830-0600
Facsimile: (714) 830-0700
      (b) if to the Company, to:

Enterasys Networks, Inc.
50 Minuteman Road
Andover, MA 01810
Attn: General Counsel
Telephone: (978) 684-1000
Facsimile: (978) 684-1658

with a copy to:

Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
Attn: David A. Fine, Esq.
Telephone: (617) 951-7473
Facsimile: (617) 951-7050
Any party may by notice given in accordance with this Section 9.2 to the other parties designate another address or person for receipt of notices hereunder.
      9.3     Entire Agreement. This Agreement, including the documents and instruments referred to herein, contains the entire agreement among the parties with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, among the parties with respect thereto, other than the Confidentiality Agreement, which shall survive execution of this Agreement and any termination of this Agreement.
      9.4     Governing Law. This Agreement and all actions arising under or in connection therewith shall be governed by the performance of the transactions contemplated herein and obligations of the parties hereunder will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of Law principles.
      9.5     Binding Effect; No Assignment; No Third-Party Beneficiaries.
      (a) This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) to Parent and one or more wholly-owned subsidiaries of Parent, or (iii) to one or more wholly-owned subsidiaries of Parent (each, an “Assignee”). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
      (b) Other than Sections 5.4 and 6.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent, Sub and the Company and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
      9.6     Section Headings. The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.
      9.7     Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Facsimile signatures shall be acceptable and binding.
      9.8     Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.
      9.9     Submission to Jurisdiction; Waiver. Each of the Company, Parent and Sub irrevocably submits to the jurisdiction of any Delaware state court or any federal court sitting in the State of Delaware in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Delaware state or federal court. Each of the Company, Parent and Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Company, Parent and Sub waives, to the fullest extent permitted by applicable Laws, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.
      9.10     Enforcement. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, any other party shall be entitled to an injunction (without posting a bond or other undertaking) restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.
      9.11     Rules of Construction; Certain Definitions.
      (a) All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
      (b) For purposes of this Agreement, the term “Governmental Entity” shall mean any court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government.
      (c) For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
      9.12     No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.
      9.13     Assumption of Andover Lease. Effective at the Effective Time, the Surviving Corporation hereby unconditionally assumes the sublease, dated as of June 4, 1998, by and between Picturetel Corporation and the Company or a Company Subsidiary (originally entered into by Cabletron Systems Sales & Service, Inc., then a wholly owned subsidiary of the Company), and all of the Liabilities (as defined in the Sublease) of the Company and the Company Subsidiaries thereunder.
[Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first stated above.

ENTERASYS NETWORKS, INC.

By:	/s/ MARK ASLETT

Name: Mark Aslett
Title: Chief Executive Officer

GORES ENT HOLDINGS, INC.

By:	/s/ ALEC E. GORES

Name: Alec E. Gores
Title: Chairman

ENT ACQUISITION CORP.

By:	/s/ BRENT BRADLEY

Name: Brent Bradley
Title: Vice President

ANNEX B
[LETTERHEAD OF J.P. MORGAN SECURITIES INC.]
STRICTLY CONFIDENTIAL
November 11, 2005
The Board of Directors
Enterasys Networks, Inc.
50 Minuteman Road
Andover, Massachusetts 01810
Members of the Board of Directors:
      You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Enterasys Networks, Inc. (the “Company”) of the consideration to be received by such holders in the proposed merger (the “Merger”) of the Company with a wholly-owned subsidiary of Gores ENT Holdings, Inc. (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger, dated as of November 10, 2005 (the “Agreement”), among the Company, the Merger Partner and ENT Acquisition Corp. (the “Merger Subsidiary”), the Company, or its successor, will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury, shares of Company Common Stock owned by the Merger Partner or Merger Subsidiary, and any Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $13.92 per share in cash, without interest.
      In arriving at our opinion, we have (i) reviewed a draft dated November 4, 2005 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
      In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.
      In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or the Merger Partner or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, that the other transactions contemplated by the

B-1

Agreement will be consummated as described in the Agreement and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company.
      Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company Common Stock in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger.
      We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. From time to time, we and our affiliates have in the past provided financial advisory and other investment banking services to the Company for customary compensation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.
      On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be received by the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.
      This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
/s/ J.P. MORGAN SECURITIES INC.
J.P. MORGAN SECURITIES INC.

B-2

Annex C
SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262.	Appraisal rights.
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ENTNC-SPS-06

DETACH HERE
ENTERASYS NETWORKS, INC.
Proxy for the Special Meeting of Stockholders February 16, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Mark Aslett, Gerald M. Haines II and Richard Haak, Jr., and each of them, with full power of substitution, attorneys and proxies to represent the undersigned at the special meeting of stockholders of Enterasys Networks, Inc. to be held on February 16, 2006, at 10:00 a.m., local time, and at any adjournment or adjournments thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of and Proxy Statement for the meeting in accordance with the following instructions and with discretionary authority upon such other matters as may come before the meeting. All previous proxies are hereby revoked.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” BOTH PROPOSALS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR BOTH PROPOSALS AND AT THE DISCRETION OF THE PROXY ON ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.
PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
Please sign exactly as your name appears on the books of Enterasys Networks, Inc. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

ENTERASYS NETWORKS, INC.
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694
Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/ets
OR

Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.
Please register your vote by 5:00 p.m. on February 15, 2006 or sooner.
If you vote over the Internet or by telephone, please do not mail your card.
DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

Please mark
☑	votes as in
this example.
1.      To adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 11, 2005, among Enterasys Networks, Inc. (“Enterasys”), Gores ENT Holdings, Inc. and ENT Acquisition Corp.:

☐ FOR	☐ AGAINST	☐ ABSTAIN
2.      To permit Enterasys’ board of directors or its chairman, in its or his discretion, to adjourn or postpone the special meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the previous proposal:

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.      To act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.
THE BOARD OF DIRECTORS OF ENTERASYS RECOMMENDS A VOTE “FOR” THE PROPOSALS.
Mark box at right if an address change or comment has been noted on the reverse side of this card:     ☐
Please sign exactly as your name appears. Joint owners should each sign personally. If acting as attorney, executor, trustee, or in other representative capacity, sign name and title.
Signature:                                     Date:                                     Signature:                                     Date: